Exhibit 10.1
CONTRIBUTION AND FORMATION AGREEMENT
by and between
COUSINS PROPERTIES INCORPORATED and CP VENTURE
THREE LLC
and
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
May 2, 2006

Property	Location
The Avenue East Cobb	Cobb County, Georgia
The Avenue West Cobb	Cobb County, Georgia
The Avenue Peachtree City	Peachtree City, Georgia
The Avenue Viera	Viera, Florida
Viera MarketCenter	Viera, Florida

1. Definitions	2
2. Formation and Transfer Documentation	16
2.1 Closing Date	16
A. Acquisition by Cousins of Avenue Peachtree City Property	16
B. Participation Agreements (Peachtree City and Viera)	17
C. Venture Formation	17
D. Venture Five Formation	17
E. Venture Five Conveyance	18
F. Venture Six Formation	18
G. Contribution by Cousins; Obligations Unconditional	18
2.2 Closing Date	18
A. Closing Statement	18
B. Investment by Prudential	18
2.3 Notice To Proceed by Cousins	18
3. Prudential Investment and Prudential Additional Investment	19
3.1 Obligations of Prudential Unconditional	19
3.2 Initial Prudential Investment	19
3.3 Remainder of Prudential Investment	19
4. Prudential’s Due Diligence and Inspections	19
4.1 Delivery and Review of Property Documents	19
4.2 Inspection Rights	19
4.3 Inspection Indemnity	20
4.4 Title and Survey Examination	20
A. Title and Survey Objections	20
B. Cure of Title Matters	20
C. Prudential’s Right to Terminate	21
D. Pre-Closing ‘Gap’ Defects	21
E. Title Policy Approval	21
4.5 Notice To Proceed	21
4.6 Disclaimer of Warranties	22
4.7 As-Is Contribution	22

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5. Conditions to Closing	23
5.1 Of Prudential	23
A. Accuracy of Representations; No Default	23
B. Environmental Condition	23
C. ERISA	24
D. Title Updates	24
E. Approval by Prudential’s Investment Committees	24
F. Opinion of ERISA Counsel	24
5.2 Of Cousins	25
A. Accuracy of Representations; No Default	25
B. ERISA	25
C. Title Updates	25
D. Opinion Letter	25
E. Opinion of ERISA Counsel	25
6. Closing	25
7. Prorations, Credits and Closing Costs, and Post Closing Payment Obligations	26
7.1 Proration Items	26
A. Real Estate Taxes and Assessments	26
B. Rents	27
C. Security Deposits/Advance Rent	28
D. Utility Expenses and Payments; Other Operating Expenses	28
E. Utility Deposits	28
F. Service Contract Payments	28
G. Lease-Up Costs and Commissions	29
H. Ground Rent	30
I. Shell Completion Obligation	30
I. Other Adjustments	30
K. Repairs	31
L. Costs and Liabilities Related to Certain Representation Exceptions	31
7.2 Closing Statement and Schedules	31
7.3 Reproration after Closing Date	31
7.4 Cousins’ Closing Costs	32

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7.5 Prudential’s Closing Costs	32
8. Conveyances and Deliveries at Closing	32
8.1 Contribution Conveyance Agreements	32
A. Deed	32
B. Bill of Sale	32
C. Assignment of Leases	32
D. Assignment of Service Contracts, Warranties and Other Interests	33
E. Assignment of Ground Lease	33
F. Notices of Assignment and Assumption	33
G. Transfer of Permits and Approvals	33
H. Transfer Tax Declaration	34
I. License Agreement	34
J. Other Instruments	34
8.2 Cousins’ Other Deliveries	34
A. Ground Lease Estoppel	34
B. Lease Estoppels	34
C. Delivery of Keys and Property Documents	35
D. Intentionally Omitted	35
E. Affidavit of Title	35
F. Non-Imputation Affidavit and Endorsement	35
G. Evidence of Authority	35
H. Loan Assumption Documents	35
I. Existing Lender Estoppel	36
J. Reaffirmation	36
K. Intentionally Omitted	36
L. Closing Statement	36
M. Opinion of Cousins’ Counsel	36
N. Non-Foreign Affidavit	36
O. Georgia Residency Certificate	36
P. Intentionally Omitted	37
Q. Management and Leasing Agreement	37
Q. Landlord Estoppels	37

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S. Service Contract, Warranty and Title Estoppels	37
T. Master Lease and Right of First Offer	37
U. Arbor Lakes Agreements	37
U. Other Instruments	37
8.3 Prudential’s Deliveries	37
A. Closing Statement	37
B. Evidence Of Authority	37
C. Reaffirmation	38
D. Arbor Lakes Agreements	38
E. Opinion of Prudential’s Counsel	38
F. Other Instruments	38
8.4 Venture Five’s Deliveries	38
A. Assignment of Leases	38
B. Assignment of Service Contracts, Warranties and Other Interests	38
C. Master Lease and Right of First Offer	38
D. Loan Assumption Documents	38
E. Management and Leasing Agreement	38
F. Ground Lease Assignment	38
G. License Agreement	39
9. Representations and Warranties	39
9.1 Cousins’ Representations and Warranties	39
A. Space Leases	39
(i) Title	39
(ii) Rent	39
(iii) Rent Roll	39
(iv) Space Lease Defaults	39
(v) Guarantees of Space Leases	40
(vi) Copies of Space Leases and Commission Agreements	40
(vii) No Lease Offsets	40
(viii) Space Tenant Status	40
(ix) Leasing Commissions	40
B. Organization, Power and Authority	40

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C. No Other Leases or Occupancies	41
D. No Undisclosed Contracts	41
E. Defaults under Service Contracts	41
F. Accuracy of Operating Statements	41
G. No Violation of Land Use Requirements	42
H. Environmental Matters	42
(i) Existing Reports	42
(ii) No Known Litigation or Violation	42
(iii) Uses	42
(iv) No Asbestos; No PCBs	42
I. Condemnation Proceedings	42
J. Litigation Proceedings	42
K. Bankruptcy	43
L. Trade Name	43
M. ERISA	43
N. Ground Lease	43
O. Existing Indebtedness	44
P. Building Systems Hardware and Software	44
Q. Plans and Specifications and Soils Reports	44
R. Assessments	45
S. Insurance Violations	45
S. Knowledgeable Parties	45
9.2 Modifications, Reaffirmation at Closing	45
9.3 Survival	45
9.4 Remedies Prior To Closing	45
9.5 Cousins’ Representations Deemed Modified	45
9.6 Cousins’ Representations and Warranties	46
A. Organization, Power and Authority	46
B. No Bankruptcy	46
C. ERISA	46
D. Litigation Proceedings	47
E. Modifications; Reaffirmation at Closing	47
F. Survival	47

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10. Cousins’ Covenants	47
10.1 No Alteration of Title	47
10.2 Standard of Operation and Maintenance	47
10.3 Approved Space Leases and Modifications to Existing Space Leases	48
10.4 Service Contracts	48
10.5 Representations and Warranties	49
11. Notices	49
12. Casualty and Condemnation	51
12.1 Casualty	51
12.2 Condemnation	51
A. Material Condemnation	51
B. Closing After Condemnation	52
12.3 Casualty and Condemnation Cooperation	52
13. Brokers	52
14. Default and Remedies	52
14.1 Default on or Prior To Closing	52
14.2 Cure Periods for Default Subsequent to Closing	53
14.3 Default by Cousins or Prudential Subsequent to Closing; Liability and Limitation of Liability	53
16. General Provisions	55
15.1 Execution Necessary	55
15.2 Counterparts	55
15.3 Successors and Assigns	55
15.4 Entire Agreement	55
15.5 Time is of the Essence	55
15.6 Governing Law	56
15.7 Survival	56
15.8 Further Assurances	56
15.9 Exclusive Application	56
15.10 Partial Invalidity	56
15.11 Interpretation	56
15.12 Waiver Rights	57
15.13 No Implied Waiver	57
15.14 Attorney’s Fees	57

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15.15 Exhibits and Schedules	57
15.16 Confidentiality	57

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SCHEDULE OF EXHIBITS

EXHIBIT	TITLE
A.	Legal Description of Land
B.	Closing Delivery List
C.	Commission Agreements
D.	Cousins Estoppel Certificate
E.	Due Diligence Delivery List
F.	Existing Loan Documents
G.	Ground Lease
H.	License Agreement
I.	Management and Leasing Agreements:
-1: Management Agreement
-2: Leasing Agreement
J.	Schedule of Operating Statements
K.	Personal Property
L.	Plans and Specifications
M.	Record Exceptions
N.	Leasing Information:
-1: Rent Roll
-2: List of Space Leases
O.	Representation Exceptions Schedule
P.	Service Contracts
Q.	Soils Reports
R.	Survey Matters:
-1: Requirements
-2: Certification
S.	Surviving Commissions
T.	Tenant Estoppel Certificate Form
U.	Venture Agreement
V.	Venture Five Agreement
W.	Venture Six Agreement

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X.	Schedule of Outstanding Lease-Up Costs and Commissions
Y.	Expansions Descriptions:
-1: Avenue West Cobb
-2: Avenue Viera
Z.	Vacant Master Lease Suites
AA.	Deeds:
-1: Georgia
-2: Florida
-3: Quit Claim
BB.	Bill of Sale
CC.	Assignment and Assumption of Leases
DD.	Assignment of Service Contracts and Other Interests
EE.	Ground Lease Assignment
FF.	Notices of Transfer:
-1: To Space Tenants
-2: To Contract Parties
-3: To Title Parties
GG.	Ground Lease Estoppel
HH.	Affidavit of Title
II.	Non-Imputation Affidavit
JJ.	Loan Assumption Documents:
-1: Assumption Agreement
-2: Existing Lender Estoppel
KK.	Reaffirmation of Representations
LL.	Closing Statement
MM.	Non-Foreign Affidavit
NN.	Georgia Residency Certificate
OO.	Master Lease (Avenue Viera)
PP.	Arbor Lakes Agreements:
-1: Management Agreement
-2: Leasing Agreement
QQ.	Schedule of Subleases
RR.	Environmental Reports
SS.	Building System Hardware and Software
TT.	Approved Lease Drafts and Terms

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CONTRIBUTION AND FORMATION AGREEMENT
     THIS CONTRIBUTION AND FORMATION AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2006, by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“Cousins”), CP VENTURE THREE LLC, a Delaware limited liability company (“Other Owner”), as to the Property owned by Other Owner as shown on Schedule A attached hereto and made a part hereof, and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”).
R E C I T A L S:
     WHEREAS, Cousins and the Other Owner are the owners of the respective Properties (as hereinafter defined) identified beside their respective names on Schedule A attached hereto and made a part hereof, and of the respective tracts or parcels of land more particularly described on Schedule A-1 through Schedule A-5 attached to and made a part of said Exhibit A (the “Land”); and
     WHEREAS, the Properties and the Assets (as hereinafter defined) owned by Cousins (or the Other Owner) consist of retail properties located in Cobb County, Georgia, Peachtree City, Georgia and Viera, Florida; and,
     WHEREAS, Cousins and Prudential intend to form CP Venture IV Holdings LLC (the “Venture”), a to be formed Delaware limited liability company whose members shall be Cousins and Prudential; and
     WHEREAS, Cousins and Prudential intend to form CP Venture Five LLC (“Venture Five”), a to be formed Delaware limited liability company whose sole member shall be Venture, upon the terms and conditions hereinafter set forth; and
     WHEREAS, Cousins and Prudential intend to form CP Venture Six LLC (“Venture Six”), a to be formed Delaware limited liability company whose sole member shall be Venture, upon the terms and conditions hereinafter set forth; and
     WHEREAS, Cousins desires to contribute the Assets to Venture Five (or, as directed by Prudential, to the Subsidiary LLCs), upon the terms and conditions hereinafter set forth; and
     WHEREAS, Prudential desires to invest monies in Venture upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred Dollars ($100.00) and other good and valuable consideration in hand paid by Cousins to Prudential and by Prudential to Cousins upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of Cousins and Prudential, Prudential and Cousins hereby agree as follows:
Contribution Agreement

     1. Definitions. Wherever used in this Agreement, the following terms shall have the meanings set forth below:
     “Affiliate” shall mean, (a) as to Cousins, (i) a corporation, partnership, limited liability company, or other entity owned (in whole or in part) or controlled by Cousins, and (ii) a corporation, partnership, limited liability company, or other entity owning or controlling, or under common ownership or control with, Cousins, and (b) as to Prudential, (i) any investor (individually and collectively, the “Investor”) with respect to which Prudential or Prudential Real Estate Investors (“PREI”) is acting as an advisor or representing in connection with this Transaction, (ii) any of the officers, members or partners of Prudential or an Investor, (iii) a corporation, partnership, limited liability company, individual or other entity owned (in whole or in part) or controlled by Prudential, the Investor or any of the officers, members or partners of Prudential or the Investor, (iv) a corporation, partnership, limited liability company, individual or other entity owning or controlling, or under common ownership or control with, Prudential, the Investor or any of such other officers, members or partners of Prudential or the Investor.
     “Agreement” shall mean this Contribution and Formation Agreement between Cousins and Prudential with respect to the Assets.
     “Approved New Lease” shall mean a new lease for space with respect to the Assets which is approved or deemed approved by Prudential pursuant to the terms of Paragraph 10.3 hereof, or, any lease for space entered into after Closing by Venture Five (or any Subsidiary LLC, as applicable).
     “Approved New Tenant” shall mean a tenant under an Approved New Lease; collectively, all tenants under the Approved New Leases are referred to as the “Approved New Tenants”.
     “Appurtenances” is defined in the definition of Real Property.
     “Assets” shall mean all of the Properties in the aggregate, as described on Schedule A and Exhibit A attached hereto and made a part hereof; the Assets shall include, with respect to each Property, the Real Property, the Ground Lease, the Space Leases, the Tenant Deposits, the Service Contracts, the Personal Property, and the Other Interests applicable to each such Property.
     “AV Expansion” is defined in Section 7.1I.
     “Avenue East Cobb Property” shall mean the portion of the Land described on Schedule A-1 to Exhibit A, together with all Appurtenances thereto and all Improvements thereon.
     “Avenue Peachtree City Property” shall mean the portion of the Land described on Schedule A-3 to Exhibit A, together with all Appurtenances thereto and all Improvements thereon.
Contribution Agreement

     “Avenue Viera Property” shall mean the portion of the Land described on Schedule A-4 to Exhibit A, together with all Appurtenances thereto and all Improvements thereon.
     “Avenue West Cobb Property” shall mean the portion of the Land described on Schedule A-2 to Exhibit A, together with all Appurtenances thereto and all Improvements thereon.
     “AWC Expansion” is defined in Section 7.1I.
     “Building Systems” shall mean systems and facilities which are owned or leased by Cousins or the Other Owner, or pursuant to which Cousins or the Other Owner has an interest as a party to a Service Contract, and which are situated on the Land with respect to the Assets, including, but not limited to, elevators, security systems, HVAC, telephone facilities (including any cellular or digital facilities), cable or satellite television systems and broadcast facilities.
     “Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State of Georgia.
     “Closing” shall mean the consummation and closing of the Transaction.
     “Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline.
     “Closing Deadline” shall mean June 1, 2006, except that Prudential shall have the right to extend the Closing Deadline until that day which is the later of (a) ten (10) Business Days after Prudential’s receipt of the items set forth on the Due Diligence Delivery List, or (b) five (5) Business Days after Prudential’s receipt of the items set forth on the Closing Delivery List; but notwithstanding the foregoing, the Closing Deadline shall not be later than June 20, 2006.
     “Closing Delivery List” shall mean that list of documents attached hereto as Exhibit B and made a part hereof.
     “Closing Proration Time” shall mean as of 11:59 P.M. local New York, New York time on the day prior to the Closing Date, in which event the day of Closing shall belong to Venture Five (and the Subsidiary LLCs, as applicable).
     “Commissions” shall mean all leasing commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties under the Commission Agreements.
     “Commission Agreements” shall mean all obligations to pay all leasing commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties with respect to the Space Leases contained in a Space Lease or in the commission agreements described on Exhibit C hereof. Notwithstanding the foregoing, however, when the term “Commission Agreements” is used by implication in connection with a
Contribution Agreement

single Property, the term “Commission Agreements” shall be a reference only to the Commission Agreements applicable to such Property.
     “Concession” shall mean any discount, concession, “free rent”, payment, gift, allowance, promise, incentive, inducement or other agreement whereby any item or consideration of value (other than the right of occupancy of such Space Tenant’s demised premises) is granted to, extended to or provided to or for the benefit of any Space Tenant.
     “Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any conveyance in lieu thereof against any portion of the Assets.
     “Contribution Conveyance Agreements” shall mean all those deeds, assignments and instruments described in Paragraph 8.1 hereof evidencing and relating to the contribution and conveyance by Cousins (or the applicable Other Owner, as the case may be with respect to certain of the Properties owned by an Affiliate of Cousins) of the Assets to Venture Five (or the Subsidiary LLCs, as applicable).
     “Cousins” shall mean the entity referenced and defined in the first paragraph of this Agreement.
     “Cousins Estoppels” shall mean lease estoppel certificates in the form of Exhibit D executed by Cousins.
     “Cousins’ Express Representations and Warranties” is defined in Section 4.6.
     “Cousins’ Knowledge” shall mean the actual, as distinguished from implied, imputed or constructive, knowledge on the date that the representation or warranty is made, without inquiry or investigation or any duty to so inquire or investigate, of the following individuals: Craig Jones, Robert Jackson, Bill Bassett, David Nelson, Stephanie Hart, and Steve Yenser (the “Knowledgeable Parties”), and shall not be construed to refer to the knowledge of any other Cousins Related Party or to impose or have imposed upon the Knowledgeable Parties any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Prudential or the contents of files maintained by Cousins, any Affiliate of Cousins, any Cousins Related Party or the Knowledgeable Parties. There shall be no personal liability on the part of the Knowledgeable Parties arising out of any representations or warranties made herein.
     “Cousins’ Property Manager” shall mean Cousins or such other party or parties which has provided, or is now or hereafter providing, property management and/or leasing services with respect to the Assets, including any Affiliate of Cousins which provides any such services to or for the benefit of Cousins.
     “Cousins Related Parties” shall mean any partner, shareholder, officer, director, employee, agent, contractor, person or other representative acting or purporting to act on behalf of Cousins or any Affiliate of Cousins.
Contribution Agreement

     “Due Diligence Deadline” shall mean 11:59 P.M. local New York, New York time on May 23, 2006.
     “Due Diligence Delivery List” shall mean that list of documents attached hereto as Exhibit E and made a part hereof.
     “Environmental Matter” shall mean any issue related to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the treatment, storage or other handling of any Hazardous Substance, (iii) the placement of structures or materials into waters of the United States, or (iv) the presence of any Hazardous Substance in any building, structure or workplace.
     “Environmental Laws” shall mean any applicable local, state or federal law with respect to the release of Hazardous Substances, the regulation of the discharge of solid, liquid or gaseous waste into the environment or the placement of structures or materials into the waters of the United States, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, as amended (“RCRA”) 42 USC §6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; and any other applicable law or regulation.
     “Environmental Litigation” shall mean any claims, actions, suits, proceedings or investigations related to Environmental Matters with respect to the ownership, use, condition, or operation of the Assets in any court or before or by any federal, state or other governmental agency or private arbitration tribunal.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Existing Indebtedness” shall mean those certain loans evidenced by the Existing Loan Documents.
     “Existing Lender” shall mean, as to the Avenue East Cobb Property, TIAA/CREF.
     “Existing Loan Documents” shall mean the loan documents with respect to the Avenue East Cobb Property described on Exhibit F attached hereto and made a part hereof.
     “Ground Lease” shall mean that certain ground lease described on Exhibit G.
     “Hazardous Substance” shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable Environmental Law, together with (if not so defined by such Environmental Laws), petroleum, petroleum products, oil, PCBs and asbestos.
     “Improvements” shall mean the buildings, structures (surface and subsurface) and other improvements owned by Cousins (or the applicable Other Owner) now or hereafter situated on or
Contribution Agreement

attached to any parcel of the Land. Notwithstanding the foregoing, however, when the term “Improvements” is used by implication in connection with a single Property, the term “Improvements” shall be a reference only to the Improvements applicable to such Property.
     “Initial Prudential Venture Investment” is defined in Paragraph 3.1.
     “Knowledgeable Parties” is defined in the definition of Cousins’ Knowledge.
     “Land” shall mean those certain tracts or parcels of land, more particularly described on Schedule A-1 through Schedule A-5 to Exhibit A. Notwithstanding the foregoing, however, when the term “Land” is used by implication in connection with a single Property, the term “Land” shall be a reference only to the Land applicable to such Property. Notwithstanding the terms of this Agreement to the contrary, Cousins shall have the right to retain ownership of “Outparcel No. 9” in the Avenue Viera Property, which is described on Schedule A-6 to Exhibit A, in which event the contribution of Prudential would be reduced as provided in Schedule A.
     “Land Use Requirements” shall mean all deed restrictions and restrictive covenants contained in any Record Exception and all building codes, zoning restrictions and other law, ordinance or regulation affecting the Real Property or Improvements.
     “Lease-Up Costs” shall mean the costs of executing, delivering and complying with the initial construction and inducement obligations (relating to tenant occupancy, but not ongoing obligations, such as maintenance, operations or utilities) of the “landlord” or “lessor” under a Space Lease, which shall include, without limitation, the costs and expenses of (i) Tenant Improvements, (ii) legal fees for services in connection with the preparation and negotiation of documents and other services rendered in connection with the effectuation of the Space Lease transaction, and (iii) expenses incurred for the purpose of satisfying or terminating the obligations of a Space Tenant under a Space Lease to the landlord under another lease (whether or not such other lease covers space in the Assets), but which exclude the costs of all leasing Commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties with respect to the Space Leases, whether such agreements are contained in a Space Lease or in any separate Commission Agreement.
     “License Agreement” shall mean the License Agreement in the form attached hereto as Exhibit H to be executed by Cousins and Venture Five (and the Subsidiary LLCs, as applicable).
     “Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Assets of a monetary nature, other than the Existing Loan Documents.
     “Loss” shall mean any and all direct or indirect payments, obligations, actions or causes of action, assessments, losses, liabilities, costs and expenses, including, without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’
Contribution Agreement

fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.
     “Major Tenant” shall mean any Space Tenant leasing 10,000 square feet or more.
     “Management Agreement” shall mean, collectively, the Management Agreement, in the form attached hereto as Exhibit I-1 and made a part hereof, and the Leasing Agreement, in the form attached hereto as Exhibit I-2 and made a part hereof, to be executed by Cousins and Venture Five (or the Subsidiary LLCs, as applicable) with respect to the Assets.
     “New Lease Commissions” shall mean all leasing Commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties under the Approved New Leases.
     “New Lease-Up Costs” shall mean the costs of executing, delivering and complying with the initial construction and inducement obligations (relating to tenant occupancy, but not ongoing obligations, such as maintenance, operations or utilities) of the “landlord” or “lessor” under the Approved New Leases, which shall include, without limitation, the costs and expenses of (i) New Lease Tenant Improvements , (ii) legal fees for services in connection with the preparation and negotiation of documents and other services rendered in connection with the effectuation of the Approved New Lease transaction, and (iii) expenses incurred for the purpose of satisfying or terminating the obligations of an Approved New Tenant under an Approved New Lease to the landlord under another lease (whether or not such other lease covers space in the Assets), but which exclude New Lease Commissions.
     “New Lease Tenant Improvements” shall mean all construction work, repairs, improvements, equipment, painting, decorating, partitioning, and other work and obligations to satisfy the Approved New Tenant’s requirements with regard to initial occupancy under an Approved New Lease, which are required to be completed by and/or paid for by the “lessor” or “landlord” under the Approved New Lease, including payment of all construction allowances.
     “Operating Statements” shall mean the operating statements attached to or identified on Exhibit J hereof.
     “Other Documents” shall mean all documents, other than the Property Documents, relating to the ownership, operation, leasing, development and management of the Assets in the possession or control of Cousins or the Other Owner, including, but not limited to, (a) lease applications, and credit information for both signed and proposed Space Leases, (b) all of Cousins’ files relating to the original construction of the Improvements, replacements made to such Improvements, Tenant Improvements, and any additional improvements after construction, (c) all environmental assessments, tests, investigations and inspection reports, with respect to Hazardous Substances or Environmental Matters, together with all written communications and documents relating to such reports sent or received by Cousins, (d) all written communications and documents relating to all soils reports and engineering studies relating to the Assets, (e) all tenant prospect lists and other mailing lists which are directly related to the leasing and promotion of the Assets, (f) all other files and correspondence pertaining to the development,
Contribution Agreement

construction, operation, maintenance, leasing and management of the Assets, specifically including, but not limited to, all data contained in computer records with respect thereto (and, if and to the extent assignable and subject to any license agreements with respect thereto, all such computer records pertaining to the development, construction, operation, maintenance, leasing and management of the Assets being contributed, including the Building Systems, and the software and manuals with respect to the operation thereof, but expressly excluding software and manuals for the software operated on the Cousins’ network), all files concerning litigation relating to the Assets, and any items, instruments or documents comprising, documenting or relating to any of the Other Interests, and (g) all guaranties, work letter agreements, improvement agreements and other agreements with Space Tenants, subleases, default letters or notices, estoppel letters, rental adjustment notices, escalation notices and other correspondence in regard to the Space Leases, and other documents relating to the Space Leases and all credit reports and accounting records in regard thereto, together with all amendments to, modifications of, renewals and extensions thereof.
     “Other Interest” shall mean any other (without duplication of any interests described in any other definition set forth herein) interest of Cousins (or the applicable Other Owner) in and to the Real Property and the Improvements or pertaining thereto, including, without limitation, all of the right, title and interest of the Cousins in and to:
     (i) All Property Documents (and Other Documents, but without duplication of any other assignment or transfer hereunder);
     (ii) All entitlement of Cousins in and to any award to be made in exchange for any of Cousins’ interests in the Assets to be conveyed, including any award or payment to be made (a) for any taking in any Condemnation Proceeding of land lying in the bed of any street, road, highway or avenue, open or proposed, in front of or adjoining all or any part of the Land, (b) for damage to the Assets or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue, and (c) for any taking in a Condemnation Proceeding of any part of the Assets;
     (iii) Any name or trade name by which the Improvements or the Real Property or any part thereof may be known, if any, including, but not limited to the Project Name and all other fictitious names used on the date hereof in connection with the ownership and operation of the Assets and all registrations for such names, subject to the provisions of Paragraph 8.1 (I) of this Agreement regarding the names “Avenue” and “MarketCenter”;
     (iv) The right to the use of any telephone number located under the Project Name and the right to list telephone numbers under the Project Name ), subject to the provisions of Paragraph 8.1 (I) of this Agreement regarding the names “Avenue” and “MarketCenter”;
     (v) All entitlement of Cousins and the Other Owner in and to any casualty insurance proceeds due Cousins or the Other Owner with respect to the Assets arising after the date hereof less, however, (a) subject to part (b) below, the amount of any
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expenditures by Cousins and the Other Owner with respect to any such casualty, which shall be reimbursed to Cousins and the Other Owner from such casualty insurance proceeds, provided, however, that (b) Cousins or the Other Owner, as applicable, shall contribute to Venture Five the amount (but in no event greater than the amount of such casualty loss) which the insurer is entitled pursuant to the terms of the applicable insurance policy to deduct from the proceeds otherwise payable to Cousins on account of any such casualty loss occurring on or prior to the Closing Date as a deductible or coinsurance payment, as applicable, to the extent not theretofore paid to the insurer; and
     (vi) All of the right, title, interest, powers, privileges, benefits and options of Cousins and the Other Owner, or otherwise accruing to the owner of the Assets, in and to (i) any development rights (including the benefit of any impact fee payments previously made with respect to the Properties for the construction of the existing Improvements on the Properties, but excluding any impact fee credits remaining with respect to the Properties and/or any land in the vicinity of the Properties, all of which shall be retained by Cousins), allocations of development density or other similar rights allocated to or attributable to the Land or the Improvements, but excluding the Outparcel No. 9 Development Rights if Cousins retains title to Outparcel No. 9 in the Avenue Viera Property, and (ii) any utility capacity allocated to or attributable to the Land or the Improvements, whether the matters described in the preceding clauses (i) and (ii) arise under or pursuant to governmental requirements, administrative or formal action by governmental authorities, or agreement with governmental authorities or third parties.
Notwithstanding the foregoing, however, when the term “Other Interests” is used by implication in connection with a single Property, the term “Other Interests” shall be a reference only to the Other Interests applicable to such Property.
     “Other Owner” shall mean the entity referenced and defined in the first paragraph of this Agreement, which entity is an Affiliate of Cousins; as used herein, when the term “Other Owner” is used it shall be a reference only to the Property owned by such Other Owner.
     “Outparcel No. 9” is defined in the definition of Land.
     “Outparcel No. 9 Development Rights” is defined in Section 8.1(D).
     “Party” shall mean either Cousins (including, for this purpose, Other Owner) or Prudential, as the context may require.
     “Permits and Approvals” shall mean all licenses, certificates (including certificates of occupancy), consents, variances, waivers, authorizations, permits and similar approvals issued with respect to the construction, ownership, operation or occupancy of the Assets by governmental authorities having jurisdiction over the Assets (“Permits”) or by private parties or associations pursuant to any of the Permitted Title Exceptions or otherwise in connection with any Land Use Requirement (“Approvals”), but excluding any Permits and Approvals relating solely to Outparcel No. 9 in the Avenue Viera Property, if Cousins retains title to Outparcel No. 9 in the Avenue Viera Property. Notwithstanding the foregoing, however, when the term
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“Permits and Approvals” is used by implication in connection with a single Property, the term “Permits and Approvals” shall be a reference only to the Permits and Approvals applicable to the Improvements located on such Property.
     “Permitted Title Exceptions” shall mean the following:
     (a) The Space Leases and the Ground Lease.
     (b) All real estate taxes and assessments not yet due and payable as of the Closing Date.
     (c) The terms and conditions of all Permits and Approvals and all local, state and federal (if applicable) zoning and building laws, ordinances and regulations.
     (d) The Record Exceptions, including the Existing Loan Documents but excluding any Liens.
     (e) Any existing utility easements serving the Real Property.
     (f) The state of facts disclosed by the Surveys.
     “Personal Property” shall mean all personal property and fixtures owned by Cousins or the Other Owner and located on the Property and used or usable in connection with any present or future occupation or operation of all or any part of the Real Property or the Improvements or both, but excluding any personal property owned by Cousins which is located on the Property and used or usable by Cousins’ Property Manager in the provision of property management services to the Property (if any, the “Excluded Personal Property”), which personal property shall include (to the extent not constituting a portion of the Excluded Personal Property on the Property) all fixtures, furniture, furnishings, carpeting, draperies, fittings, equipment, machinery, apparatus, building materials, and wall partitions, appliances and articles, all Building Systems, building drawings, plans and specifications, sprinkler and well systems, electrical equipment, fire prevention and extinguishing apparatus, engineering, maintenance and housekeeping supplies and materials. An inventory of the Personal Property is shown on Exhibit K. Notwithstanding the foregoing, however, when the term “Personal Property” is used by implication in connection with a single Property, the term “Personal Property” shall be a reference only to the Personal Property applicable to the Improvements located on such Property.
     “Plan Assets Regulations” shall mean C.F.R § 2510.3-101, promulgated under ERISA.
     “Plans and Specifications” shall mean the schedule of plans and specifications for the Improvements set forth on Exhibit L hereof.
     “Project Name” shall mean Cousins’ and the Other Owner’s right, title, and interest, if any, in the names of each of the Properties set forth on Schedule A attached hereto and made a part hereof, subject to the provisions of Paragraph 8.1 (I) hereof regarding the names “Avenue” and “MarketCenter”. Notwithstanding the foregoing, however, when the term “Project Name” is
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used by implication in connection with a single Property, the term “Project Name” shall be a reference only to the Project Name applicable to the Improvements located on such Property.
     “Property” shall mean the Real Property, the Ground Lease, the Space Leases, the Tenant Deposits, the Service Contracts, the Personal Property and the Other Interests. Notwithstanding the foregoing, however, when the term “Property” is used by implication in connection with a single parcel or group of parcels of Land as identified in Schedule A-1 through Schedule A-5 of Exhibit A, the term “Property” shall be a reference only to such Property.
     “Property Documents” shall mean the following documents owned by Cousins or the Other Owner relating to the Assets [but in each case only to the extent such document is in the possession or control of Cousins or the Other Owner or Cousins’ Property Manager];
(1)	all leasing activity records, lease files and other records pertaining to the Space Tenants or any proposed tenants;

(2)	Cousins’ standard form of lease for the Assets;

(3)	the most recent real estate tax bills for each Property;

(4)	copies of Cousins’ existing owner’s title insurance policies, as endorsed;

(5)	copies of all title documents relating to the Assets (including all amendments and modifications thereto) and operating files related thereto, if any;

(6)	all existing surveys of the Assets;

(7)	all plans and specifications pertaining to the Assets;

(8)	all Warranties (or copies thereof if originals are unavailable);

(9)	all soils reports and engineering studies relating to the Assets and the Environmental Reports;

(10)	all Permits and Approvals (or copies thereof if originals are unavailable);

(11)	the current Rent Roll for each Property;

(12)	all catalogs, booklets, manuals, files, records, correspondence, leasing brochures and materials, advertising materials and other items which are directly related to the leasing and promotion of the Assets; and

(13)	the Operating Statements.
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Notwithstanding the foregoing, however, when the term “Property Documents” is used by implication in connection with a single Property, the term “Property Documents” shall be a reference only to the Property Documents applicable to such Property.
     “Prudential” shall mean the entity referenced and defined in the first paragraph of this Agreement.
     “Prudential Additional Investment” shall mean the investment by Prudential into Venture of an amount equal to the “Prudential Additional Contribution Amount” as defined in and determined by the Venture Agreement.
     “Prudential Express Representations and Warranties” shall mean the representations and warranties of Prudential set forth herein.
     “Prudential Investment” shall mean the investment by Prudential into Venture of an amount equal to (i) Three Hundred Thirty Eight Million Four Hundred Fifty Thousand Seventy Four and No/100 Dollars ($338,450,074.00) (such amount reflecting a deduction of $4,000,000.00 for a defeasance fee for the Existing Indebtedness with respect to the Avenue East Cobb Property), minus (ii) the unpaid principal balance of the Existing Indebtedness as of the Closing Date. The current balance of the Existing Indebtedness is $36,866,411.00.
     “Prudential’s Representatives” shall mean Prudential’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.
     “Real Estate Operating Company” shall mean a real estate operating company under the Plan Assets Regulations.
     “Real Property” shall mean the Land and the Improvements located thereon, including, without limitation, (a) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situate upon the Land, including, without limitation, signage rights and parking rights or agreements, all whether or not specifically referenced on Exhibit A, (b) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (c) all right, title and interest, if any, of Cousins in and to any and all strips and gores of land located on or adjacent to the Land, (d) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land, and (e) all rights to development of the Land granted by governmental entities having jurisdiction over the Land (except only as limited with respect to certain impact fee credits as set forth in the definition of Other Interests and except for the Outparcel No. 9 Development Rights if Cousins retains title to Outparcel No. 9 in the Avenue Viera Property) (collectively, the “Appurtenances”). Notwithstanding the foregoing, however, when the term “Real Property” is used by implication in connection with a single Property, the term “Real Property” shall be a reference only to the Real Property applicable to such Property.
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     “Record Exceptions” shall mean all instruments recorded in the real estate records of the County (or City, as the case may be) in which the Land is located which affect the status of title to the Real Property, including, but not limited to, those items described on Exhibit M.
     “Rent Roll” shall mean the rent rolls with respect to the Property set forth on Exhibit N-1, each of which show (a) the names of all Space Tenants, and (b) the portion of the Improvements and total number of square feet covered by each Space Lease.
     “Rental Payments” shall mean all payments received by or on behalf of Cousins or the Other Owner or Venture Five (or the Subsidiary LLCs, as applicable) from Space Tenants with respect to the Space Leases for items such as minimum or base rent, additional rent, percentage rent, termination or cancellation charges, reimbursement for real estate taxes, utilities, operating and maintenance expenses and insurance, as well as any other reimbursements or charges received thereunder.
     “Representation Exception Schedule” shall mean the exceptions to the representations and warranties of Cousins set forth on Exhibit O.
     “Service Contracts” shall mean the agreements listed on Exhibit P and made a part hereof. Notwithstanding the foregoing, however, when the term “Service Contracts” is used by implication in connection with a single Property, the term “Service Contracts” shall be a reference only to the Service Contracts applicable to the Improvements located on such Property.
     “Service Contract Estoppel” is defined as an estoppel certificate executed by each contractor party to a Service Contract which is not cancelable upon thirty (30) days after written notice from the owner of the Assets, which estoppel certificates shall be in the form reasonably approved by Prudential.
     “Service Contract Records” shall mean all operating files relating to the Service Contracts, including, but not limited to, all repair and maintenance files with respect to the Improvements and all Building Systems, including all operating manuals relating to the Building Systems and all data contained in software programs and manuals with respect to such installation, operation and maintenance.
     “Soils Reports” shall mean the soils reports and soils engineering studies, tests, and investigations for the Land set forth on Exhibit Q hereof.
     “Space Leases” shall mean the leases listed on Exhibit N-2 hereof, and any Approved New Leases that are entered into prior to Closing. Notwithstanding the foregoing, however, when the term “Space Leases” is used by implication in connection with a single Property, the term “Space Leases” shall be a reference only to the Space Leases applicable to such Property.
     “Space Tenant” shall mean a tenant under a Space Lease; collectively, all tenants under the Space Leases are referred to as the “Space Tenants”.
     “Subsidiary LLCs” is defined in Section 2.1(D).
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     “Survey” shall mean current as-built plats of survey of the Land prepared for and certified by a registered land surveyor licensed as such in the state in which the Property is located. The Surveys shall show the items set forth on Exhibit R-1, and include the certification set forth on Exhibit R-2.
     “Surviving Commissions” shall mean those Commissions listed on Exhibit S, which shall be the only leasing commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties with respect to the Space Leases, whether such agreements are contained in a Space Lease or in any separate commission agreement, that will be binding on Prudential or the Assets as of and after the Closing Date with respect to the Space Leases.
     “Tenant Deposits” shall mean all security deposits and other deposits made with respect to the Space Leases (including cleaning deposits, pet deposits and redecorating deposits).
     “Tenant Estoppels” shall mean the estoppel certificates executed by the Space Tenants.
     “Tenant Estoppel Certificate Form” shall mean the estoppel certificate in the form set forth on Exhibit T.
     “Tenant Estoppel Requirement” shall mean Tenant Estoppels executed by (i) the Major Tenants, and (ii) eighty percent (80%) of the remaining Space Tenants (and such percentage shall calculated on a rentable square footage basis of the Improvements so leased).
     “Tenant Improvements” shall mean all construction work, repairs, improvements, equipment, painting, decorating, partitioning, and other work and obligations to satisfy the Space Tenant’s requirements with regard to occupancy under the currently effective term (whether initial or renewal) of each Space Lease, which are required to be completed by and/or paid for by the “lessor” or “landlord” under the Space Lease, including payment of all construction allowances.
     “Title Commitment” shall mean, for each Property, the commitment of the Title Company to issue the Title Policy.
     “Title Company” shall mean First American Title Insurance Company, or such other title insurance company selected by Prudential to insure Venture Five’s (or, as applicable, the Subsidiary LLCs’) title to the Real Property.
     “Title Estoppel” is defined as an estoppel certificate executed by parties relating to Approvals or in connection with covenants, conditions and restrictions, reciprocal easement agreements encumbering the Assets, which estoppel certificates shall be in the form reasonably approved by Prudential.
     “Title Policy” shall mean, for each Property, the full coverage, standard, revised ALTA-1987 Owner’s Policy of Title Insurance, Form B issued by the Title Company in favor of
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Venture Five (or the applicable Subsidiary LLCs, in the applicable amounts) in the aggregate amount of the sum of the Prudential Investment and the maximum Prudential Additional Investment, and containing, unless prohibited by applicable statutes or regulations, the following endorsements: (a) ”same land as survey” (Survey legal matches title legal); (b) access (right of vehicular access over driveways); (c) land abuts physically open street; (d) separately assessed tax parcel; (e) owner’s comprehensive; (f) zoning (ALTA 3.1); (g) tax foreclosure subordinate to easement (if applicable); and (h) such other endorsements as are reasonably required by Prudential, including subdivision, non-imputation, street assessment (ALTA 1), Planned Unit Development (ALTA 5) if applicable, “fairway”, Deletion of Creditor’s Rights, and contiguity. The Title Policy shall insure as separate insured parcels any easement rights running to the benefit of the Assets, including, without limitation, easements for storm and sewer lines, storm drainage and detention, and other utilities which are required in connection with the operation of the Assets. If required by Prudential, the Title Policy shall include fully executed facultative reinsurance agreements with direct access from other title insurance companies for all amounts of liability under the Title Policy in excess of such amounts as Prudential shall determine prior to Closing.
     “Transaction” shall mean the contribution and formation transaction contemplated by this Agreement.
     “UCC Certifications” shall mean Uniform Commercial Code and other relevant searches from the State and County (or City, as the case may be) in which the Land is located, and in which each of Cousins and Other Owner maintains its chief executive office or its principal business office.
     “Venture” shall mean CP Venture IV Holdings LLC, a to be formed Delaware limited liability company to be owned by Cousins and Prudential as the sole members thereof pursuant to the Venture Agreement.
     “Venture Agreement” is defined in Paragraph 2.1(C).
     “Venture Capital Operating Company” shall mean a venture capital operating company under the Plan Assets Regulations.
     “Venture Five” shall mean CP Venture Five LLC, a to be formed Delaware limited liability company to be wholly owned by Venture pursuant to the Venture Five Agreement.
     “Venture Five Agreement” is defined in Paragraph 2.1(D).
     “Venture Five Contribution Documents” shall mean the conveyance documents to be executed and/or delivered by Cousins or the Other Owner pursuant to Paragraph 8.
     “Venture Six” shall mean CP Venture Six LLC, a to be formed Delaware limited liability company to be owned by Venture pursuant to the Venture Six Agreement.
     “Venture Six Agreement” is defined in Paragraph 2.1(F).
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     “Viera MarketCenter Property” shall mean the portion of the Land described on Schedule A-5 to Exhibit A, together with all Appurtenances thereto and all Improvements thereon.
     “Warranties” shall mean each and every now existing and outstanding bond and warranty concerning the Real Property, the Improvements located thereon or the Personal Property, including, but not limited to, any and all bonds and warranties, if any, now or hereafter in effect, arising out of, made, given or issued, whether express or implied, in conjunction with any construction contracts and any other contracts between Cousins (or any predecessors in title of Cousins) and any third party relative to the construction, operation and/or maintenance of the Improvements on the Real Property or related to the Personal Property, or otherwise arising out of, made, given or issued by any such third party under each of the construction contracts (or by a subcontractor performing any of the work which inures to the benefit of Cousins), all in conjunction with the construction, operation and/or maintenance of the Improvements made pursuant to the construction contracts, or arising out of, made, given or issued, by manufacturers or suppliers, in conjunction with the Improvements or the Personal Property, together with all claims in contract or quasi-contract and any similar chose-in-action arising out of or resulting therefrom; the Warranties shall include, without limitation, any roofing, air conditioning, heating, elevator or other bond or warranty relating to construction of the Improvements, subject to any applicable express limitations contained in each such bond or warranty. Notwithstanding the foregoing, however, when the term “Warranties” is used by implication in connection with a single Property, the term “Warranties” shall be a reference only to the Warranties applicable to the Improvements located on such Property.
     “Warranty Estoppel” is defined as an estoppel certificate executed by each warrantor or guarantor under a Warranty, which estoppel certificates shall be in the form reasonably approved by Prudential.
     2. Formation and Transfer Documentation. The formation of Venture Five, Venture and Venture Six, and the investment of the Prudential Investment and the contribution of the Assets by Cousins shall be upon the following terms and conditions.
          2.1 Closing Date. On the Closing Date, the following actions shall occur in the following order:
               A. Acquisition by Cousins of Avenue Peachtree City Property. Cousins shall purchase the indirect interests of Prudential in the Avenue Peachtree City Property for a price equal to the aggregate amount of proceeds that would be distributed to Prudential if the Avenue Peachtree City Property was sold for $57,250,000.00 and such amount, after reduction for all project liabilities, including the Fickling Participation Agreement (as defined in Section 2.1B) in an agreed amount to be determined prior to the Due Diligence Deadline (with Cousins to propose the amounts within five (5) Business Days after the date hereof), were distributed as of the Closing Date to the members of CP Venture Three LLC
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and the members of CP Venture LLC as “Capital Proceeds” and as “Development Activity Capital Proceeds” in accordance with the limited liability company operating agreements of CP Venture Three LLC and of CP Venture LLC (respectively, the “CP Venture III Agreement” and the “CP Venture I Agreement”). Cousins and Prudential, as the sole members of CP Venture, LLC, and Prudential as a member of CP Venture Three, (i) hereby consent to the transaction described in this clause A, and (ii) agree at Closing to amend, as necessary, the CP Venture I Agreement and the CP Venture III Agreement to reflect such transaction.
               B. Participation Agreements (Peachtree City and Viera). Cousins has provided Prudential with copies of (i) that certain Project Participation Agreement dated February 28, 2000 between CP Venture Three LLC and Fickling & Company, Inc. (the “Fickling Participation Agreement”), and (ii) that certain Project Participation Agreement dated October 27, 2003 between Cousins and Matthew Holdings LLC, as amended by First Amendment to Project Participation Agreement dated January 1, 2006 (collectively, the “Matthew Participation Agreement”). Neither Prudential, Venture nor Venture Five shall have, or assume, any obligations under the Fickling Participation Agreement or the Matthew Participation Agreement and Cousins shall remain solely responsible for all obligations thereunder (including, but not limited to, any obligations that might otherwise be incurred by Prudential on account of its investment interest in Other Owner). At Closing, CP Venture Three LLC shall assign to Cousins, and Cousins shall assume, the obligations of CP Venture Three LLC under the Fickling Participation Agreement, and, in addition, if reasonably required by Prudential (such requirement to be requested prior to the Due Diligence Deadline by delivery of any such proposed agreement for review and approval by Cousins), Cousins shall enter into an agreement with Venture, Venture Five and Prudential with respect to the ongoing performance of Cousins under the Fickling Participation Agreement and the Matthew Participation Agreement and shall indemnify and agree to hold Prudential, Venture and Venture Five harmless from and against any Loss arising under or with respect to, or any claims by Fickling or Matthew or any other party, under the Fickling Participation Agreement and the Matthew Participation Agreement, respectively. This provision shall expressly survive the Closing.
               C. Venture Formation. Cousins and Prudential shall enter into an Operating Agreement (the “Venture Agreement”) for Venture in the form attached hereto as Exhibit U, which Venture Agreement shall be the governing agreement for Venture. In connection therewith, Cousins and Prudential shall execute and file all other agreements, instruments and filings deemed necessary or desirable to secure Venture’s compliance with all applicable laws, including a Certificate of Formation filed with the Secretary of State of the State of Delaware and such local filings as Prudential and Cousins may deem necessary or desirable.
               D. Venture Five Formation. Venture shall enter into an Operating Agreement (the “Venture Five Agreement”) for Venture Five in the form attached hereto as Exhibit V, which Venture Five Agreement shall be the governing agreement for Venture Five. In connection therewith, Venture shall execute and file all other agreements, instruments and filings deemed necessary or desirable to secure Venture Five’s compliance with all applicable laws, including a Certificate of Formation filed with the Secretary of State of the State of Delaware and such local filings as Prudential and Cousins may deem necessary or desirable. If desired by Prudential, Venture Five shall form five (5) Delaware limited liability companies (the “Subsidiary LLCs”), of which Venture Five shall be the sole member, to hold title to each of the five (5) Properties. In connection therewith, Venture Five shall execute and file all other
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agreements, instruments and filings deemed necessary or desirable to secure the compliance by the Subsidiary LLCs with all applicable laws, including Certificates of Formation filed with the Secretary of State of the State of Delaware and such local filings as Prudential and Cousins shall deem necessary or desirable.
               E. Venture Five Conveyance. Cousins shall convey all of Cousins’ right, title and interest in and to the Assets into Venture Five (or the Subsidiary LLCs, as applicable) by the Venture Five Contribution Conveyance Documents, and Venture Five (or the Subsidiary LLCs, as applicable) shall acquire fee simple title to the Assets, subject to the Permitted Title Exceptions. Cousins agrees to cause those of the Assets which are owned by the Other Owner to be conveyed to Venture Five (or the applicable Subsidiary LLC) at the Closing simultaneous with the conveyance by Cousins to Venture Five (or the applicable Subsidiary LLC) of those of the Assets which are owned by Cousins.
               F. Venture Six Formation. Venture shall enter into an Operating Agreement (the “Venture Six Agreement”) for Venture Six in the form attached hereto as Exhibit W, which Venture Six Agreement shall be the governing agreement for Venture Six. In connection therewith, Venture shall execute and file all other agreements, instruments and filings deemed necessary or desirable to secure Venture Six’s compliance with all applicable laws, including a Certificate of Formation filed with the Secretary of State of the State of Delaware and such local filings as Prudential and Cousins may deem necessary or desirable.
               G. Contribution by Cousins; Obligations Unconditional. Subject to Section 2.3 and the satisfaction of any conditions to Closing, on the Closing Date, Cousins’ obligation to transfer the Assets to Venture Five (or the Subsidiary LLCs, as applicable) shall be absolute, unconditional, and irrevocable as of the Closing Date.
          2.2 Closing Date. On the Closing Date, the following actions shall occur in the following order:
               A. Closing Statement. Cousins and Prudential shall execute the Closing Statement.
               B. Investment by Prudential. Simultaneous with the conveyance by of the Assets to Venture Five, Prudential shall make the Prudential Investment in Venture pursuant to the terms of Paragraph 3 hereof.
          2.3 Notice To Proceed by Cousins. If, at or prior to the Due Diligence Deadline, Cousins has not delivered to Prudential a notice to proceed as set forth in the following sentence, then Cousins shall have terminated this Agreement, in which event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Cousins determines, in Cousins’ sole and absolute discretion, to proceed with the Transaction and not terminate this Agreement pursuant to this Paragraph 2.3, Cousins shall deliver a notice to proceed by written notice to Prudential sent on or before the Due Diligence Deadline. If Cousins shall have delivered to Prudential a notice to proceed, Cousins shall be
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deemed to have agreed to consummate the transaction pursuant to the terms hereof (subject to Prudential’s compliance with the representations, warranties and covenants of this Agreement, the conditions set forth in this Agreement, and any conditions set forth in the notice to proceed which are then accepted by Prudential in a modification of this Agreement) and Cousins shall thereafter have no right to terminate this Agreement as provided in this Paragraph 2.3.
     3. Prudential Investment and Prudential Additional Investment. The Prudential Investment and Prudential Additional Investment shall be due and payable as follows:
          3.1 Obligations of Prudential Unconditional. Subject to Section 4.5 and the satisfaction of any conditions to Closing, on the Closing Date, (a) Prudential’s obligation to make the initial portion of the Prudential Investment in the amount of $100,000,000.00 to Venture (the “Initial Prudential Venture Investment”) pursuant to the terms of this Agreement and the Venture Agreement shall be absolute, unconditional and irrevocable, without credit and without offset or delay, (b) Prudential’s obligation to make the remainder of the Prudential Investment pursuant to the terms of the Venture Agreement shall be absolute, unconditional and irrevocable in accordance with the terms thereof, and (c) Prudential’s obligation to make any Prudential Additional Investment pursuant to the terms of the Venture Agreement shall be absolute, unconditional and irrevocable in accordance with the terms thereof, but subject only to the terms defining such Prudential Additional Investment and the terms of payment thereof.
          3.2 Initial Prudential Investment. On the Closing Date, Prudential shall pay to Venture the Initial Prudential Venture Investment in cash by federal reserve bank wire transfer to such account and bank as Venture shall designate in writing to Prudential at or prior to Closing.
          3.3 Remainder of Prudential Investment. The remainder of the Prudential Investment shall be contributed by Prudential in accordance with the Venture Agreement.
     4. Prudential’s Due Diligence and Inspections.
          4.1 Delivery and Review of Property Documents. Cousins has made available, and shall continue to make available, to Prudential copies of the Property Documents and such other documents relating to the Assets as Prudential shall reasonably require and shall make originals of the Property Documents and such other documents relating to the Assets as Prudential shall reasonably require available to Prudential for its inspection. To the extent that any Property Documents are updated or that any other documents material to the use, operation, maintenance, occupancy or ownership of the Assets are created or received by Cousins, Cousins shall deliver such items to Prudential promptly after such items become available.
          4.2 Inspection Rights. Until Closing, Cousins shall provide Prudential and Prudential’s Representatives with access to the Property at all reasonable times during business hours with the right and license to investigate the feasibility and desirability of consummating the Transaction, and, subject to the rights of Space Tenants, inspect the Property and make such studies, audits, inspections, tests, appraisals, copies, surveys and verifications as Prudential considers necessary with respect to the Property and the Transaction, including, but not limited
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to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Prudential requires, tests and assessments with respect to Environmental Matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, interviews of Space Tenants, and verification of all information made or to be made available to Prudential with respect to the Property. Prudential shall give twenty-four (24) hours prior notice by telephone to David Nelson at (770) 303-2875 prior to entering the any portion of the Property for any physical testing or interviews, and Cousins shall have the right to have a representative of Cousins present during any such entry upon the Property by Prudential or Prudential’s Representatives.
          4.3 Inspection Indemnity. Prudential agrees that it will indemnify and hold harmless Cousins and the Other Owner from and against any and all loss, cost or expenses (including reasonable attorneys’ fees) arising from any wrongful or negligent acts or omissions in the conduct of the inspection activities by Prudential, its Affiliates and their respective employees, agents and contractors, including, but not limited to, any failure to pay any such agents and contractors or to remove any liens filed by such parties, or any failure to restore and repair any damage to the Assets during such inspection; provided, however, that Prudential shall not have any liability for mere discovery of facts that may trigger obligations of Cousins. This indemnity by Prudential shall expressly survive any termination of this Agreement and the Closing.
          4.4 Title and Survey Examination.
          A. Title and Survey Objections. Prudential shall have until the Due Diligence Deadline to notify Cousins in writing of any defects in title (including any Record Exceptions which are not acceptable to Prudential in the exercise of its reasonable judgment) or survey (including the description of the Land) which may be revealed by Prudential’s examinations thereof; any such notice shall reference the Title Commitment and Survey and any other materials which evidence or disclose such objections to title. If Prudential fails to notify Cousins on or before the Due Diligence Deadline, then, notwithstanding any other provisions set forth herein, such failure to notify Cousins shall constitute a waiver of such right to object to such matters existing as of the effective date of the Title Commitment to the extent that the same are shown on the Title Commitment, UCC Examinations, or Survey, as applicable; but Cousins shall nevertheless have the obligation to remove and cure at or prior to Closing any and all Liens which do not constitute Permitted Title Exceptions, unless the same arise by, through or under Prudential.
          B. Cure of Title Matters. If Prudential has notified Cousins in writing of any defects in title or survey as set forth above, Cousins shall have the right, but not the obligation (unless otherwise expressly set forth below in this subparagraph), until the Closing Date within which to cure any such defects in title; provided however, that Cousins shall not be under any obligation to pay any amounts or to bring any action or proceeding or to otherwise incur any expense in order to effect cure of any such defect in title, except that Cousins shall have an obligation to pay any amount, without limitation thereon, due in satisfaction of any Lien which does not constitute a Permitted Title Exception (or to bond off such Lien, if such action shall remove such Lien as an exception to title to the Property). Prudential may effect cure of any
Contribution Agreement

Liens at Closing by payment from the proceeds otherwise constituting the Prudential Investment.
          C. Prudential’s Right To Terminate. If any such defect in title of which Cousins has been so notified on a timely basis is not so cured on or before the Closing Date, then Prudential may terminate this Agreement by written notice to Cousins at or prior to Closing, in which event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
          D. Pre-Closing “Gap” Defects. Whether or not Prudential shall have furnished to Cousins any notice of defects in title pursuant to the foregoing provisions of this Agreement, Prudential may at or prior to Closing notify Cousins in writing of any defects in title arising between the effective date of the applicable Title Commitment obtained by Prudential as of the Due Diligence Deadline and the Closing Date; with respect to any defects in title set forth in such notice, Prudential shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Prudential on or before the Due Diligence Deadline and Cousins shall have the same rights and obligations to cure the same at or prior to Closing. If necessary, the date for Closing shall be automatically extended (by not more than five (5) days) to allow Cousins to cure such pre-closing “gap” defects.
          E. Title Policy Approval. At Closing, the Title Company shall issue to Venture Five (or the Subsidiary LLCs, as applicable) the Title Policy, in the amounts set forth on Schedule A, insuring that fee simple title to the Real Property (or, as applicable with respect to that portion of the Avenue Peachtree City Property subject to the Ground Lease, leasehold title) and fee simple title to the Improvements is vested in Venture Five (or the Subsidiary LLCs, as applicable), subject only to the Permitted Title Exceptions. After approval of the form of the Title Policy (or, as applicable, form of “marked” Title Commitment) by Prudential on or prior to the Due Diligence Deadline, and cure of any title or survey matters pursuant to the preceding paragraphs of this Section 4.4, Prudential shall be entitled to request that the Title Company provide such further endorsements (or amendments) to the Owner’s Title Policy as Prudential may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Cousins, (b) Prudential’s obligations under this Agreement shall not be conditioned upon Prudential’s ability to obtain such endorsements, and, if Prudential is unable to obtain such endorsements, Prudential shall nevertheless be obligated to proceed to close the Transaction, and (c) the Closing shall not be delayed as a result of Prudential’s request.
          4.5 Notice To Proceed. If, at or prior to the Due Diligence Deadline, Prudential has not delivered to Cousins a notice to proceed as set forth in the following sentence, then Prudential shall have terminated this Agreement, in which event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Prudential determines, in Prudential’s sole and absolute discretion, to proceed with the Transaction and not terminate this Agreement pursuant to this Paragraph 4.5, Prudential shall deliver a notice to proceed by written notice to Cousins sent on or before the Due Diligence
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Deadline. If Prudential shall have delivered to Cousins a notice to proceed, Prudential shall be deemed to have agreed to consummate the transaction pursuant to the terms hereof and accepted the condition of the Property (subject to Cousins’s compliance with the representations, warranties and covenants of this Agreement, the conditions set forth in this Agreement, and any conditions set forth in the notice to proceed which are then accepted by Cousins in a modification of this Agreement) and shall thereafter have no right to terminate this Agreement as provided in this Paragraph 4.5.
          4.6 Disclaimer of Warranties. Except for the representations and warranties expressly set forth herein or in the Contribution Conveyance Agreements (collectively, “Cousins’ Express Representations and Warranties”), Prudential expressly acknowledges and agrees that Cousins has not made and shall not make any representation or warranty, express or implied, of any kind or nature whatsoever with respect to the Assets, and any and all such representations and/or warranties (except for Cousins’ Express Representations and Warranties) are hereby disclaimed. To the extent that Cousins has provided to Prudential any documents, reports, studies, materials, information or data relating to the Assets, including, without limitation, the Commission Agreements, the Existing Loan Documents, the Environmental Reports, the Ground Lease, the Operating Statements, the Property Documents, the Rent Roll, the Service Contracts, the Space Leases, the Warranties and any other items on the Due Diligence Delivery List (collectively, “Due Diligence Materials”) to assist Prudential with its inspection of and due diligence with respect to the Assets, Prudential acknowledges and agrees that, except for Cousins’ Express Representations and Warranties, Cousins makes no (and hereby disclaims any) representation or warranty, express or implied, of any kind or nature whatsoever with respect to the accuracy, completeness, methodology of preparation or otherwise concerning the contents of the Due Diligence Materials. Without limiting the generality of the foregoing, except for Cousins’ Express Representations and Warranties, Cousins makes, and shall make, no express or implied warranty as to matters of title (other than the limited warranty of title set forth in the limited and/or special warranty deeds to be delivered at Closing), zoning, tax consequences, physical or environmental conditions, compliance with laws (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any Hazardous Materials or any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, the expense of operation of the Assets, the income potential of the Assets, governmental approvals, governmental regulations, the Due Diligence Materials, or any other matter or thing relating to or affecting the Assets (hereinafter, except for Cousins’ Express Representations and Warranties, collectively called the “Disclaimed Matters”). Prudential acknowledges and agrees that, with respect to the Assets, Prudential has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Cousins other than Cousins’ Express Representations and Warranties. Prudential has conducted and will conduct such inspections and investigations of the Assets (including, but not limited to, the physical and environmental condition thereof) as it deems necessary or desirable and shall rely upon the same and, upon closing, shall assume the risk that adverse matters including, but not limited to, the Disclaimed Matters, may not have been revealed by Prudential’s inspections and investigations.
          4.7 As-Is Contribution. Except for Cousins’ Express Representations and Warranties and the limited warranty set forth in the limited and/or special warranty deeds to be
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delivered by Cousins or the Other Owner at Closing, Cousins shall contribute to Venture Five (or the Subsidiary LLCs, as applicable), and Venture Five (or the Subsidiary LLCs, as applicable) shall accept, the Assets “As Is”, “Where Is”, and “With All Faults”, and Prudential shall acquire its interest in Venture on such basis. Except as set forth in (and limited by) Paragraph 14.3 hereof with respect to a breach by Cousins of Cousins’ Express Representations and Warranties, Prudential hereby waives, releases and discharges any claim it has, might have had or may have against Cousins, any Affiliate of Cousins and any Cousins Related Parties with respect to the Disclaimed Matters and Disclosed Matters (as hereinafter defined). The terms and conditions of this Paragraph 4.7 shall expressly survive the delivery of the limited and/or special warranty deeds by Cousins or the Other Owner to Venture Five (or the Subsidiary LLCs, as applicable), and the acquisition by Prudential of its interest in Venture.
     5. Conditions to Closing.
          5.1 Of Prudential. The obligation of Prudential to consummate the Closing hereunder shall be further subject to the satisfaction at or prior to Closing of the following conditions precedent all of which shall be deemed satisfied upon the consummation of the Closing by Cousins and Prudential (and, in the event that the aforesaid conditions have not been satisfied by the Closing Date, Prudential shall be entitled to, at Prudential’s option, terminate this Agreement or to extend the Closing Date by not more than fifteen (15) days):
               A. Accuracy of Representations; No Default. All of Cousins’ Express Representations and Warranties contained in this Agreement shall be true in all material respects (without regard to any knowledge qualification set forth with respect thereto) on the Closing Date with the same effect as if they had been made on the Closing Date, except as modified in a manner permitted by this Agreement, and Cousins shall have complied in all material respects with and performed in all material respects all covenants of Cousins under this Agreement.
               B. Environmental Condition. On the Closing Date, the Assets shall be free of any and all Hazardous Substances either within the Improvements or on or under the surface of the Assets, except for (a) Hazardous Substances used in the ordinary course of business by Cousins or the Other Owner or Space Tenants, which uses are in compliance with all Environmental Laws, and (b) matters revealed in the Environmental Reports or in the environmental assessment obtained by Prudential in connection with Prudential’s due diligence evaluation of the Assets, provided that there have been no new Environmental Matters which arose after the date of Prudential’s environmental assessment reports and which were not disclosed in such reports and no material change to the matters which were disclosed in such reports on account of matters arising after the dates thereof. In the event that any environmental assessment or report prepared after the date hereof recommends further investigation of Environmental Matters which arose after the date of Prudential’s environmental assessment reports, the Closing Date shall be extended by not more than fifteen (15) days in order to permit such further tests. In the event that any such environmental assessment or report is unsatisfactory to Prudential in its reasonable determination on account of the matters set forth in the first sentence of this Paragraph, then Prudential shall have the right, at Prudential’s option, by
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notice to Cousins, to terminate this Agreement and, in such event, neither Party shall have any further rights or obligations hereunder.
               C. ERISA. This Transaction is subject to ERISA. Unless and until Prudential shall be satisfied that the Assets, the Space Leases, the Space Tenants and this Transaction comply with ERISA, Prudential shall not be obligated to consummate the Transaction. In the event that prior to Closing Prudential determines that this Transaction will fail to comply with ERISA, then Prudential shall have the right, at Prudential’s option, by notice to Cousins, to terminate this Agreement and, in such event, neither Party shall have any further rights or obligations hereunder. Prudential has heretofore provided to Cousins a list of the employee benefit plans whose assets are 10% or more of the total assets in the pooled separate account which will be invested in the Assets and the plan sponsors of such employee benefit plans. Cousins represents and warrants to Prudential that Cousins is not a party in interest (as defined in Section 3(14) of ERISA) to any of the 10% plans disclosed by Prudential on such list (provided that such representation and warranty is given to Cousins’ best knowledge with respect to the plan of Prudential disclosed on such list).
               D. Title Updates. At the time of Closing, Venture Five (or the Subsidiary LLCs, as applicable) shall have received a pro forma Title Policy or “marked” Title Commitment, endorsed by the Title Company to (i) remove all references to payment of premium and charges for the policy and all references to expiration of the Title Commitment; (ii) indicate that all requirements have been satisfied; (iii) delete any general survey exception (and replace with a reference to the specific matters shown on the current Survey), any exception relating to rights of parties in possession other than the Space Tenants, as tenants only, in possession under Space Leases, and easements, liens, taxes or assessments not shown by the public records; and (iv) delete any exception for any matters first appearing of record after the date of the Title Commitment and prior to the effective date of the final policy.
               E. Approval by Prudential’s Investment Committees. Prudential’s obligation to consummate the Transaction shall not be binding unless and until both (i) the appropriate officers in Prudential’s corporate office in their sole discretion, and (ii) the Investment Committee of Prudential Real Estate Investors and the Investment Committee of The Prudential Insurance Company of America (“Prudential’s Approval Committee”) in its sole discretion have approved the Transaction, without qualification or condition. Cousins hereby acknowledges that Prudential shall have no obligation to present any proposal for approval of this Transaction or this Agreement to said corporate officers or Prudential’s Approval Committee for such requisite approvals unless and until Prudential shall have completed its due diligence investigations of the Assets as authorized by this Agreement. Should said corporate officers or Prudential’s Approval Committee fail to give the requisite approvals to this Transaction by the date prior to the Due Diligence Deadline either Cousins or Prudential may terminate this Agreement by written notice to the other Party and in such event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
               F. Opinion of ERISA Counsel. Without limiting the foregoing, on the Closing Date, Prudential shall have obtained, at its sole cost and expense, an opinion from its
Contribution Agreement

counsel in form acceptable to Prudential that Venture is a Venture Capital Operating Company and that Venture Five is a Real Estate Operating Company (and that the Subsidiary LLCs do not affect the Real Estate Operating Company status of Venture Five and are likewise Real Estate Operating Companies or considered to be consolidated with Venture Five for that purpose).
          5.2 Of Cousins. The obligation of Cousins to consummate the Closing hereunder shall be further subject to the satisfaction at or prior to Closing of the following conditions precedent all of which shall be deemed satisfied upon the consummation of the Closing by Cousins and Prudential (and, in the event that the aforesaid conditions have not been satisfied by the Closing Date, Cousins shall be entitled to, at Cousins option, terminate this Agreement or to extend the Closing Date, but not more than fifteen (15) days):
               A. Accuracy of Representations; No Default. All of the warranties and representations of Prudential contained in this Agreement shall be true in all material respects (without regard to any knowledge qualification set forth with respect thereto) on the Closing Date with the same effect as if they have been made on the Closing Date, except as modified in a manner permitted by this Agreement, and Prudential shall have complied in all material respects with and performed in all material respects all covenants of Prudential under this Agreement.
               B. ERISA. This Transaction is subject to ERISA. Unless and until Cousins shall be satisfied that the Transaction complies with ERISA, Cousins shall not be obligated to consummate the Transaction. In the event that prior to Closing Cousins determines that this Transaction will fail to comply with ERISA, then Cousins shall have the right, at Cousins’ option, by notice to Prudential, to terminate this Agreement and, in such event, neither Party shall have any further rights or obligations hereunder. Prudential has heretofore provided to Cousins a list of the employee benefit plans whose assets are 10% or more of the total assets in the pooled separate account which will be invested in the Assets and the plan sponsors of such employee benefit plans. Prudential represents and warrants that such schedule is true, correct and complete as of the date hereof.
               C. Title Updates. At the time of Closing, Venture Five (or the Subsidiary LLCs, as applicable) shall have received a pro forma Title Policy or “marked” Title Commitment in the manner required by 5.1 (D), above.
               D. Opinion Letter. Cousins shall have received an opinion regarding the tax consequences of the Transaction from its accounting firm in form and substance satisfactory to Cousins in its sole discretion.
               E. Opinion of ERISA Counsel. Prudential shall have obtained and approved the opinion described in Section 5.1(F).
     6. Closing. The exact day, time and place of Closing shall be agreed upon by Prudential and Cousins not less than three (3) Business Days prior to the date so selected. If no such selection is timely made, the Closing shall be held at 9:00 a.m. local Atlanta, Georgia time on the Closing Deadline at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West
Contribution Agreement

Peachtree Street, N.E., Atlanta, Georgia 30309-3424. Closing may, at Prudential’s election, be either by a so-called “New York style” closing or through escrow. In addition, Cousins and Prudential shall conduct a “pre-closing” on the day preceding the Closing Date, in order to finalize and execute (but not deliver, pending the Closing) the documents to be executed and delivered at Closing. At Closing, Cousins shall deliver to Prudential and Venture Five (or the Subsidiary LLCs, as applicable) the items required of Cousins as elsewhere set forth herein and Prudential shall deliver the items required of Prudential as elsewhere set forth herein. Cousins shall deliver possession of the Assets, subject only to the Permitted Title Exceptions, to Venture Five (or the Subsidiary LLCs, as applicable) at the time of Closing. The parties agree to execute and deliver into escrow the day prior to the Closing Date all documents required for Closing, with the release of the escrow to occur on the Closing Date.
     7. Prorations, Credits and Closing Costs, and Post Closing Payment Obligations.
          7.1 Proration Items. In each such proration set forth below, the portion thereof allocable to periods beginning as of the Closing Proration Time shall be credited to Venture Five, or charged to Venture Five, as applicable, and the portion thereof allocable to periods ending as of the Closing Proration Time shall be credited to Cousins, or charged to Cousins, as applicable, all of which prorations shall be made on the Closing Proration Time or, in the case of allocations to be made after the Closing Date, upon receipt of such payments or payment of such expenses. If there is a net amount due to Venture Five after the direct transfers and payments described below in this Paragraph 7, such amount shall not be a credit against the Prudential Investment, but Cousins shall pay such amount directly to Venture Five on the Closing Date. If there is a net amount due to Cousins, Venture Five shall pay such amount to Cousins on the Closing Date or at such other time as is set forth herein. Cousins and Prudential acknowledge and agree that the applicable number of days of income for the month or other period prior to the Closing Proration Time shall belong to Cousins and the applicable number of days of expenses for the month or other period prior to the Closing Proration Time shall be the responsibility of Cousins. Cousins and Prudential agree that the Closing Statement will not reflect a credit for income or a charge for expenses for the month during which the Closing Proration Time falls, and Cousins and Prudential agree that, upon finalizing the books of account for the Assets for the month during which the Closing Proration Time falls, Venture Five shall pay to Cousins the applicable portion due Cousins of the net income of the Assets for the month or other period prior to the Closing Proration Time. Such amount shall be paid as soon as Venture Five shall finalize its books of account for such month, but in all events not later than twenty (20) days after the month during which the Closing Proration Time falls. The following items shall be prorated between Venture Five and Cousins or credited to Venture Five or Cousins, and the provisions of this Paragraph shall survive Closing hereunder:
               A. Real Estate Taxes and Assessments. All ad valorem real estate taxes and assessments and personal property taxes with respect to the Assets for the current calendar year shall be prorated as of the Closing Proration Time (including any which may become payable in the future in the event of any reassessment or re-billing thereof). Cousins shall pay all installments of assessments levied upon the Assets which are due prior to the Closing Proration Time. In the event that tax bills for the current year’s taxes are not available
Contribution Agreement

on the Closing Date, taxes shall be prorated based upon the tax bills for the previous year, or, if available, based upon the current assessed valuation and current millage rates, and, in such event (or in the event of any reassessment or re-billing thereof), Cousins and Venture Five shall reprorate the taxes when actual tax bills for the current year are available. All ad valorem real estate taxes and assessments and personal property taxes with respect to the Assets for periods prior to the current calendar year (which may become payable in the event of any reassessment or re-billing thereof, or in the event of any failure of any tax contest maintained by Cousins with respect thereto) shall remain the obligation of Cousins (and Cousins shall be entitled to receive any refund or rebate on any ad valorem real estate taxes and assessments and personal property taxes with respect to the Assets for periods prior to the current calendar year).
               B. Rents. All Rental Payments received by Cousins prior to the Closing Proration Time shall be prorated as of the Closing Proration Time. Any checks for Rental Payments received after the Closing Proration Time by Cousins or its agents shall be promptly endorsed to Venture Five by the payee thereof and promptly transmitted to Venture Five; if any of such Rental Payments belong in part to Cousins and in part to Venture Five, upon such endorsement and transmittal (and receipt of collected funds), such checks shall be promptly deposited by Venture Five or its agent and the part thereof belonging to Cousins shall be promptly paid to Cousins and the balance shall be retained by Venture Five.
          (i) Past Due Rents. Any Rental Payments which, as of the Closing Proration Time, are past due and unpaid and which are received subsequent to the Closing Proration Time by Venture Five or its agents or Cousins or its agents with respect to any Space Leases shall be applied first to pay the current portion of all Rental Payments due Venture Five under such Space Lease, and then, to pay to Cousins any portion of such Rental Payments applicable to the period ending as of the Closing Proration Time. Upon any payment of such amounts to Cousins, a proportionate share of any costs of collection actually incurred by Venture Five in connection therewith shall be deducted from such payment.
          (ii) Post-Closing Adjustment Payments. In the event that on the Closing Proration Time there shall be any Rental Payments under any Space Lease which, although relating to a period prior to the Closing Proration Time, do not become due and payable until after the Closing Proration Time (such as year-end common area expense reimbursements, percentage rents, and the like), then any Rental Payments of such type received by Venture Five or its agents or Cousins or its agents subsequent to the Closing Proration Time shall, to the extent applicable to a period extending through the Closing Proration Time, be prorated upon receipt thereof between Cousins and Venture Five as of the Closing Proration Time, and Cousins’ portion thereof shall be remitted promptly to Cousins by Venture Five without regard to whether any other type of Rental Payment is currently due Venture Five under such Space Lease. Percentage rents received by Venture Five shall be prorated in accordance with Section 3.3 of the Venture Agreement. Upon any payment of such amounts to Cousins, a proportionate share of any costs of collection actually incurred by Venture Five in connection therewith shall be deducted from such payment.
Contribution Agreement

          (iii) Cousins’ Collection Rights. Cousins shall not have the option to collect any Rental Payments on or after the Closing Date, except as agent of Venture Five. Venture Five shall use its reasonable efforts in the normal course of its business operations to collect and to enforce collection of all such Rental Payments.
               C. Security Deposits/Advance Rent. Cousins shall transfer to the account of Venture Five at Closing an amount equal to all Tenant Deposits then outstanding under the Space Leases and for all Rental Payments made in advance (to the extent not prorated as set forth above). With respect to any Tenant Deposits which are letters of credit, certificates of deposit or other non-cash Tenant Deposits (“Non-Cash Tenant Deposits”), Cousins shall, at Cousins’ expense (i) deliver to Venture Five at the Closing such Non-Cash Tenant Deposits, and (ii) execute and deliver such other instruments as are necessary to cause such Non-Cash Tenant Deposits to be payable to Venture Five upon presentation in accordance with their terms. If such transfer to Venture Five’s name cannot be accomplished simply by Cousins’ assignment at Closing, Cousins shall have such time as is reasonably necessary to deliver the necessary transfer documents so long as Cousins promptly commences, after the Closing Date, the action necessary to accomplish such transfer and diligently pursues it to completion. If, prior to the date Cousins properly transfers the Non-Cash Tenant Deposits to Venture Five, Venture Five notifies Cousins that Venture Five requires a Non-Cash Tenant Deposit to be drawn or cashed, Cousins will promptly, as agent for Venture Five, take the required action and deliver all proceeds to Venture Five, provided that Venture Five indemnifies Cousins from any loss on account of such action taken at the direction of Venture Five.
               D. Utility Expenses and Payments; Other Operating Expenses. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses, and all other operating expenses and payments incurred, due or made with respect to the Assets shall be prorated as of the Closing Proration Time. At Venture Five’s option, all such utility accounts shall be transferred to new accounts in Venture Five’s name or retained in the name of Venture Five’s designated management agent as of the Closing Date. Cousins shall cooperate with Venture Five’s efforts to transfer such accounts and continue uninterrupted utility service to the Assets.
               E. Utility Deposits. Cousins shall receive a credit on the Closing Date for the amount of any utility deposits made by Cousins which are not refundable to Cousins by the holder thereof and which deposits are transferred to Venture Five at Closing and are reasonably documented to Venture Five by either Cousins or the holder thereof. Except as aforesaid, Cousins shall not assign to Venture Five any deposits which Cousins has with any of the utility services or companies servicing the Assets.
               F. Service Contract Payments. All payments due or owing under any Service Contracts assumed by Venture Five at Closing shall be prorated as of the Closing Proration Time. The blanket insurance policies for casualty coverages shall not be assumed by Venture Five, and such blanket insurance policies for casualty coverages shall not be prorated as of the Closing Proration Time, and if Cousins elects to continue such coverages, such coverages shall be at the sole cost and expense of Cousins.
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               G. Lease-Up Costs and Commissions. Lease-Up Costs and Commissions shall be paid as follows:
(i)	Lease-Up Costs shall not be prorated or assumed, and except as expressly provided in clauses (iii), (iv) and (v), below, Cousins shall pay all Lease-Up Costs and Commissions with respect to the Space Leases (other than the Approved New Leases and the New Lease-Up Costs and New Lease Commissions with respect thereto) in full as and when due, including any Lease-Up Costs and Commissions as a result of the extension or renewal of a Space Lease (other than the Approved New Leases and the New Lease Commissions with respect thereto) or the expansion of the premises demised under the Space Lease (other than the Approved New Leases and the New Lease Commissions with respect thereto) if such expansion, extension or renewal occurs prior to the Closing Date;

(ii)	without limiting the foregoing, with respect to Space Leases (other than the Approved New Leases) as to which Lease-Up Costs are due or as to which a Commission with respect to the procuring of the original term of the Space Lease has not yet been earned as of Closing, Venture Five will not assume the obligation to pay such Lease-Up Costs or Commissions with respect to the procuring of the original term of the Space Leases and Cousins shall be responsible for payment, in full, of such Lease-Up Costs and Commissions with respect to the procuring of the original term of the Space Lease;

(iii)	with respect to Surviving Commissions, except as set forth in clause (ii), Venture Five will assume the obligation, if any so arises, to pay such Surviving Commissions, without reimbursement from Cousins;

(iv)	Cousins shall pay all New Lease-Up Costs and New Lease Commissions with respect to the following which are entered into by Cousins or Other Owner prior to Closing, or by Venture Five after Closing and on or prior to December 31, 2007: (a) the Viera MarketCenter Property, including any Approved New Leases and any lease transactions that that fail to become Approved New Leases, (b) the AWC Expansion, including any Approved New Leases and any lease transactions that that fail to become Approved New Leases, and (c) all Approved New Leases in the Avenue Viera Property; provided, however, in the event that any of the following space is thereafter re-leased or the applicable lease of such space is thereafter terminated: (1) a space leased to a Space Tenant existing as of the Closing Date (other than an Approved New Lease at the Viera MarketCenter Property, the AWC Expansion or the Avenue Viera Property, which are addressed as set forth in clauses (2) or (3) below), (2) a space leased after the date hereof pursuant to an Approved New Lease that becomes a Qualified Lease (as defined in the Venture Agreement) at the Viera MarketCenter Property or the AWC Expansion, or (3) a space leased after the date hereof pursuant to an Approved New Lease that is a Third Party Lease (as defined in the Master Lease) at the Avenue Viera Property as to which the satisfaction of the Third Party Lease Conditions (as defined in the Master Lease) has occurred, then, with respect to
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any replacement lease for such space in clauses (1), (2) and (3), Venture Five will pay the New Lease Up Costs and New Lease Up Commissions;

(v)	Venture Five will pay all New Lease-Up Costs and New Lease Commissions with respect to all other Approved New Leases except as provided in clauses (i) and (iv), above;
Exhibit X sets forth a Schedule of Cousins’ calculation or current estimates of such Lease-Up Costs and Commission costs described in this subparagraph G. Amounts which are the responsibility of Cousins shall be paid by Cousins (or, at Venture Five’s option, paid to Venture Five and Venture Five shall assume the obligation to pay, and shall pay, such amounts to the parties entitled to payment) promptly upon written request from Venture Five. Notwithstanding any other provision of this Agreement, the Venture Agreement or the Venture Five Agreement to the contrary, Cousins and Prudential acknowledge and agree that the Lease-Up Costs, Commissions, New Lease-Up Costs and New Lease Commissions which are the responsibility of Venture Five pursuant to this Section 7.1G, shall be paid by Venture Five when due and shall thereupon constitute Operating Expenses (as defined in the Venture Five Agreement) when paid. Prior to the expiration of the Due Diligence Period, Cousins and Prudential will determine whether Cousins or Prudential will be responsible for payment of Lease-Up Costs and Commissions with respect to the following Space Leases: (1) that certain Lease between Cousins Properties Incorporated and Wingspan Unlimited, LLC dated March 14, 2006 (The Dinner A’ Fare) for certain leased premises at The Avenue East Cobb, and (2) that certain Lease between Cousins Properties Incorporated and Private Gallery, Inc. dated March 21, 2006 (Private Gallery) for certain leased premises at The Avenue East Cobb.
               H. Ground Rent. Rent paid or payable under the Ground Lease shall be prorated as of the Closing Proration Time.
               I. Shell Completion Obligation. With respect to the shell completion of the Improvements in the Viera MarketCenter Property and the current expansions of Avenue West Cobb (as described on Exhibit Y-1 attached hereto and made a part hereof, the “AWC Expansion”) and Avenue Viera (as described on Exhibit Y-2 attached hereto and made a part hereof, the “AV Expansion”), Cousins shall remain solely responsible for the payment of all costs of completion for the shell completion of the Improvements in the Viera MarketCenter Property and the AWC Expansion and AV Expansion. The obligation of Cousins to pay the costs of such shell completion shall expressly survive the Closing.
               J. Other Adjustments. Cousins has also agreed to pay certain amounts with respect to the suites in the Avenue Viera Property that are set forth on Exhibit Z attached hereto and incorporated herein by this reference in accordance with the Master Lease (the “Master Lease Rentals”). Notwithstanding any other provision of this Agreement, the Venture Agreement or the Venture Five Agreement to the contrary, Cousins and Prudential acknowledge and agree that the Master Lease Rentals shall constitute “Gross Receipts” (as defined in the Venture Five Agreement) for the periods in which such amounts are paid for the purposes of determining “Cash Flow” (as defined in the Venture Five Agreement”). The provisions of this Section 7.1J shall expressly survive the Closing.
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               K. Repairs. If applicable, and applicable only with respect to any repair items raised by Prudential prior to the Due Diligence Deadline as to which Cousins then agrees with Prudential in writing to effect any repair of specific items, then Cousins shall repair such defects, at the sole cost and expense of Cousins, which work must be completed in a fashion reasonably satisfactory to Prudential and its engineers. Prior to commencement of such repair work, Cousins shall deliver to Prudential a contract from a reputable and licensed contractor outlining the specifications and work to be undertaken to complete such repair, which specifications and contract shall be subject to Prudential’s approval, which shall not be unreasonably withheld or delayed. Cousins shall complete such work in such fashion as shall minimize the interruption of tenant activities at such Property, including scheduling work on weekends as necessary to minimize loss of use of parking spaces, and in no event shall Cousins undertake such work in such fashion as shall violate in any material respect the Space Leases of such Property. Upon completion of such work, but in any event on or before such deadline, Cousins shall deliver written notice to Prudential certifying the completion of such work, which notice shall include a certification of completion and lien waiver signed by the contractor(s) performing such work.
               L. Costs and Liabilities Related to Certain Representation Exceptions. If applicable, and applicable only with respect to any issues raised by Prudential prior to the Due Diligence Deadline as to which Cousins then agrees with Prudential in writing to effect any indemnification coverage as set forth herein, then Cousins shall indemnify and hold harmless Prudential from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of or arising from such matters. Cousins, at its sole cost and expense, shall pay any amounts due from the owner of the Property with respect to such matters, and, subject to the prior written approval of Prudential, which shall not be unreasonably withheld or delayed, shall take such action as Cousins may describe to Prudential in writing on behalf of the owner of the Property with respect to such claims. If applicable, this indemnity and agreement by Cousins and agreement by Prudential shall expressly survive any termination of this Agreement and the Closing.
          7.2 Closing Statement and Schedules. On or before five (5) days prior to the Closing Date, Prudential shall prepare and deliver to Cousins a draft Closing Statement for the Transaction, and Cousins shall deliver to Prudential a current schedule of the items and amounts to be prorated or credited as set forth in this Paragraph 7.
          7.3 Reproration after Closing Date. The provisions of this Paragraph 7 shall survive the Closing. In the event that the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Proration Time, then such proration shall be made on the basis of an amount reasonably estimated by Prudential and Cousins on the Closing Date and Prudential and Cousins shall thereupon reprorate such items at such times as the exact amounts for such proration items become available; provided however, that no reproration adjustment shall be made if the net amount due is $100 or less.
Contribution Agreement

          7.4 Cousins’ Closing Costs. Cousins shall pay the following closing costs, fees, charges and expenses in regard to this Agreement and the consummation of the Transaction: (a) any transfer, stamp or recording tax due in connection with the Transaction, (b) any title examinations and premiums for the Title Policy in the State of Florida, (c) one-half of any surveys of the Real Property obtained by or for the benefit of Cousins and Prudential in connection with this Transaction in the State of Florida, (d) one half of any escrow agent fees (if any are charged in connection with this Transaction), (e) one half of any loan transfer fees and costs (including lenders’ attorneys’ fees), (f) all costs and recording charges due on recordation of any documents required to cure title cure items, (g) all “per page” recording costs due on recordation of any documents required to convey the Assets, (h) the fees and expenses of Cousins’ attorneys and accountants, and (i) the fees and expenses of Cousins’ investment advisors and investment bankers.
          7.5 Prudential’s Closing Costs. Prudential shall pay the following closing costs, fees, charges and expenses in regard to this Agreement and the consummation of the Transaction: (a) one-half of any surveys of the Real Property obtained by or for the benefit of Cousins and Prudential in connection with this Transaction in the State of Florida, (b) title examinations and premiums for owner’s title insurance in the State of Georgia, (c) any surveys of the Real Property obtained by or for the benefit of Cousins and Prudential in the State of Georgia in connection with this Transaction, (d) one half of any escrow agent fees (if any are charged in connection with this Transaction), (e) one half of any loan transfer fees and costs (including lenders’ attorneys’ fees), (f) the fees and expenses of Prudential’s attorneys and accountants, if any, and (g) any other investigations, studies and appraisals conducted by or for the benefit of Prudential.
     8. Conveyances and Deliveries at Closing. In addition to the documents to be delivered at Closing pursuant to Paragraph 2, the following conveyances and deliveries shall be made at Closing:
          8.1 Contribution Conveyance Agreements. At the Closing, Cousins shall deliver or cause to be delivered to Venture Five (or the Subsidiary LLCs, as applicable) the following (which, as to documents to be executed by Cousins or any Affiliate of Cousins, shall be duly executed and delivered):
               A. Deed. For each Property, a Limited or Special Warranty Deed in the form of Exhibit AA-1 or Exhibit AA-2, subject only to the Permitted Title Exceptions, and, if required by Prudential, a Quit Claim Deed in the form of Exhibit AA-3 (for conveyance by new legal description from the Surveys).
               B. Bill of Sale. For each Property, a Bill of Sale (with a limited warranty of title) in the form of Exhibit BB, to which shall be attached a current inventory of all Personal Property.
               C. Assignment of Leases. For each Property, an Assignment and Assumption of Leases in the form of Exhibit CC (the “Assignment of Leases”), to which shall
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be attached a true, correct and complete list of all Space Leases and, if applicable, any Commission Agreements.
               D. Assignment of Service Contracts, Warranties and Other Interests. For each Property, an Assignment and Assumption of Service Contracts, Warranties and Other Interests in the form of Exhibit DD (the “Assignment of Contracts and Interests”) with respect to Cousins’ interest in the Service Contracts (except those which Cousins is obligated to terminate pursuant to this Agreement) and the Other Interests, to which shall be attached true, correct and complete lists of all Service Contracts and Warranties to be assigned at Closing. Except as otherwise provided in this Agreement, Venture Five (or the Subsidiary LLCs, as applicable) shall assume in writing the due and full performance of all of Cousins’ covenants and obligations accruing on and after the Closing Date under the Service Contracts. If reasonably required by Prudential, Cousins shall execute a separate assignment instrument for any Service Contract. Notwithstanding the foregoing, in the event Cousins retains title to Outparcel No. 9 in the Avenue Viera Property, Cousins shall retain the rights to a certain amount of square feet of retail development rights with respect to Outparcel No. 9 in the Avenue Viera Property (the “Outparcel No. 9 Development Rights”), such amount to be determined prior to the Due Diligence Deadline by Prudential and Cousins (with Cousins to propose the amount within five (5) Business Days after the date hereof), and provided, however, that Venture Five or the applicable Subsidiary LLC shall have the sole approval rights under any Record Exceptions, including any Declaration, that encumber Outparcel No. 9 in the Avenue Viera Property or the Avenue Viera Property (although Cousins may submit to Prudential for approval any plans that are in compliance therewith for approval by Prudential).
               E. Assignment of Ground Lease. With respect to a portion of the Avenue Peachtree City Property, Cousins shall convey all right, title and interest in and to the Ground Lease, together with any easements appurtenant thereto and any Improvements thereon, to Venture Five (or the applicable Subsidiary LLC) by an Assignment of Ground Lease in the form of Exhibit EE attached hereto and made a part hereof (hereinafter referred to as the “Ground Lease Assignment”), subject only to the Permitted Title Exceptions. In the Ground Lease Assignment, Venture Five (or the applicable Subsidiary LLC) shall assume in writing the due and full performance of all of Cousins’ obligations accruing on and after the Closing Date under such Ground Lease.
               F. Notices of Assignment and Assumption. A written notice in the form of Exhibit FF-1, a copy of which shall be sent to each Space Tenant under a Space Lease (the “Tenant Notice”), and a written notice in the form of Exhibit FF-2 to each party to a Service Contract (the “Contract Notices”), which notices shall include a request for a new insurance certificate naming Venture Five (or the Subsidiary LLCs, as applicable) as an additional insured. A written notice in the form of Exhibit FF-3, a copy of which shall be sent to each third party under a Permitted Title Exception if Prudential reasonably believes that notice of conveyance is appropriate thereunder.
               G. Transfer of Permits and Approvals. If applicable and if requested by Prudential, Cousins shall execute all applications and instruments required in connection with the transfer of all Permits and Approvals, to the extent transferable, in order to
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transfer the benefits of each such Permit and Approval to Venture Five (or the Subsidiary LLCs, as applicable).
               H. Transfer Tax Declaration. If applicable, a duly completed real estate transfer tax declaration or return.
               I. License Agreement. Cousins shall execute and deliver to Venture Five (or the Subsidiary LLCs, as applicable), a non-exclusive license in the form of the License Agreement, to be held in common with Cousins and its Affiliates and their respective successors and assigns, to use the names “Avenue” and “MarketCenter”. The license to use the names “Avenue” and “MarketCenter” shall terminate in the event the Management Agreement between Cousins and Venture Five (or the applicable Subsidiary LLCs) is terminated or upon the earlier termination of any direct or indirect ownership interest of Cousins in Venture Five, such termination to be effective upon 180 days after such event (in order to provide the owner of such Properties sufficient time to implement a new project name, signage and other necessary changes).
               J. Other Instruments. Such other instruments or documents as may be reasonably requested by Prudential or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement (which instruments or documents shall be subject to Cousins’ prior approval thereof, which approval shall not be unreasonably withheld or delayed). Without limiting the foregoing, upon review of title and related matters, the forms of deed shall be revised or supplemented by additional transfer instruments, subject to the approval of Cousins, to reflect the proper transfer of any Other Interests or other rights of Cousins or the Other Owner in and to the Assets, including, but not limited to, any development rights.
          8.2 Cousins’ Other Deliveries. At the Closing, Cousins shall deliver or cause to be delivered to Prudential the following (which, as to documents to be executed by Cousins or any Affiliate, shall be duly executed and delivered):
               A. Ground Lease Estoppel. As a condition precedent to Prudential’s obligations at Closing, Cousins shall deliver to Prudential at or prior to Closing an estoppel certificate executed by the lessor under the Ground Lease, which estoppel certificate (the “Ground Lessor Estoppel”) shall be substantially in the form of Exhibit GG attached hereto and made a part hereof or such other form as Prudential may approve, which approval shall not be unreasonably withheld; the Ground Lessor Estoppel shall be dated no earlier than thirty (30) days prior to Closing, nor shall the Ground Lessor Estoppel indicate any material defaults or material discrepancies in information previously made available to Prudential. Notwithstanding the foregoing, Cousins shall not have any obligation to incur any expenditures in order to obtain the Ground Lessor Estoppel. Cousins shall forward a copy of the Ground Lessor Estoppel to Prudential upon receipt by Cousins.
               B. Tenant Estoppels. Any and all Tenant Estoppels received by Cousins. Cousins shall use its commercially reasonable efforts to deliver to Prudential at or prior to Closing Tenant Estoppels from each of the Space Tenants substantially in the form of the Tenant Estoppel Form or, if the Space Lease includes a different form, substantially in the form
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required by the Space Lease (which shall, for the purposes of this Agreement, satisfy the Tenant Estoppel Requirement if the Tenant so uses the form attached to its Space Lease). As a condition precedent to Prudential’s obligations at Closing, Cousins shall deliver to Prudential at or prior to Closing Tenant Estoppels executed by such number of the Space Tenants as is necessary to comply with the Tenant Estoppel Requirement. Notwithstanding the foregoing, Cousins shall not have any obligation to incur any expenditures in order to obtain such estoppel certificates.
               C. Delivery of Keys and Property Documents. The Ground Lease, Operating Statements, the Commission Agreements, the Existing Loan Documents, the Environmental Reports, the Rent Roll, the Service Contracts, the Service Contract Records, the Space Leases, the Warranties, the Property Documents and all Other Documents, together with all keys to the Assets shall, at the option of Prudential, remain in the possession of Cousins upon Closing but shall be the property of Venture Five (or the Subsidiary LLCs, as applicable) upon Closing, and the right of possession thereof by Cousins shall exist solely under the Management Agreement to be entered into at Closing between Cousins and Venture Five (or the Subsidiary LLCs, as applicable).
               D. Intentionally Omitted.
               E. Affidavit of Title. An Affidavit of Title with respect to Liens in the form of Exhibit HH.
               F. Non-Imputation Affidavit and Endorsement. At Closing, Cousins shall execute and deliver to the Title Company a Non-Imputation Affidavit in the form of Exhibit II attached hereto and made a part hereof.
               G. Evidence of Authority. Evidence that Cousins has the requisite power and authority to execute and deliver, and perform under, this Agreement and all documents to be signed by Cousins in connection herewith, consisting of a Certificate of Existence from the State of Georgia, an incumbency certificate duly executed by the secretary or assistant secretary of Cousins with respect to the offices held by the persons who at Closing execute documents on behalf of Cousins, and a certificate (duly certified by the secretary or assistant secretary of such corporation) with respect to the resolution of the Board of Directors of such corporation authorizing Cousins to enter into this Transaction, which certificate shall also recite that the resolution has been duly adopted at a meeting of the Board of Directors and remains in full force and effect. With respect to any Asset which is owned by the Other Owner, Cousins shall cause to be delivered evidence of authority of such Affiliate to transfer the respective Property to Venture Five (or the Subsidiary LLCs, as applicable) as is reasonably required by the Title Company and Prudential.
               H. Loan Assumption Documents. Venture Five (or the applicable Subsidiary LLC) shall assume and agree to pay the Existing Loan in accordance with the respective terms of the Existing Loan Documents and shall assume and agree to comply with all of the covenants, terms and obligations of the Existing Loan Documents, and to deliver the assumption agreements and indemnity agreements required by the Existing Loan Documents in the form set forth on Exhibit JJ-1 or such other form as is acceptable to Prudential in its sole
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discretion, reasonably exercised (the “Loan Assumption Documents”). Venture Five and the Subsidiary LLCs shall not assume nor incur any personal liability under the Existing Loan Documents except as and to the extent that Cousins had, prior to the transfer, liability under the Existing Loan Documents. Prudential shall not assume or incur any personal liability or obligations under the Existing Loan Documents.
               I. Existing Lender Estoppel. As a condition precedent to Prudential’s obligation to consummate the Transaction at Closing, Cousins shall obtain and deliver to Venture Five at Closing an estoppel certificate executed by the Existing Lender, which estoppel certificate shall be in the form set forth on Exhibit JJ-2 or such other form as is acceptable to Prudential in its sole discretion, reasonably exercised; no estoppel certificate shall be dated earlier than thirty (30) days prior to Closing nor shall the estoppel certificate indicate any material defaults or material discrepancies in information previously made available to Prudential. Notwithstanding the foregoing, Cousins shall not have any obligation to incur any expenditures in order to obtain such estoppel certificate. Cousins shall forward a copy of the estoppel certificates to Prudential upon receipt of the estoppel certificate by Cousins.
               J. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Paragraph 9 hereof in the form of Exhibit KK and made a part hereof, to which shall be attached a current Rent Roll, a Representation Exception Schedule (which shall include a current delinquency report), and, true, correct and complete lists of (i) all Personal Property, (ii) all Space Leases and, if applicable, Commission Agreements, and (iii) all Service Contracts and Warranties to be assigned at Closing.
               K. Intentionally Omitted.
               L. Closing Statement. A Closing Statement (the “Closing Statement”) in the form of Exhibit LL. which shall, among other items, set forth the Initial Prudential Venture Investment, all cash contributions and transfers made by Cousins, and all disbursements made at Closing on behalf of Prudential and Cousins.
               M. Opinion of Cousins’ Counsel. On the Closing Date, Prudential shall have received the opinion of Cousins’ counsel dated as of the Closing Date, in form reasonably satisfactory to Prudential, that Cousins is a corporation validly existing under the laws of the State of its organization and in good standing with the Secretary of State thereof; the Cousins has the power and authority to enter into and perform this Agreement; and that the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by Cousins hereunder have been duly authorized by all necessary action on the part of Cousins and have been duly executed and delivered.
               N. Non-Foreign Affidavit. A certificate in the form of Exhibit MM.
               O. Georgia Residency Certificate. A certificate in the form of Exhibit NN evidencing that Cousins is a resident of the State of Georgia pursuant to O.C.G.A. 48-7-128.
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               P. Intentionally Omitted.
               Q. Management and Leasing Agreement. The Management Agreement.
               R. Landlord Estoppels. If Cousins shall be unable to deliver to Prudential at or prior to Closing Tenant Estoppels executed by one hundred percent (100%) of all Space Tenants under the Space Leases, as a condition precedent to Prudential’s obligation to consummate the Transaction at Closing, Cousins shall have the obligation to deliver to Prudential at Closing a Cousins Estoppel for each Space Lease sufficient to comprise, together with the Tenant Estoppels executed by Space Tenants, one hundred percent (100%) of the Space Leases as aforesaid.
               S. Service Contract, Warranty and Title Estoppels. Any and all Service Contract Estoppels, Warranty Estoppels and Title Estoppels received by Cousins.
               T. Master Lease and Right of First Offer. The Master Lease in the form of Exhibit OO-1 (the “Master Lease”), executed and delivered by Cousins Real Estate Corporation, a Georgia corporation, which is an Affiliate of Cousins, and the Right of First Offer in the form of Exhibit OO-2 (the “Right of First Offer”), executed and delivered by the parties thereto.
               U. Arbor Lakes Agreements. The Arbor Lakes Management Agreement in the form of Exhibit PP-1 (the “Arbor Management Agreement”), and the Arbor Lakes Leasing Agreement in the form of Exhibit PP-2 (the “Arbor Leasing Agreement”).
               V. Other Instruments. Such other instruments or documents as may be reasonably requested by Prudential or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement (which instruments or documents shall be subject to Cousins’ prior approval thereof, which approval shall not be unreasonably withheld or delayed).
          8.3 Prudential’s Deliveries. At the Closing, Prudential shall deliver or cause to be delivered to Cousins the following:
               A. Closing Statement. An executed counterpart of the Closing Statement.
               B. Evidence of Authority. Evidence that Prudential has the requisite power and authority to execute and deliver, and perform under, this Agreement and all documents to be signed by Prudential in connection herewith, consisting of a Certificate of Existence from the State of New Jersey, an incumbency certificate duly executed by the secretary or assistant secretary of Prudential with respect to the offices held by the persons who at Closing execute documents on behalf of Prudential, and a certificate (duly certified by the secretary or assistant secretary of such corporation) with respect to the approval of Prudential authorizing Prudential to enter into this Transaction, which certificate shall also recite that the
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resolution has been duly adopted by the Investment Committee of Prudential and remains in full force and effect.
               C. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in paragraph 9 hereof in the form of Exhibit KK attached hereto.
               D. Arbor Lakes Agreements. The Arbor Management Agreement and the Arbor Leasing Agreement.
               E. Opinion of Prudential’s Counsel. On the Closing Date, Cousins shall have received the opinion of Prudential’s counsel dated as of the Closing Date, in form reasonably satisfactory to Cousins, that Prudential is a corporation validly existing and in good standing under the laws of the State of its organization; that Prudential has the power and authority to enter into and perform this Agreement; and that the execution, delivery and performance of this Agreement and of all instruments to be executed and delivered by Prudential hereunder have been duly authorized by all necessary action on the part of Prudential and have been duly executed and delivered.
               F. Other Instruments. Such other instruments or documents as may be reasonably requested by Cousins or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement (which instruments or documents shall be subject to Prudential’s prior approval thereof, which approval shall not be unreasonably withheld or delayed).
          8.4 Venture Five’s Deliveries. At the Closing, Venture Five (or the applicable Subsidiary LLCs) shall deliver or cause to be delivered to Cousins the following:
               A. Assignment of Leases. For each Property, an Assignment and Assumption of Leases.
               B. Assignment of Service Contracts, Warranties and Other Interests. For each Property, an Assignment and Assumption of Contracts and Other Interests.
               C. Master Lease and Right of First Offer. An executed counterpart of the Master Lease and Right of First Offer.
               D. Loan Assumption Documents. Executed counterparts of the Loan Assumption Documents.
               E. Management and Leasing Agreement. The Management Agreement.
               F. Ground Lease Assignment. An executed counterpart of the Ground Lease Assignment.
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               G. License Agreement. An executed counterpart of the License Agreement.
     9. Representations and Warranties.
          9.1 Cousins’ Representations and Warranties. Cousins, as of the date of the execution of this Agreement by Cousins, represents and warrants to Prudential, and covenants with Prudential, subject to the matters on the Representation Exception Schedule, as follows:
          A. Space Leases:
          (i) Title. Cousins (or, as applicable, Other Owner) is the lessor or landlord or the successor lessor or landlord under the Space Leases. Except as set forth in the Existing Loan Documents, no rent reserved in the Space Leases has been assigned by Cousins (or, as applicable, Other Owner) and, except as set forth in the Existing Loan Documents, nether Cousins nor Other Owner, has otherwise assigned its rights, title or interest in and to the Space Leases.
          (ii) Rent. To Cousins’ Knowledge (and without limiting Prudential’s rights under Paragraph 7 hereof), except as set forth on the Representation Exception Schedule, no Rental Payments have been collected in advance of the time when the same becomes due under the terms of the Space Leases, except only for Rental Payments paid not more than thirty (30) days in advance. Except as set forth in the Space Leases, Cousins has not granted to any Space Tenant any Concessions which would be binding upon Venture Five (or the Subsidiary LLCs, as applicable) after the Closing Date. Except as set forth in the Space Leases and on the Representation Exception Schedule, no Concession has been granted to a Space Tenant prior to the date hereof which resulted in the waiver of the obligation of such Space Tenant to pay base monthly rent.
          (iii) Rent Roll. The Rent Roll is, in all material respects, accurate and not misleading.
          (iv) Space Lease Defaults. Except as set forth on the Representation Exception Schedule, there are no monetary defaults on the part of any Space Tenant and no conditions or facts which, with the passage of time or the giving of notice, or both, would constitute a monetary default by any Space Tenant. To Cousins’ Knowledge, except as set forth on the Representation Exception Schedule, there are no material defaults under or with respect to the Space Leases on the part of the landlord thereunder, no material non-monetary defaults on the part of any Space Tenant and no conditions or facts which, with the passage of time or the giving of notice, or both, would constitute such a material non-monetary default, and there have been no waivers of any material non-monetary defaults by Cousins or the Other Owner under the Space Leases except as set forth in writings constituting the Space Lease.
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          (v) Guarantees of Space Leases. To Cousins’ Knowledge, all guarantees (if any) of the obligations of the Space Tenants under the Space Leases are in full force and effect.
          (vi) Copies of Space Leases and Commission Agreements. Cousins has made available to Prudential true, correct and complete copies of the Space Leases and Commission Agreements. To Cousins’ Knowledge, there are no understandings, Concessions, promises or agreements between Cousins or the Other Owner and any Space Tenant except as set forth in the Space Leases and the Commission Agreements.
          (vii) No Lease Offsets. Except as set forth on the Representation Exception Schedule, neither Cousins nor the Other Owner has received notice by a Space Tenant asserting, and to Cousins’ Knowledge, no Space Tenant has (A) any current right to off-set rent by reason of Cousins’ or the Other Owner’s failure, in any material respect, to perform its obligations pursuant to any Space Lease, (B) a claim against Cousins or the Other Owner, or (C) a right to abate rent.
          (viii) Space Tenant Status. Except as set forth on the Representation Exception Schedule, neither Cousins nor the Other Owner has received written notice that any Space Tenant has (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors. To Cousins’ Knowledge, except as set forth on Exhibit QQ, no Space Tenant has executed a written sublease for all or part of its demised premises or a written assignment of its Space Lease.
          (ix) Leasing Commissions. Except for the Surviving Commissions, there are no leasing Commissions, referral fees, payments and obligations to make payments to agents, leasing agents, leasing brokers or other parties with respect to the Space Leases, whether such agreements are contained in a Space Lease or in any separate Commission Agreement, due or payable now or hereafter with respect to the Space Leases.
               B. Organization, Power and Authority. Cousins is a Georgia corporation duly organized, validly existing and in good standing under the laws of the State of its organization or incorporation, is, to the extent required by law, duly qualified to do business in the States in which the Assets are located and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Cousins has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Cousins (i) has been duly and validly authorized by all necessary action on the part of Cousins, (ii) does not conflict with or result in a violation of Cousins’ articles of incorporation (or charter or by-laws) or partnership agreement or operating agreement, or any
Contribution Agreement

judgment, order or decree of any court or arbiter in any proceeding to which Cousins is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Cousins is bound or to which it is a party. Other Owner is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of its organization or incorporation, is, to the extent required by law, duly qualified to do business in the State of Georgia and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Other Owner has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Other Owner (i) has been duly and validly authorized by all necessary action on the part of Other Owner, (ii) does not conflict with or result in a violation of Other Owner’ operating agreement, or any judgment, order or decree of any court or arbiter in any proceeding to which Other Owner is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Other Owner is bound or to which it is a party.
               C. No Other Leases or Occupancies. Cousins has not entered into any, and to Cousins’ Knowledge there are no, leases or other agreements granting to any party any right to occupy any of the Assets, except for the Space Leases. To Cousins’ Knowledge, except for any subleases set forth on Exhibit QQ or as permitted under the Space Leases, no party other than the Space Tenants is actually occupying any portion of the Real Property or the Improvements.
               D. No Undisclosed Contracts. To Cousins’ Knowledge, there are no management, real estate, service, maintenance, employment, union, construction or other contracts of any kind or description in existence relating to the Assets, and no options to purchase, deeds, or other documents conveying any ownership or possessory interest in or to the Assets, except for the Venture Agreement, the Venture Five Agreement, the Permitted Title Exceptions, the Commission Agreements (for Surviving Commissions), the Ground Lease, the Space Leases, the Service Contracts, the Permits and Approvals and the Warranties, the terms of which will survive the Closing or would constitute an obligation upon Venture Five (or the Subsidiary LLCs, as applicable) after the Closing Date.
               E. Defaults under Service Contracts. To Cousins’ Knowledge, there are no material defaults under or with respect to the Service Contracts on the part of Cousins, and to Cousins’ Knowledge there are no material defaults on the part of any other party to any Service Contract, and no conditions or facts exist which, with the passage of time or the giving of notice, or both, would constitute such a material default on the part of Cousins or any such other party to any Service Contract, and there have been no waivers of any material defaults except as set forth in writings constituting the Service Contracts. Cousins has made available to Prudential true, correct and complete copies of the Service Contracts. To Cousins’ Knowledge, there are no understandings, concessions, promises or agreements between Cousins or the Other Owner and any party to the Service Contracts except as set forth in the Service Contracts.
               F. Accuracy of Operating Statements. Cousins has delivered to Prudential true, correct and complete copies of the Operating Statements. The Operating Statements are prepared in accordance with generally accepted accounting principles, excluding
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footnotes, and fairly represent in all material respects the results of operations of the Assets for the periods indicated, exclusive of any footnote disclosure.
               G. No Violations of Land Use Requirements. To Cousins’ Knowledge, the Real Property, the Space Leases and the Other Interests are not in violation, in any material respect, of the Land Use Requirements. Cousins has not received and, to Cousins’ Knowledge, Cousins is not aware of, any notification from any governmental or public authority that the Real Property, the Space Leases and the Other Interests are not in compliance in all material respects with any Land Use Requirements.
               H. Environmental Matters. With respect to the matters set forth in subsections (ii) through (vi) of this Subparagraph, Cousins’ Knowledge is based solely on those certain environmental reports listed on Exhibit RR attached hereto, which list includes all supplements, amendments and modifications (if any) to such reports (the “Environmental Reports”). To Cousins’ Knowledge, Cousins has not conducted or received from any third party any other environmental investigations with respect to Environmental Matters in the Real Property, except for the Environmental Reports.
          (i) Existing Reports. Cousins has made available to Prudential true, correct and complete copies of the Environmental Reports.
          (ii) No Known Litigation or Violation. To Cousins’ Knowledge, there is no Environmental Litigation pending or threatened with respect to the Real Property.
          (iii) Uses. To Cousins’ Knowledge, Cousins has not used the Real Property for the treatment, storage, or disposal of any Hazardous Substance in a manner which would violate, in any material respect, any applicable Environmental Laws. To Cousins’ Knowledge, no Space Tenant has used the Real Property for the treatment, storage or disposal of any Hazardous Substance in a manner which would violate, in any material respect, any applicable Environmental Laws.
          (iv) No Asbestos; No PCBs. Except as set forth in the applicable Environmental Reports, to Cousins’ Knowledge, no Improvement contains any asbestos or asbestos-containing materials in material violation of any applicable Environmental Law. To Cousins’ Knowledge, no electrical transformers installed or located on the Real Property contain polychlorinated biphenyls in material violation of any applicable Environmental Law.
               I. Condemnation Proceedings. To Cousins’ Knowledge, Cousins has received no written notice of pending or threatened Condemnation Proceedings which would affect the Real Property, or any part thereof, or any written request for a conveyance in lieu thereof.
               J. Litigation Proceedings. To Cousins’ Knowledge, there are no judgments unsatisfied against Cousins with respect to the Assets or consent decrees or
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injunctions to which the Assets are subject, and, to Cousins’ Knowledge, there is no litigation, claim or proceeding pending against or relating to the Assets. There is no criminal investigation concerning Cousins which will have a material adverse effect on its ability to perform under this Agreement or the Assets.
               K. Bankruptcy. Cousins has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, (C) made an assignment for the benefit of creditors.
               L. Trade Name. Cousins has received no notice from any other party who claims that Cousins’ use of the Project Name violates or infringes upon such party’s rights.
        M. ERISA. To Cousins’ Knowledge:
          (i) Neither Cousins nor any of its affiliates [within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor (“PTE 84-14”)] has the authority to appoint or terminate Prudential as investment manager of any assets of the employee benefit plans whose assets are held by Prudential or to negotiate the terms of any management agreement with Prudential on behalf of any such plan;
          (ii) The Transaction is not specifically excluded by Part I(b) of PTE 84-14;
          (iii) Cousins is not a related party of Prudential (as defined in Part V(h) of PTE 84-14); and
          (iv) The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.
Cousins hereby agrees to execute such documents or provide such information as Prudential may reasonably require in connection with the Transaction or to otherwise reasonably assure Prudential that: (a) this is not a prohibited transaction under ERISA, (ii) that the Transaction is otherwise in compliance in all respects with ERISA and (iii) that Prudential is not in violation of ERISA by compliance with this Agreement and by closing the Transaction.
        N. Ground Lease. With respect to the Ground Lease,
          (i) Other Owner is the owner and holder of the lessee’s interest in the Ground Lease and of the leasehold estate created thereby.
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          (ii) To Cousins’ Knowledge, neither Other Owner nor the lessor under the Ground Lease is in material default under any of the terms, covenants or conditions thereof nor does there exist any event of material default or any state of facts or condition which would, with the passage of time or the giving of notice, or both, constitute a material default or event of material default on the part of said lessor or Other Owner under any of said terms, covenants or conditions of the Ground Lease.
          (iii) The copy of the Ground Lease made available by Cousins and Other Owner to Prudential is a true, correct and complete copy thereof. To Cousins’ Knowledge, there are no understandings, concessions, promises or agreements between Cousins or Other Owner and any party to the Ground Lease except as set forth in the Ground Lease.
               O. Existing Indebtedness. With respect to the Existing Indebtedness, Cousins represents and warrants as follows:
          (i) The copies of the Existing Loan Documents made available by Cousins to Prudential are true, correct and complete copies thereof.
          (ii) To Cousins’ Knowledge, no material default or events which would, upon the passage of time or the giving of notice or both, ripen into a material default exist under the Existing Loan Documents.
               P. Building Systems Hardware and Software. To Cousins’ Knowledge, based on a review of Building System records and requests for information from parties to Service Contracts, the “make” of each item of computer driven or assisted equipment related to Building Systems (including type of hardware equipment, manufacturer, product name, and product number, if available to Cousins after making commercially reasonable and diligent inquiry of the parties to the applicable Service Contracts and manufacturers of the Building Systems, as applicable), and the “brand” of software used to operate such equipment used with Building Systems (including type of software, manufacturer, product name, product number, version, and other relevant identifying information), are as set forth on Exhibit SS attached hereto.
               Q. Plans and Specification and Soils Reports. To Cousins’ Knowledge, the copies of the Plans and Specifications made available to Prudential by Cousins are the final plans and specifications for the Improvements and are true, correct and complete copies thereof (except for changes to the Plans and Specifications which may have occurred during the construction of the Improvements and which do not materially adversely affect the Improvements). To Cousins’ Knowledge, the copies of the Soils Reports made available to Prudential by Cousins are true, correct and complete copies thereof. To Cousins’ Knowledge, there are no other soils reports or soils engineering studies, tests or investigations which are within the possession or control of Cousins and which contain materially different information from that contained in the Soils Reports.
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               R. Assessments. To Cousins’ Knowledge, Cousins has not received notice of any contemplated or actual reassessments of the Assets or any part thereof for general real estate or other tax purposes except as set forth in the Representation Exception Schedule. To Cousins’ Knowledge, except as set forth on the Representation Exception Schedule, no assessments for public improvements, impact fees or similar exactions have been made against the Assets which remain unpaid.
               S. Insurance Violations. To Cousins’ Knowledge, Cousins has not received any notice from any insurance company insuring the Assets stating that Cousins or the Other Owner is in violation of the terms and conditions of any insurance policy issued with respect to the Assets.
               T. Knowledgeable Parties. The individuals identified as Knowledgeable Parties include the officers or employees of Cousins who have had responsibility for the ownership, development, leasing, management and operation of the Assets.
          9.2 Modifications, Reaffirmation at Closing. All of the foregoing representations and warranties of Cousins shall be reaffirmed by Cousins in writing at Closing. In the event that there shall be any material change to any of the representations and warranties made herein by Cousins, Cousins agrees to give prompt written notice thereof to Prudential in order to reflect the accurate state of facts with respect to the foregoing (hereinafter such modifications are referred to as “Representation Exceptions”).
          9.3 Survival. The representations and warranties set forth above shall survive Closing hereunder for the earlier of (i) a period of seven (7) years after the date hereof or (ii) with respect to any Asset, the sale of such Asset by Venture Five (or the Subsidiary LLCs, as applicable) (the “Survival Period”) and shall not be merged with the execution and delivery of the deeds and other Closing documents. Cousins shall have no liability for a breach or inaccuracy of any of the aforesaid representations and warranties unless Prudential has delivered to Cousins written notice of such breach or inaccuracy on or prior to the expiration of the Survival Period.
          9.4 Remedies Prior To Closing. Intentionally Omitted.
          9.5 Cousins’ Representations Deemed Modified. Notwithstanding any other term or provision of the Venture Agreement, the Venture Five Agreement, the Venture Six Agreement or this Agreement to the contrary, Prudential expressly acknowledges and agrees that the liability of Cousins for any breach, failure or default of the Cousins’ Express Representations and Warranties set forth in this Agreement shall not extend to, and shall in all events exclude therefrom, (i) any matter known to Prudential’s Knowledge Representatives as of the date of Closing (“Prudential’s Knowledge Representatives” are those employees of Prudential who have been engaged in review of due diligence matters for Prudential in this Transaction, namely, Dale H. Taysom, Mark W. Seedorff, Whitney W. Lewallen, Jordan Hylton and Lawrence Frank), (ii) any matter disclosed by and specifically noted as an exception to the Cousins’ Express Representations and Warranties in this Agreement, the Venture Agreement, or the Venture Five Agreement, and (iii) any matter disclosed by the Space Leases, the Ground Lease, the Permits
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and Approvals, the Warranties, the Tenant Estoppels, the Title Commitment, the Title Policy, the UCC Certifications, the Rent Roll, the Commission Agreements, the Service Contracts, the Environmental Reports, the Existing Loan Documents, the Existing Lender Estoppel, the Service Contract Estoppels, the Title Estoppels, the Ground Lease Estoppel, the Warranty Estoppels, the Permitted Title Exceptions, the Operating Statements, and any other Property Documents actually delivered by Cousins to Prudential and the Closing Documents (the information in Clauses (i), (ii) and (iii) being collectively, the “Disclosed Matters”). In the event Prudential elects to consummate the Closing and not to terminate this Agreement upon discovery of any inaccuracy of any of Cousins’ Express Representations and Warranties, it is expressly acknowledged and agreed by Prudential that Cousins’ Express Representations and Warranties shall be deemed modified so as to include such information as is required to correct any such inaccuracy and Prudential shall be deemed to have accepted and approved such modification.
          9.6 Prudential’s Representations and Warranties. Prudential, as of the date of the execution of this Agreement by Prudential, represents and warrants to Cousins as follows and, as a condition precedent to Cousins’ obligation to consummate the Transaction at Closing under this Agreement, the following representations of Prudential shall be true and correct in all material respects as of the Closing Date:
               A. Organization, Power and Authority. Prudential is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is, or will by the Closing Date be, to the extent required by law, duly qualified to do business in the States in which the Assets are located and has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder. Prudential has the full power and authority to enter into this Agreement and the execution and delivery of this Agreement by Prudential (i) has been duly and validly authorized by all necessary action on the part of Prudential, (ii) does not conflict with or result in a violation of Prudential’s Articles of Incorporation or By-Laws or any judgment, order or decree of any court or arbiter in any proceeding to which Prudential is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Prudential is bound or to which it is a party.
               B. No Bankruptcy. Prudential has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.
               C. ERISA. To Prudential’s knowledge:
          (i) The Transaction is not specifically excluded by Part I (b) of PTE 84-14;
          (iii) Prudential is not a related party of Cousins (as defined in Part V (h) of PTE 84-14);
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          (iii) The terms of the Transaction have been negotiated and determined at arms length, as such terms would be negotiated and determined by unrelated parties; and
          (iv) Prudential is a qualified professional asset manager as defined in Part V (a) of PTE 84-14.
Prudential hereby agrees to execute such documents or provide such information as Cousins may reasonably require in connection with the Transaction or to otherwise reasonably assure Cousins that: (i) this is not a prohibited Transaction under ERISA, (ii) that the Transaction is otherwise in compliance with ERISA, and (iii) that Cousins is not in violation of ERISA by compliance with this Agreement and by closing this Transaction.
               D. Litigation Proceedings. To Prudential’s knowledge, there are no judgments unsatisfied against Prudential and no litigation, claim or proceeding pending or, to Prudential’s knowledge, threatened against Prudential which would have a material adverse impact on the Transaction. There is no criminal investigation concerning Prudential which will have a material adverse affect on its ability to perform under this Agreement.
               E. Modifications; Reaffirmation at Closing. All of the foregoing representations and warranties of Prudential shall be reaffirmed by Prudential in writing at Closing. In the event that there shall be any material change to any of the representations and warranties made herein by Prudential, Prudential agrees to give prompt written notice thereof to Cousins in order to reflect the accurate state of facts with respect to the foregoing.
               F. Survival. The representations and warranties set forth above shall survive Closing hereunder for a period of seven (7) years after the date hereof (the “Survival Period”) and shall not be merged with the execution and delivery of the deeds and other Closing documents. Prudential shall have no liability for a breach or inaccuracy of any of the aforesaid representations and warranties unless Cousins has delivered to Prudential written notice of such breach or inaccuracy on or prior to the expiration of the Survival Period.
     10. Cousins’ Covenants. Cousins (and, as used in this Paragraph 10, the term “Cousins” shall refer to “Cousins or, as applicable, Other Owner”) agrees that between the date hereof and the Closing Date:
          10.1 No Alteration of Title. Cousins shall not, so long as this Agreement remains in effect, further alter or encumber in any way Cousins’ title to the Assets after the date hereof without the prior written consent of Prudential, which consent shall not be unreasonably withheld.
          10.2 Standard of Operation and Maintenance. Cousins shall operate, manage and maintain the Assets substantially in the same manner as the Assets have been operated by Cousins to the date hereof.
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          10.3 Approved Space Leases and Modifications to Existing Space Leases. Cousins shall not (i) cancel, modify, amend, extend or renew any existing Space Lease, (ii) waive any material default under or accept any surrender of any Space Lease, or (iii) accept any prepayment of rent thereunder (more than thirty (30) days in advance), without in each case the prior written consent of Prudential, which consent will not be unreasonably withheld or delayed (and if no response by Prudential is made within ten (10) Business Days after such request, such consent shall be deemed to have been granted); upon delivery of such written consent, such modification of any Space Lease shall thereupon be included within the definition of “Space Leases” set forth herein. Except as provided on Exhibit TT attached hereto and with respect to the identified drafts and terms of certain proposed Space Leases referenced therein (which, if signed in the drafts and with the terms set forth on Exhibit TT shall be Approved New Leases and Cousins may enter into the same without further consent or approval from Prudential), Cousins shall not enter into any leases, subleases, rental agreements and other occupancy agreements, whether oral or written and whether or not of record, for the use or occupancy of any portion of the Assets, or modify any of the identified drafts and terms referenced on Exhibit TT attached hereto, without in each case the prior written consent of Prudential, which consent will not be unreasonably withheld or delayed (and if no response by Prudential is made within ten (10) Business Days after such request, such consent shall be deemed to have been granted); upon delivery of such written consent, such modification of any Space Lease shall thereupon be included within the definition of “Space Leases” set forth herein. With respect to any proposed Space Leases referenced on Exhibit TT attached hereto, Cousins shall provide Prudential with a copy of any material signed document (excluding routine correspondence) with respect thereto promptly upon execution thereof by any party. Except for space occupied by Cousins in its role as property manager of the Assets, no space in the Assets shall at Closing be occupied by Cousins or any Affiliate of Cousins on a rent free basis, for rent less than fair market rent, or on terms which are not fair market terms.
          10.4 Service Contracts. Prudential shall have the right to reject any or all of the Service Contracts by the delivery of written notice to Cousins of such election on or before the Closing Date, and, as to such Service Contracts so rejected or not accepted, Cousins shall terminate or cause to be terminated such Service Contracts at Closing (and the effective date of termination shall be governed by the terms of the respective Service Contracts so terminated, if any) and Venture Five (or the Subsidiary LLCs, as applicable) shall not receive an assignment of, assume or take title to the Assets subject to, such Service Contracts. However, to the extent that the effective date of termination of any Service Contract is after the Closing Date, Venture Five (or the Subsidiary LLCs, as applicable) will pay all amounts payable under the Service Contract from and after the Closing Date. After execution of this Agreement by Prudential, Cousins shall not enter into any new service, maintenance, or other contracts respecting leasing, management, maintenance or operation of the Real Property or the Improvements, including, but not limited to, equipment leases, construction contracts, maintenance contracts, contracts and agreements with respect to Building Systems, equipment rental agreements, brokerage agreements, annuity and Commission Agreements and management agreements which cannot be terminated, without penalty, upon thirty (30) days (or less) written notice from the owner of the Assets; and Cousins shall promptly notify Prudential if any Service Contracts are entered into and shall provide Prudential by written notice with true, correct and complete copies thereof. If any proposed Service Contract cannot be terminated, without penalty, upon thirty (30) days (or
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          less) written notice from the owner of the Assets, Cousins shall not enter into such Service Contract without the prior written consent of Prudential. In addition, Cousins shall not cancel, modify, extend or renew any Service Contract, nor waive any material default under or accept any surrender of the Service Contracts, without in each case the prior written consent of Prudential, which consent will not be unreasonably withheld or delayed.
          10.5 Representations and Warranties. Cousins shall not take any action which makes any of Cousins’ Express Representations and Warranties materially untrue or materially inaccurate in a manner which would produce a material adverse impact on the Assets or fail to take any action which would ordinarily be taken by Cousins in the normal course of business to prevent any of the Cousins’ Express Representations and Warranties from becoming materially untrue or materially inaccurate in a manner which would produce a material adverse impact on the Assets.
     11. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Cousins or Prudential under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), or (d) by telecopying to the telecopy number listed below or by emailing to the email addresses listed below (provided that a copy of such notice is also delivered within 24 hours to the Party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to the Prudential or Cousins, as applicable, as follows, or at such other address (or telecopy number) as each may request in writing. Such notices delivered by hand, by telecopy, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Cousins and Prudential shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Cousins:	Cousins Properties Incorporated
2500 Windy Ridge Parkway, Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Telephone No.: (770) 955-2200
Telecopy No.: (770) 857-2360
Email: robertjackson@cousinsproperties.com ;
craigjones@cousinsproperties.com; and
corporatesecretary@cousinsproperties.com
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With a copy to:	Troutman Sanders LLP
5200 NationsBank Plaza, 600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attention: Richard H. Brody and Maureen Theresa
Callahan
Telephone No.: 404.885.3109 and 404.885.3416
Telecopy No.: 404.962.6514 and 404.962. 6520
Email: richard.brody@troutmansanders.com and
maureen.callahan@troutmansanders.com

If to Prudential:	The Prudential Insurance Company of America
Two Ravinia Drive, Suite 400
Atlanta, Georgia 30346-2110
Attention: Managing Director, Transactions (Dale
H. Taysom), and Mark W. Seedorff and Whitney W.
Lewallen
Telephone No.: (770) 395-8654 (Seedorf: 8615,
Lewallen: 8616)
Telecopy No.: 770.399.5363
Email Address: dale.taysom@prudential.com
(mark.seedorff@prudential.com;
whitney.lewallen@prudential.com)

With a copy to:	The Prudential Insurance Company of America
Two Prudential Plaza, Suite 3275
Chicago, Illinois 60601
Attention: Vice President, Asset Management
(Lawrence Frank)
Telephone No.: 312.861.4811
Telecopy No.: 312.861.4957
Email: lawrence.frank@prudential.com

With a copy to:	The Prudential Insurance Company of America
PREI Law Department
8 Campus Drive, 4th Floor, Arbor Circle South
Parsippany, New Jersey 07054-4493
Attention: James N. Marinello, Esq.
Telephone No.: 973.683.1718
Telecopy No.: 973.683.1788
Email: james.marinello@prudential.com
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With a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Albert E. Bender, Jr.
Telephone No.: (404) 881-7385
Telecopy No.: 404.253.8484
Email: bbender@alston.com
     12. Casualty and Condemnation.
          12.1 Casualty. Cousins shall maintain property insurance in an amount not less than the full replacement value of the Property, less a reasonable deductible. If prior to the Closing Date any portion of the Improvements is damaged or destroyed by fire or other casualty, then Cousins shall (a) promptly deliver written notice to Prudential of such casualty, (b) commence all immediate repairs necessary under applicable insurance polices and Land Use Requirements to safeguard the Property and protect the health and safety of the Space Tenants and occupants thereof, and, if reasonably required by Prudential, commence complete repair and restoration in compliance with all Land Use Requirements in a workmanlike manner of a quality consistent with that of the rest of the Property and otherwise in a manner acceptable to Prudential, and (c) if such damage or destruction is not completely repaired prior to Closing by, and at the sole cost and expense of (and Cousins shall be entitled to retain any available insurance proceeds with respect thereto), Cousins in compliance with all Land Use Requirements in a workmanlike manner of a quality consistent with that of the rest of the Property and otherwise in a manner reasonably acceptable to Prudential, then Prudential shall have the right to terminate this Agreement by written notice to Cousins at or prior to Closing, in which event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
          12.2 Condemnation. If prior to the Closing Date there shall be commenced or instituted against the Property any Condemnation Proceeding, Cousins shall promptly give written notice of such Condemnation Proceeding to Prudential, and the following provisions shall apply with respect to such Condemnation Proceeding:
          A. Material Condemnation. If such Condemnation Proceeding would result in the taking of (i) any portion of any Improvement (other than taking of (1) paving or curbing, so long as such taking of paving or curbing does not limit or impair access to the Property, or (2) parking spaces, so long as such taking of parking spaces is not in violation of any provisions of any Space Leases or any Land Use Requirements or otherwise material to the use and operation of the Property), (ii) any portion of the Property worth in excess of One Million and no/100 Dollars ($1,000,000.00), or (iii) any portion of the Property that entitles any Space Tenant or Space Tenants leasing, in the aggregate, in excess of 50,000 square feet to terminate their Leases (any of the foregoing, a “Material Condemnation”), then Prudential shall have the right to terminate this Agreement by written notice to Cousins at or prior to Closing, in which
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          event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.
          B. Closing After Condemnation. If such Condemnation Proceeding is not a Material Condemnation, then Prudential shall have no right to terminate this Agreement on account thereof. In such event, or if this Agreement is not terminated pursuant to Subparagraph A above, then at Closing (i) the conveyance of the Real Property shall be less such portion of the Real Property so taken in (or shall be subject to, as applicable) said Condemnation Proceeding without adjustment of the Prudential Investment, and (ii) Cousins shall assign or pay to Venture Five (or the Subsidiary LLCs, as applicable) all of Cousins’ right, title and interest in any award payable on account of such Condemnation Proceeding or pay to Venture Five (or the Subsidiary LLCs, as applicable) all such awards previously paid and not applied to the restoration of the applicable Improvements.
          12.3 Casualty and Condemnation Cooperation. Cousins agrees to permit Prudential to participate in any loss adjustment negotiations, settlement negotiations, legal actions and other communication with the insurance company and/or condemning authority and their representatives, and will not settle any insurance claims or legal actions relating thereto or any Condemnation Proceeding without Prudential’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
     13. Brokers. Cousins and Prudential each hereby represent and warrant to the other that it has not employed, retained or consulted any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction. Cousins and Prudential each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. This Paragraph shall survive the Closing or any termination of this Agreement.
     14. Default and Remedies.
          14.1 Default on or Prior to Closing. If either Party defaults in the observance or performance of its covenants and obligations hereunder, and such default continues for ten (10) days after the date of receipt of written notice from the other Party demanding cure of such default, the non-defaulting Party shall be entitled, as its sole and exclusive remedy hereunder, to terminate this Agreement by written notice to the defaulting Party of such termination, in which event thereafter neither Party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement and to receive payment of the an amount equal to all third party out of pocket expenses incurred by the non-defaulting Party, not to exceed $300,000.00 (the “Liquidated Damage Amount”) as full liquidated damages for such default of the defaulting Party (and the defaulting Party shall be obligated to deliver such
Contribution Agreement

payment within ten (10) days after such demand of the non-defaulting Party), the Parties hereto acknowledging the difficulty of ascertaining the actual damages in the event of such a default, that it is impossible more precisely to estimate the damages to be suffered by the non-defaulting Party upon the defaulting Party’s default, that such payment of the Liquidated Damage Amount is intended not as a penalty, but as full liquidated damages and that such amount constitutes a reasonable good faith estimate of the potential damages arising therefrom, it being otherwise difficult or impossible to estimate the non-defaulting Party’s actual damages which would be suffered by the non-defaulting Party in the event of default by the non-defaulting Party. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, the non-defaulting Party’s right to terminate this Agreement and receive payment of the Liquidated Damage Amount as full liquidated damages, are the non-defaulting Party’s sole and exclusive remedies in the event of default hereunder by the defaulting Party, and the non-defaulting Party hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to sue the defaulting Party for damages or to prove that the non-defaulting Party’s actual damages exceed the Liquidated Damage Amount which is hereby provided the non-defaulting Party as full liquidated damages, (2) any right to sue the defaulting Party for specific performance, or (3) any other right or remedy which the non-defaulting Party may otherwise have against the defaulting Party, either at law, or equity or otherwise.
          14.2 Cure Periods for Default Subsequent to Closing. After Closing has occurred (including the simultaneous conveyance by of the Assets to Venture Five and payment of the Initial Prudential Venture Investment pursuant to the terms of Paragraph 3 hereof, and all other deliveries to be made as of Closing, no action, suit or proceeding shall be pursued or taken by Prudential as a result of any alleged breach, failure or default by Cousins under this Agreement, or by Cousins as a result of any alleged breach, failure or default by Prudential under this Agreement, unless written notice of such breach, failure or default hereunder has been given to the defaulting Party by the non-defaulting Party and such breach, failure or default is not cured within thirty (30) days after the giving of such notice; provided, however, if any such breach, failure or default is curable but will reasonably require more than thirty (30) days to cure, no such action, suit or proceeding shall be pursued or taken by the non-defaulting Party if the defaulting Party shall commence its efforts to cure such breach, failure or default within such thirty (30) pay period and shall thereafter diligently and continuously pursue such cure to completion, which cure must, in any event, be completed within ninety (90) days. In the event such breach, failure or default is not cured as aforesaid, then the non-defaulting Party shall be entitled to exercise any and all rights and remedies at law or in equity, subject to the limitations set forth in Paragraph 14.3. Notwithstanding the foregoing, Cousins and Prudential acknowledge and agree that the terms and provisions relating to the payment of any portion of the Prudential Investment other than the Initial Prudential Venture Investment, including the cure periods applicable in the event that Prudential shall fail to pay such amounts as and when due and payable, shall be as set forth in the Venture Agreement, and not in this Paragraph 14.2.
          14.3 Default by Cousins or Prudential Subsequent to Closing; Liability and Limitation of Liability. Subject to any express provision of the Venture Agreement, the Venture Five Agreement, the Venture Six Agreement, the Management Agreement or this
Contribution Agreement

Agreement to the contrary (which Venture Agreement, for example, permits assignment to Affiliates of Cousins, and as set forth below in this Agreement, which permits offset from the Management Agreement), in no event shall any of the Cousins Related Parties or any Affiliate of Cousins, have any liability (personal or otherwise) under this Agreement with respect to claims for any breach, failure or default of Cousins’ Express Representations and Warranties or otherwise, and in no event shall any Affiliate of Prudential have any liability (personal or otherwise) under this Agreement with respect to claims for any breach, failure or default of the Prudential Express Representations and Warranties or otherwise, and Cousins shall be responsible for all liability of the Other Owner under this Agreement with respect to claims for any breach, failure or default of Cousins’ Express Representations and Warranties and otherwise.
     With respect to the liability of Cousins under this Agreement subsequent to Closing, Prudential expressly acknowledges and agrees that, notwithstanding any provision of the Venture Agreement, the Venture Five Agreement, the Venture Six Agreement or this Agreement to the contrary, (i) in no event shall Cousins have any obligation to make payment with respect to claims for any breach, failure or default of the Cousins’ Express Representations and Warranties under this Agreement unless and until such claims shall exceed an amount which Prudential agrees is no longer an immaterial loss under this Agreement, such amount being $20,000.00 (the “Materiality Threshold”) in the aggregate (exclusive of matters set forth in Paragraph 7 hereof), in which event the full amount of such claims shall be actionable, and (ii) any obligations or liability of Cousins which may arise at any time under this Agreement (exclusive of matters set forth in Paragraph 7 hereof) shall be satisfied only (x) from the member interests of Cousins or any Affiliate of Cousins in Venture, Venture Five and Venture Six, and (y) from distributions payable to Cousins relating to the member interests of Cousins in Venture, Venture Five and Venture Six, and (z) by offset from amounts payable to Cousins or any Affiliate of Cousins under the Management Agreement.
     With respect to the liability of Prudential under this Agreement subsequent to Closing, Cousins expressly acknowledges and agrees that, notwithstanding any provision of the Venture Agreement, the Venture Five Agreement, the Venture Six Agreement or this Agreement to the contrary, except for Prudential’s obligations to pay the Initial Prudential Venture Investment which shall be absolute and unconditional as of the Closing Date and shall not be subject to the Materiality Threshold nor be limited to satisfaction from the interests described in (x), (y) and (z) below, (i) in no event shall Prudential have any obligation to make payment with respect to claims for any breach, failure or default of any of the Prudential Express Representations and Warranties unless and until such claims shall exceed the Materiality Threshold, in the aggregate (exclusive of matters set forth in Paragraph 7 hereof), in which event the full amount of such claims shall be actionable, and (ii) any obligations or liability of Prudential which may arise at any time under this Agreement for a breach of Prudential’s Express Representations and Warranties (exclusive of matters set forth in Paragraph 7 hereof) shall be satisfied only (x) from the member interest of Prudential or any Affiliate of Prudential in Venture, Venture Five and Venture Six, and (y) from distributions payable to Prudential relating to the member interest of Prudential in Venture, Venture Five and Venture Six. In addition to the rights and remedies of Cousins in Paragraph 14.1 hereof (which relate to the failure of Prudential to pay the Initial Prudential Venture Investment, and not to the payment of any portion of the Prudential Investment other than the Initial Prudential Venture Investment), Cousins and Prudential
Contribution Agreement

acknowledge and agree that the terms and provisions relating to the payment of any portion of the Prudential Investment, including those relating to the liability of Prudential for failure to make any such payment and the rights and remedies of Cousins with respect thereto, shall be as set forth in the Venture Agreement. No breach or failure of Cousins’ Express Representations and Warranties on or subsequent to the Closing Date shall excuse Prudential’s performance of its obligations to make the Initial Prudential Venture Investment, nor, as set forth in the Venture Agreement, shall any such breach or failure of Cousins’ Express Representations and Warranties on or subsequent to the Closing Date excuse Prudential’s performance of its obligations to make the remainder of the Prudential Investment pursuant to the Venture Agreement; provided, however, that no such performance by Prudential shall alter, impair or waive any of Prudential’s rights against Cousins for such breach or failure of Cousins’ Express Representations and Warranties on or subsequent to the Closing Date.
     Nothing set forth in this Agreement shall prohibit or impair the right of either Cousins or Prudential to exercise any rights or remedies under the Venture Agreement, the Venture Six Agreement or the Venture Five Agreement as the case may be, including, but not limited to, any right to require contributions or additional capital contributions.
15. General Provisions.
          15.1 Execution Necessary. This Agreement shall not be binding upon Cousins or Prudential until fully executed and delivered by an authorized officer of each of Cousins and Prudential.
          15.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each Party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.
          15.3 Successors and Assigns. Neither Cousins nor Prudential shall have the right to assign or delegate any of its rights, duties or obligations under this Agreement to any other Party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          15.4 Entire Agreement. This Agreement, the Venture Agreement, the Venture Five Agreement and the Venture Six Agreement, all the exhibits referenced herein and annexed hereto, and all agreements entered into on the Closing Date or otherwise contemporaneously herewith, contain the entire agreement of the parties hereto with respect to the Transaction, and no prior agreement or understanding (including without limitation the Term Sheet between Prudential and Cousins dated May 2, 2006) pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.
          15.5 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction.
Contribution Agreement

          15.6 Governing Law. This Agreement shall be governed by the laws of the State of Georgia.
          15.7 Survival. All covenants, agreements, indemnities, representations and warranties contained herein shall survive the Closing Date for the terms, as applicable, specified herein, except for those covenants and agreements which are actually performed at Closing and except as may be otherwise specifically provided in this Agreement. In addition, in the event of a termination of this Agreement prior to the Closing Date, the covenants, agreements, indemnities, representations and warranties contained herein which relate to obligations incurred prior to such termination (and excluding any obligation to consummate the Transaction) shall survive the Closing Date, except as otherwise expressly set forth herein.
          15.8 Further Assurances. Each Party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of the within Agreement. This covenant shall survive the Closing.
          15.9 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Prudential and Cousins hereto any right, remedy or claim under or by reason of this Agreement.
          15.10 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto; provided, however, that, if the performance of such excused provision materially affects any material aspect of this Transaction and the other Party does not promptly enter into a modification or separate agreement which sets forth in valid fashion the covenants of such offending provision in a manner which counsel to both parties determine is valid, then the Party hereto for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other Party within ten (10) days after such provision is so declared invalid, to terminate this Agreement; thereupon this Agreement shall be null and void.
          15.11 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any Party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such Party is used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.
Contribution Agreement

          15.12 Waiver Rights. Prudential reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Prudential. Cousins reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Cousins.
          15.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Cousins or Prudential of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such Party. No delay or omission in the exercise of any right or remedy accruing to Cousins or Prudential upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Cousins or Prudential of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.
          15.14 Attorney’s Fees. Should either Party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing Party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing Party all reasonable costs, damages and expenses, including reasonable attorney’s fees, expended or incurred in connection therewith.
          15.15 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.
          15.16 Confidentiality. Cousins and Prudential agree that the subject matter of this Agreement and the Term Sheet between Cousins and Prudential dated May 2, 2006, and all negotiations related thereto will remain confidential until May 2, 2006 (the “Disclosure Date”) and until such Disclosure Date neither Party shall disclose any terms of this Agreement or the Term Sheet without the prior written approval of the other Party. Prior to the Disclosure Date, Cousins and Prudential will disclose such information only to those parties required to know it, including, without limitation, employees of either of the parties, consultants, attorneys engaged by either Cousins or Prudential and prospective or existing investors and lenders, and the Investor of Prudential with respect to this investment. This Paragraph 15.16 shall survive the termination of this Agreement. Cousins and Prudential shall cooperate with one another to prepare and release press statements on or after the Disclosure Date, and thereafter Cousins and Prudential shall be free to disclose the Transaction to third parties. Notwithstanding the foregoing, Cousins and Prudential shall each be free to make such disclosures of the Agreement and the Transaction contemplated hereby as may be required or appropriate under applicable laws or regulations including, without limitation, the rules and regulations of the Securities Exchange Commission.
Contribution Agreement

     IN WITNESS WHEREOF, Prudential and Cousins and the Other Owner have executed this Agreement under seal as of the day and year first above written.

COUSINS PROPERTIES INCORPORATED, a Georgia corporation

By: Name: Title:	/s/ Craig B. Jones Craig B. Jones Executive Vice President

CP VENTURE THREE LLC, a Delaware limited liability company

By:	CP VENTURE LLC, a Delaware limited
liability company, as the Managing
Member thereof

By:	COUSINS PROPERTIES
INCORPORATED, a Georgia corporation,
as a Managing Member thereof duly
authorized hereunto

By: Name:	/s/ Craig B. Jones Craig B. Jones
Title:	Executive Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation

By:	/s/ Mark W. Seedorff

Name:	Mark W. Seedorff
Title:	Vice President
Contribution Agreement

Exhibit U
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
CP VENTURE IV HOLDINGS LLC

i

4.1.4 Operating Property Activity Loss	33
4.1.5 Net Profit	33
4.1.6 Net Loss	33
Section 4.2 [Reserved]	33
Section 4.3 Limitation on Loss Allocations	33
Section 4.4 Other Items	33
Section 4.5 Special Allocations	34
Section 4.6 Curative Allocations	37
Section 4.7 Other Allocation Rules	37
Section 4.8 Section 704(c) Allocation	38
Section 4.9 Distribution of Cash Flow	38
4.9.1 Development Activity Cash Flow	38
4.9.2 Operating Property Activity Cash Flow	39
4.9.3 Cash Flow	39
Section 4.10 Distribution of Capital Proceeds	39
4.10.1 Development Activity Capital Proceeds	39
4.10.2 Operating Property Activity Capital Proceeds	40
4.10.3 Other Capital Proceeds	40
4.10.4 Insufficient Balance	40
Section 4.11 Loss on CPI Note and Venture Six Guaranty	41
Section 4.12 Allocation Example	41

ARTICLE 5 COMPANY BOOKS; ACCOUNTING/FINANCIAL STATEMENTS	42
Section 5.1 Books and Records	42
Section 5.2 Tax Returns	42
Section 5.3 Reports	43
Section 5.4 Audits	44
Section 5.5 Bank Accounts	44
Section 5.6 Tax Elections and Decisions	44
Section 5.7 Tax Matters Member	45

ARTICLE 6 MANAGEMENT	45
Section 6.1 Management of the Company	45
6.1.1 General	45
6.1.2 Development Manager	46
6.1.3 Operating Property Manager	47
6.1.4 Administrative Manager	48
6.1.5 Management Committee	48
6.1.6 Actions By Management Committee	49
Section 6.2 Meetings	49
Section 6.3 Administrative Manager’s Rights and Powers; Execution of Documents	50
Section 6.4 Duties of Managers	51
Section 6.5 Authorization for Expenditures	52
Section 6.6 Rights Not Assignable	52
Section 6.7 Major Decisions	52
Section 6.8 Emergency Authority	52
Section 6.9 Operating Budget And Expenses	53
6.9.1 Company Expenses	53
6.9.2 Operating Budget	53
Section 6.10 Removal of Managers	54

Section 6.11 Actions to Maintain REIT Status	54
Section 6.12 Action to Maintain VCOC and REOC Status	55
Section 6.13 Management And Leasing Agreements	56
Section 6.14 Development Agreement	56
Section 6.15 Operating Agreements	56
6.15.1 Development Activity Agreement	56
6.15.2 Operating Property Activity Agreement	56
Section 6.16 Liability for Conduct	56
Section 6.17 Indemnity	57

ARTICLE 7 COMPENSATION, REIMBURSEMENTS, CONTRACTS WITH AFFILIATES	57
Section 7.1 Compensation, Reimbursements	57
7.1.1 Compensation	57
7.1.2 Reimbursements	57
Section 7.2 No Contracts with Affiliates	58

ARTICLE 8 TRANSFER RESTRICTIONS AND REORGANIZATION RIGHTS	58
Section 8.1 General	58
8.1.1 Required Consents	58
8.1.2 Indirect Transfers	58
Section 8.2 Permitted Transfers by the Members	59
8.2.1 Transfers By Prudential	59
8.2.2 Transfers By CPI	59
8.2.3 Agreements with Transferees	59
Section 8.3 Asset Restrictions	60
8.3.1 Assets Lock-Out Period	60
8.3.2 Interests Lock-Out Period	61
8.3.3 Restrictions Relating to Mortgages	61
8.3.4 Sale of Assets After Lock-Out Period	62
8.3.5 CPI Reorganization Rights	65
8.3.6 Prudential Reorganization Rights	67
8.3.7 Closing	68
8.3.8 Distribution Redemption	69
8.3.9 Limitation on Manager’s Authority	69
Section 8.4 Put/Call	69
8.4.1 Prudential Put	69
8.4.2 CPI Call	69
8.4.3 Closing	69
8.4.4 Binding Agreement	69
Section 8.5 First Offer Procedure	69
Section 8.6 Restraining Order	74
Section 8.7 No Termination	74
Section 8.8 Distribution Rights	71
Section 8.9 Right of First Offer	71

ARTICLE 9 DEFAULT AND DISSOLUTION	75
Section 9.1 Events of Default	75
9.1.1 Definitions and Cure Periods	75
9.1.2 Act of Insolvency	77

INDEX OF EXHIBITS

Exhibit A	Assets
Exhibit B	Mortgage
Exhibit C	ERISA Certificate
Exhibit D	Allocation Example
Exhibit E	Major Decisions
Exhibit F	Operating Budget

Schedule 3.2.3(c)(1)	Guidelines for Qualified Leases
Schedule 3.2.3(c)(2)	Qualified Leases
Schedule 3.2.3(c)(3)	Example Calculation of Prudential Additional Contribution Amount
Schedule 5.6	Tax Elections and Decisions

v

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CP VENTURE IV HOLDINGS LLC
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made as of the ___day of                                         , 2006 (the “Effective Date”), by and between COUSINS PROPERTIES INCORPORATED, a Georgia corporation (“CPI”), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”).
W I T N E S S E T H   T H A T :
     WHEREAS, CPI and Prudential desire to form a limited liability company under the laws of the State of Delaware, and in connection with the formation of such limited liability company CPI and Prudential wish to set forth their respective rights and obligations as members thereof and set forth certain terms and conditions applicable to the Company’s ownership and management of its interests in “Venture Five” and “Venture Six” (as hereinafter defined);
     THE INTERESTS IN CP VENTURE IV HOLDINGS LLC (THE “MEMBER INTERESTS”) ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN ARTICLE 8 OF THIS AGREEMENT. THE MEMBER INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER (i) THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE “GEORGIA ACT”) IN RELIANCE UPON THE EXEMPTION PROVIDED IN SECTION 9(13) THEREOF, (ii) UNDER ANY OTHER STATE SECURITIES LAWS, OR (iii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “FEDERAL ACT”). NEITHER THE MEMBER INTERESTS, NOR ANY PART THEREOF, MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 8 OF THIS AGREEMENT AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT, THE GEORGIA ACT, AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH SECURITIES LAWS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS.

     NOW THEREFORE, in consideration of the premises, the mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of such consideration being hereby acknowledged, CPI and Prudential, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Definitions.
     When used in this Agreement, the following terms will have the meanings set forth below:
          “Act” shall mean the Delaware Limited Liability Company Act, as the same may be amended from time to time.
          “Act of Insolvency” shall have the meaning specified in Section 9.1.2.
          “Additional Capital Notice” shall mean a notice described in Section 3.5.
          “Additional Capital Units” shall mean Additional Capital Units issued by Venture Six pursuant to the Development Activity Agreement.
          “Adjusted Capital Account Balance” shall mean with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
               (i) credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise pursuant to Regulation Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Regulations Sections 1.704-2(g)(1)(ii) and 1.704-2(i)(5); and
               (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistent with such Regulations.

          “Administrative Manager” shall mean the Person designated by the Management Committee as a manager (within the meaning of Section 18-101(10) of the Act) pursuant to Section 6.1.4 hereinbelow.
          “Affiliate Debt” shall have the meaning set forth in Section 3.5.
          “Affiliate(s)” shall mean a CPI Affiliate or a Prudential Affiliate, or a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.
          “Agreed Value” shall mean with respect to each Asset of Venture Five listed on Exhibit A attached hereto, the gross fair market value of such Asset as agreed by the Members and listed on such Exhibit.
          “Agreement” shall mean this Limited Liability Company Operating Agreement, as amended from time to time.
          “Approved by the Members” or “Approval of the Members” shall mean approval in writing by all of the Members acting through their duly authorized representatives who may or may not be the same representatives as are on the Management Committee.
          “Approved by the Management Committee” or “Approval of the Management Committee” shall mean approval in writing by all of the Members of the Company acting through their representatives on the Management Committee who shall have been designated pursuant to Section 6.1.5.
          “Asset” shall mean any of the real property assets of Venture Five listed on Exhibit A attached hereto, and “Assets” shall mean all of such real property assets.
          “AWC Expansion” shall mean the “AWC Expansion” as defined in the Contribution Agreement.
          “Bank” shall mean a banking or other financial institution which from time to time is selected to serve as the Company’s principal funds depository; Bank of America, Wachovia and Merrill Lynch being approved institutions.
          “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close.

          “Call Notice” shall have the meaning specified in Section 8.4.2.
          “Capital Account” shall have the meaning specified in Section 3.8.
          “Capital Proceeds” shall mean the net proceeds, other than Development Activity Capital Proceeds and Operating Property Activity Capital Proceeds, from:
               (i) loans to the Company in excess of current or reasonably anticipated Company needs as Approved by the Members (including reasonable reserves for Company debt obligations and working capital as Approved by the Members) or excess funds received from refinancing of any Company indebtedness after the payment of, or provision for the payment of, all costs and expenses incurred by the Company in connection with such refinancing; and
               (ii) any sale, exchange, condemnation or other disposition of any capital asset of the Company or from claims on policies of insurance maintained by the Company for damage to or destruction of capital assets of the Company or the loss of title thereto (to the extent that such proceeds exceed the actual or estimated costs of repairing or replacing the assets damaged or destroyed if, pursuant to this Agreement, such assets are repaired or replaced), and any lease termination payments, (x) after the payment of, or provision for the payment of, all costs and expenses incurred by the Company in connection with such sale or other disposition or the receipt of such insurance proceeds, as the case may be, and (y) after deduction or retention of such sums as are deemed necessary to be retained as a reserve for the conduct of the business of the Company as determined by the Members.
          “Cash Flow” shall mean for any period the Gross Receipts of the Company for such period less Operating Expenses of the Company for such period.
          “Closing Date” shall mean the “Closing Date” as defined in the Contribution Agreement.
          “Closing Proration Time” shall mean the “Closing Proration Time” as defined in the Contribution Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          “Company” shall mean the limited liability company formed pursuant to the terms hereof for the limited purposes and scope set forth herein.
          “Contribution Agreement” shall mean the Contribution Agreement dated as of May 2, 2006 by and among CPI, CP Venture Three LLC, a Delaware limited liability company, and Prudential.
          “CPI” shall mean Cousins Properties Incorporated, a Georgia corporation.

          “CPI Affiliate” shall mean (i) any successor to CPI in connection with a bona fide reorganization, recapitalization, acquisition or merger, (ii) any Person which acquires all or substantially all of the assets of CPI and (iii) any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with CPI or any of the aforesaid specifically identified CPI Affiliates. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.
          “CPI Current Return” shall mean as of any particular date, an amount equal to six and one-half percent (6.5%) per annum, compounded quarterly until paid, determined on the basis of a 365 day year for the actual number of days in the period for which the CPI Current Return is being determined, cumulative to the extent not distributed pursuant to Section 4.9.1(c) or Section 4.10.1(d) herein, on the CPI Unreturned Contribution, commencing on the Effective Date.
          “CPI Current Valuation Return” shall mean as of any particular date, an amount equal to six and one-half percent (6.5%) per annum, compounded quarterly until paid, determined on the basis of a 365 day year for the actual number of days in the period for which the CPI Current Valuation Return is being determined, cumulative to the extent not distributed pursuant to Section 4.9.1(d) or Section 4.10.1(e) herein, on an amount equal to the Unreturned CPI Development Valuation Amount (to the extent outstanding from time to time), commencing as of the Effective Date.
          “CPI Development Income Valuation Amount” shall mean Fifty Million Dollars ($50,000,000).
          “CPI Development Valuation Amount” shall mean Fifty Million Dollars ($50,000,000).
          “CPI Reorganization Notice” shall have the meaning specified in Section 8.3.5.
          “CPI Reorganization Rights” shall mean those rights of CPI defined in Section 8.3.5 herein.
          “CPI Unreturned Contribution” shall mean as of any particular date an amount equal to the excess, if any, of (x) the product of the Member Development Percentage of CPI (expressed as a decimal) times the Prudential Contribution Amount that has been contributed to the Company, less (y) the aggregate distributions to CPI pursuant to Section 4.10.1(b) (excluding therefrom any distribution amount attributable to the 2% annual compounded increase on the contributions used for purposes of calculating the “Unreturned Development Activity Contribution.”)

          “Defaulter” shall have the meaning specified in Section 9.1.1.
          “Depreciation” shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Manager.
          “Developer Units” shall have the meaning ascribed to such term in the Development Activity Agreement.
          “Development Activity” shall mean the business activity of the Company of developing Projects which shall be carried out by the Company’s ownership of a managing member interest in Venture Six.
          “Development Activity Agreement” shall mean the limited liability company operating agreement of Venture Six entered into as of even date herewith by the Company as the sole member of Venture Six.
          “Development Activity Capital Proceeds” shall mean “Capital Proceeds” (as defined in the Development Activity Agreement) to the extent distributed by Venture Six to the Company, plus amounts received by the Company upon the sale, liquidation or other disposition of all or part of its interest in Venture Six.
          “Development Activity Cash Flow” shall mean “Cash Flow” (as defined in the Development Activity Agreement) to the extent distributed by Venture Six to the Company, plus any amount received by the Company attributable to Investment Income.
          “Development Activity Interest” shall mean the Company’s aggregate interest(s) in the profits, losses and distributions of Venture Six from time to time.
          “Development Activity Nonrecourse Deductions” shall mean nonrecourse deductions with respect to the Development Activity and, as applicable, the Company’s distributive share of nonrecourse deductions of Venture Six as allocated to the Company pursuant to the Development Activity Agreement.
          “Development Activity Profit or Loss” shall mean the sum of (x) either (1) for so long as Venture Six is wholly-owned by the Company, all net profit, net loss or items of gross income, gain, loss and deduction from the Development Activity (but excluding Development Activity Nonrecourse Deductions and any other amounts specially or curatively allocated pursuant to this Agreement) or (2) in the event Venture Six becomes a partnership for federal income tax purposes, the Company’s distributive share of net profit, net loss, or items of gross income, gain, loss and deduction, allocated to the Company pursuant to the Development Activity Agreement (but excluding Development Activity Nonrecourse Deductions and any other amounts specially or curatively allocated pursuant to this Agreement), plus (y) any Investment Income, plus (z) the gain or loss realized by the Company upon the sale or other disposition of all or part of its interest in Venture Six. The net amount of such items, if positive, being referred to as Development Activity Profit or, if negative, Development Activity Loss.
          “Development Manager” shall mean the Person designated by the Management Committee as a manager (within the meaning of Section 18-101(10) of the Act) pursuant to Section 6.1.2 hereinbelow.
          “Documents” shall have the meaning specified in Section 5.1.
          “Effective Date” shall mean the effective date of this Agreement as set forth on the first page hereof.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Excess Operating Property Activity Capital Proceeds” shall have the meaning set forth in Section 8.3.4.
          “Excess Operating Property Activity Cash Flow” shall have the meaning set forth in Section 8.3.4.
          “Event of Default” shall have the meaning specified in Section 9.1.1.
          “Fair Market Value” shall have the meaning specified in Section 10.1.
          “Federal Act” shall have the meaning specified in Section 2.11.
          “Fiscal Year” shall mean the twelve month period ending December 31 of each year; provided that the first Fiscal Year shall be the period beginning on the Effective Date and ending on December 31, 2006, and the last Fiscal Year shall be the period beginning on January 1 of the calendar year in which the final liquidation and termination of the Company is completed and ending on the date such final liquidation and termination is completed (to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the first or final Fiscal Year to reflect that such period is less than a full calendar year period).
          “Gross Asset Value” shall mean with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

               (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as Approved by the Members;
               (ii) Except as otherwise provided in this Agreement, the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as Approved by the Members, at each of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member for more than a de minimis contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member; and (d) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;
               (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as Approved by the Members; and
               (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Members determine that an adjustment pursuant to subsection (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection.
               (v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.
     If the Members are unable to agree regarding any Gross Asset Value, such value shall be determined pursuant to the procedure of Section 10.2 herein.
          “Gross Receipts” shall mean receipts, calculated on an accrual basis, from the conduct of the business of the Company from all sources, excluding items of Development Activity Cash Flow, Development Activity Capital Proceeds, Operating Property Activity Cash Flow and Operating Property Activity Capital Proceeds.
          “Independent Accountants” shall mean Deloitte & Touche USA, LLP or other nationally recognized accounting firm as Approved by the Members.

          “Internal Rate of Return” shall mean that percentage return rate which, when used as a discount rate to determine a net present value of a cash flow series (treating cash outflows as negative numbers and inflows as positive numbers), results in a net present value of “0” for such cash flow series. For quarterly cash flow series, the quarterly discount rate equivalent to an annual rate of 8.5% shall be 2.0605%. For monthly cash flow series, the monthly discount rate equivalent to an annual rate of 8.5% shall be .6822%.
          “Investment Income” shall mean the income, if any, earned by the short-term investment of any portion of the Prudential Contribution Amount in accordance with Section 3.4.
          “Laws” shall mean federal, state and local statutes, case law, rules, regulations, ordinances, codes and the like which are in full force and effect from time to time and which affect the Company, Venture Five or Venture Six.
          “Lock-Out Period” shall have the meaning specified in Section 8.3.1.
          “Make-Whole Amount” shall have the meaning specified in Section 8.3.4(a)(iii).
          “Make-Whole Asset” shall have the meaning specified in Section 6.1.3(c).
          “Make-Whole Option” shall have the meaning specified in Section 8.3.4.
          “Major Decisions” shall have the meaning specified in Section 6.7 and Exhibit E hereto.
          “Management and Leasing Agreements” shall have the meaning specified in Section 6.13.
          “Management Committee” shall have the meaning specified in Section 6.1.5.
          “Managers” shall mean the Development Manager, Operating Property Manager and Administrative Manager.
          “Member” shall mean CPI, Prudential, or any permitted transferee of an interest in the Company hereunder.
          “Member Development Percentage” shall mean a Member’s aggregate percentage share of the Company’s profits, losses and distributions from the Development Activity Interest. The respective Member Development Percentages are 88.50% for CPI, and 11.50% for Prudential, subject to adjustment as provided in this Agreement.
          “Member Interest” shall mean the aggregate interest of a Member in the Company and in the capital, profits, losses, and distributions of the Company.

          “Member Property Percentage” shall mean a Member’s aggregate percentage share of the profits, losses and distributions from the Operating Property Activity Interest. The initial Member Property Percentages for purposes of applying the provisions of this Agreement are 100% for CPI and 0% for Prudential (subject to adjustment as provided herein). Upon payment by Prudential of the Prudential Initial Contribution Amount in full pursuant to Section 3.2.2 below and the Contribution Agreement, the Member Property Percentages shall be 11.50% for CPI and 88.50% for Prudential. The initial Member Property Percentages set forth above have been determined based on the value of the initial contributions to the capital of the Company as set forth in Section 3.2.1. As further capital is contributed to the Company by Prudential pursuant to Sections 3.2.1 and 3.2.2 and the Contribution Agreement, the Member Property Percentages of Prudential and CPI shall be adjusted automatically based on the amount of such contributions pursuant to the following formulas: (i) Prudential’s Member Property Percentage at a given time shall be equal to (x) the amount of the Prudential Initial Contribution Amount actually contributed by Prudential at such time, divided by (y) the total amount of the Prudential Initial Contribution Amount, and multiplied by (z) 88.50% (.8500) and (ii) CPI’s Member Property Percentage at a given time shall be equal to 100% less the Prudential Member Property Percentage at such time. Prudential’s Member Property Percentage shall not be increased due to the Prudential Additional Contribution Amount but will be subject to dilution in the event such Prudential Additional Contribution Amount is required to be made in accordance with this Agreement, is not in dispute in good faith under this Agreement (and if a portion is in dispute, the undisputed portion shall be contributed) and is not paid and an Event of Default exists with respect thereto. Any such dilution shall be calculated by multiplying Prudential’s Member Property Percentage at the time by a fraction, the numerator of which is the amount of the Prudential Contribution Amount that has been paid, and the denominator of which is the sum of (i) the amount of the Prudential Contribution Amount that has been paid and (ii) the amount thereof that has become due and payable under this Agreement but not paid, and the resulting product shall be the new Member Property Percentage of Prudential (and conversely, the Member Property Percentage of CPI shall be increased to the same extent that Prudential’s Member Property Percentage was decreased). For any period in which the Member Property Percentages are adjusted, allocations and distributions pursuant to Article 4 for such period shall be made pro-rata based upon the number of days in the period and the applicable Member Property Percentage for each day in the period.
          “Mortgage” shall mean the deed to secure debt encumbering certain of the Assets as set forth on Exhibit B attached hereto.
          “Net Profit” or “Net Loss” shall mean for each Fiscal Year the Company’s taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code), and Regulation Section 1.703-1, but with the following adjustments:
               (i) Any tax exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company during such Fiscal Year shall be added to such taxable income or taxable loss;

               (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Regulation Section 1.704-1(b)(2)(iv)(1) and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;
               (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;
               (iv) Any item of income, gain, loss or deduction that is required to be specially or curatively allocated to a Member under this Agreement, including Section 4.5 hereof, shall not be taken into account in computing such taxable income or taxable loss;
               (v) The amount of any gain or loss required to be recognized by the Company during such Fiscal Year by reason of a sale or other disposition of any Company property shall be computed as if the Company’s adjusted basis in such property for income tax purposes were equal to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and
               (vi) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period.
     This definition is intended to comply with the Regulations and any and all other items which must be included in Net Profit or Net Loss in order for this Agreement to comply with said Regulations shall be included in such concept. Notwithstanding any other provision of this definition, any items of income, gain, deduction, loss or credit which are specially allocated, including allocations of Development Activity Profit and Loss and Operating Property Activity Profit and Loss, shall not be taken into account in computing Net Profit or Net Loss. The intent of this definition is that no reference to Net Profit or Net Loss include such specially allocated items. If the Company’s taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided in clauses (i) through (vi) above, is a positive amount, such amount shall be the Company’s Net Profit for such Fiscal Year, and if negative, such amount shall be the Company’s Net Loss for such Fiscal Year.
          “NOI” shall have the meaning specified in Section 3.2.3(b).
          “Non-Defaulter” shall have the meaning specified in Section 9.3.
          “Offer Price” shall have the meaning specified in Section 8.3.4.
          “Offer Price Notice” shall have the meaning specified in Section 8.3.4.

          “Operating Budget,” shall mean the annual budget of the Company, estimating all receipts from and expenditures for the ownership, management, maintenance and operation of the Company for each Fiscal Year; provided, however, that such budget shall not include the operations of Venture Five or Venture Six.
          “Operating Expenses” shall mean all expenditures of any kind, determined on an accrual basis, made with respect to the operations of the Company in the normal course of business, excluding items of Development Activity Cash Flow, Development Activity Capital Proceeds, Operating Property Activity Cash Flow and Operating Property Activity Capital Proceeds.
          “Operating Property Activity” shall mean the business activity of the Company of investment in the Assets which shall be carried out by the Company’s ownership of a managing member interest in Venture Five (including the Subsidiary LLC’s).
          “Operating Property Activity Agreement” shall mean the limited liability company operating agreement entered into as of even date herewith by the Company as the sole member of Venture Five.
          “Operating Property Activity Capital Proceeds” shall mean “Capital Proceeds” (as defined in the Operating Property Activity Agreement) to the extent distributed to the Company plus amounts received by the Company upon the sale, liquidation or other disposition of all or any part of its interest in Venture Five.
          “Operating Property Activity Cash Flow” shall mean “Cash Flow” as defined in the Operating Property Activity Agreement, to the extent distributed by Venture Five to the Company.
          “Operating Property Activity Interest” shall mean the Company’s aggregate percentage interest in the profits, losses and distributions of Venture Five from time to time.
          “Operating Property Activity Nonrecourse Deductions” shall mean nonrecourse deductions with respect to the Operating Property Activity and, as applicable, the Company’s distributive share of nonrecourse deductions of Venture Five as allocated to the Company pursuant to the Operating Property Activity Agreement.
          “Operating Property Activity Profit or Loss” shall mean the sum of (x) either (1) for so long as Venture Five is wholly-owned by the Company, all net profit, net loss, or items of gross income, gain, loss and deduction from the Operating Property Activity (but excluding Operating Property Activity Nonrecourse Deductions and any other amounts specially or curatively allocated pursuant to this Agreement) or (2) in the event Venture Five becomes a partnership for federal income tax purposes, the Company’s distributive share of net profit, net loss, or gross items of income, gain, loss and deduction, allocated to the Company pursuant to the Operating Property Activity Agreement (but excluding Operating Property Activity Nonrecourse Deductions and any other amounts specially or curatively allocated pursuant to this

Agreement) and (y) the gain or loss realized by the Company upon the sale or other disposition of all or part of its interest in Venture Five. The net amount of such items, if positive, being referred to as Operating Property Activity Profit or, if negative, Operating Property Activity Loss.
          “Operating Property Manager” shall mean the Person designated by the Management Committee as a manager (within the meaning of Section 18-101(10) of the Act) pursuant to Section 6.1.3 hereinbelow.
          “Pension Investor” shall mean any investor with respect to which Prudential or Prudential Real Estate Investor (“PREI”) is acting as a “Qualified Professional Asset Manager” as defined in Department of Labor Prohibited Transaction Class Exemption 84-14. The initial Pension Investor shall be the separate account for qualified pension trust investors formed and maintained by Prudential pursuant to the provisions of Section 17B:28-7 N.J.S.A. and known as Prudential Property Investment Separate Account (“PRISA”).
          “Percentage Interest” shall mean a Member’s percentage interest in the profits and losses of the Company other than Venture Five Profit or Loss and Venture Six Profit or Loss, as set forth in Section 3.1.
          “Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint stock company or other entity or association.
          “Plan Assets Regulations” shall mean C.F.R § 2510.3-101, promulgated under ERISA.
          “Plan Violation” shall mean a transaction, condition or event that would (i) constitute a nonexempt (under Prohibited Transaction Class Exemption 84-14, as it may be amended) or prohibited transaction under ERISA; or (ii) be subject to state statutes regulating investments of and fiduciary obligations with respect to any governmental Plan.
          “Prepayment Notice” shall have the meaning specified in Section 8.3.3.
          “Project” shall have the meaning ascribed to such term in the Development Activity Agreement.
          “Prudential” shall mean The Prudential Insurance Company of America, a New Jersey corporation.
          “Prudential Additional Contribution Amount” shall mean the amount of additional capital to be contributed by Prudential to the Company pursuant to Section 3.2.3 of this Agreement.
          “Prudential Affiliate” shall mean (i) any successor to Prudential in connection with a bona fide reorganization, recapitalization, acquisition or merger, (ii) any Person which acquires all or substantially all of the assets of Prudential, (iii) the Pension Investor and (iv) any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Prudential or any of the aforesaid specifically identified Prudential Affiliates. The term “control”, as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.
          “Prudential Contribution Amount” shall mean the sum of the Prudential Initial Contribution Amount and, if applicable, the Prudential Additional Contribution Amount.
          “Prudential Initial Contribution Amount” shall mean an amount of cash equal to the difference between $[338,450,074] and the outstanding principal balance of the Mortgage as of the Effective Date.
          “Prudential Current Return” shall mean as of any particular date, an amount equal to six and one-half percent (6.5%) per annum compounded quarterly until paid, determined on the basis of a 365 day year for the actual number of days in the period for which the Prudential Current Return is being determined, cumulative to the extent not distributed pursuant to Section 4.9.1(b), 4.9.2 or Section 4.10.1(c) herein, on the Prudential Unreturned Contribution, for the period such Prudential Unreturned Contribution amount is outstanding; provided, however, that in the event Prudential becomes a Defaulter due to an Event of Default described in Section 9.1.1(a) with respect to its obligation to pay any portion of the Prudential Contribution Amount (after giving effect to the applicable 5 day grace period in Section 9.1.1), and following CPI giving Prudential a second notice marked “Failure to Cure Will Result In Reduction of Current Return” and if Prudential fails to cure such default within five (5) days after receipt of such second notice, then the Prudential Current Return shall be zero from and after and during the continuance of any such Event of Default.
          “Prudential Reorganization Notice” shall have the meaning specified in Section 8.3.6.
          “Prudential Reorganization Rights” shall have the meaning specified in Section 8.3.6.
          “Prudential Unreturned Contribution” shall mean as of any particular date, an amount equal to the excess, if any, of (x) the product of the Member Development Percentage of Prudential (expressed as a decimal) and the Prudential Contribution Amount that has been contributed to the Company, less (y) the aggregate distributions to Prudential pursuant to Section 4.10.1(b) (excluding therefrom any distribution amount attributable to the 2% annual compounded increase on the contribution used for purposes of calculating the “Unreturned Development Activity Contribution”).
          “Put Notice” shall have meaning specified in Section 8.4.1.

          “Qualified Leases” shall have the meaning specified in Section 3.2.3(c).
          “Regulations” shall mean those regulations promulgated under the Code.
          “Reorganization” shall have the meaning set forth in Section 8.3.5(b).
          “Reorganization Date” shall have the meaning specified in Section 8.3.5(b).
          “Reorganization Rights” shall mean the CPI Reorganization Rights or the Prudential Reorganization Rights.”
          “Right of First Offer” shall mean the Right of First Offer Agreement dated as of even date herewith by and among CPI and Prudential.
          “Right to Match Notice” shall have the meaning specified in Section 8.5.4(b).
          “Sale Notice” shall have the meaning specified in Section 8.3.4.
          “Shell Cost” shall have the meaning specified in Section 3.2.3(b).
          “Subsidiary LLC’s” shall mean the wholly-owned limited liability companies of Venture Five, known as CP Venture Five – AMC LLC, CP Venture Five – AV LLC, CP Venture Five – AWC LLC, CP Venture Five – AEC LLC and CP Venture Five – APC LLC. “Subsidiary LLC” shall mean any of the Subsidiary LLC’s.
          “Tax Matters Partner” shall have the meaning specified in Section 5.7.
          “Term” shall have the meaning specified in Section 2.10.
          “Transfer” shall have the meaning specified in Section 8.1.1.
          “Transferee” shall have the meaning specified in Section 8.2.3.
          “Transferor” shall have the meaning specified in Section 8.2.3.
          “Unreturned CPI Development Income Valuation Amount” shall mean the CPI Development Income Valuation Amount minus amounts which have been distributed under Section 4.9.1(e), with the net amount outstanding from time to time escalated at the rate of 2% per annum (compounded annually) from the Effective Date.
          “Unreturned CPI Development Valuation Amount” shall mean the CPI Development Valuation Amount minus amounts which have been distributed under Section 4.10.1(f), with the net amount outstanding from time to time escalated at the rate of 2% per annum (compounded annually) from the Effective Date.

          “Unreturned Development Activity Contribution” shall mean an amount equal to the Prudential Contribution Amount actually contributed from time to time, minus amounts distributed pursuant to Section 4.10.1(b), with the net amount outstanding from time to time escalated at the rate of 2% per annum (compounded annually).
          “Venture Five” shall mean CP Venture Five LLC, a Delaware limited liability company.
          “Venture Six” shall mean CP Venture Six LLC, a Delaware limited liability company.
     Section 1.2 Other Definitions.
     In addition to the terms defined in Section 1.1, other terms will have the definitions provided elsewhere in this Agreement.
     Section 1.3 Exhibits.
     Attached hereto and forming an integral part of this Agreement are various exhibits which are listed in the Table of Contents for this Agreement or otherwise referenced in this Agreement, all of which are incorporated into this Agreement as fully as if the content thereof were set out in full herein at each point of reference thereto.
ARTICLE 2
FORMATION
     Section 2.1 Formation of Company.
     CPI and Prudential do hereby form the Company as a limited liability company for the limited purposes and scope set forth in Section 2.4 and upon the terms, provisions and conditions set forth in this Agreement. The rights and obligations of the Members shall be governed by this Agreement and by the Act. If there is a conflict between the provisions of this Agreement and the Act, the provisions of the Act shall control (it being understood, however, that if the Act provides for a particular rule but allows the members of a limited liability company to provide to the contrary in their limited liability company operating agreement, and if the parties hereto have so provided hereunder, then such provisions shall not be deemed to constitute a conflict for purposes of the foregoing).
     Section 2.2 Name.

     The name of the Company shall be CP Venture IV Holdings LLC or such other name as may be Approved by the Members under which all business and affairs of the Company shall be conducted.
     Section 2.3 Principal Place of Business; Resident Agent.
     The Company shall maintain a registered office in the State of Delaware at CT Corporation System, Wilmington, Delaware, and the registered agent at such address shall be CT Corporation System unless and until such registered office and agent are changed by the Administrative Manager after giving prior written notice to all Members. The principal place of business of the Company shall be located at CPI’s address set forth in Section 11.1 below or at such other place of business of CPI in the State of Georgia as CPI may designate. The Company shall maintain a registered office at such address in Georgia. The resident agent for the Company in Georgia shall be CPI or such agent as may be designated by CPI from time to time.
     Section 2.4 Purpose and Scope.
     The purpose of the Company is to acquire, own and invest in Development Activity and Operating Property Activity, including by means of investment in and ownership of limited liability company interests in Venture Five and Venture Six, to make short term investments, including short term loans, permitted for “venture capital operating companies” under the Plan Asset Regulations pending the commitment of Company funds to investments in Development Activity and Operating Property Activity or distributions to the Members, to exercise in the ordinary course of business rights and duties as the managing member under the Development Activity Agreement and rights and duties as the managing member under the Operating Property Activity Agreement, and to do any and all other acts or things which may be incidental or ancillary thereto. In furtherance of these purposes, the Company shall have all powers necessary, suitable or convenient for the accomplishment thereof. It is the intent of the Members that the Company shall be a “venture capital operating company” within the meaning of the Plan Asset Regulations and that Venture Five and Venture Six shall each be a “real estate operating company” within the meaning of the Plan Asset Regulations.
     Section 2.5 Certificate of Formation.
     The Company has filed a certificate of formation (the “Certificate”) with the Secretary of State of Delaware pursuant to the Act and shall also execute and file such other certificates which may from time to time be necessary or appropriate to file in connection with the continuation and operation of the Company. The Members hereby agree to execute and file any required amendments to the Certificate and shall do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the Act or any other applicable law.
     Section 2.6 Ownership and Waiver of Partition.
     The interest of each Member in the Company shall be personal property for all purposes. All property and interests in property, real or personal, owned by the Company shall be held in the name of the Company and deemed owned by the Company as an entity, and no Member, individually, shall have any ownership of or interest in such property or interest owned by the Company except as a member of the Company. Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that it may have to seek or maintain any action for partition with respect to any of the assets of the Company.
     Section 2.7 Limits of Company.
          (a) The relationship between and among the Members shall be limited to carrying on the business of the Company in accordance with the terms of this Agreement.
          (b) The Members shall each devote such time to the Company as is reasonably necessary to carry out the provisions of this Agreement. Each of the Members understands that the other Member or its Affiliates and any Manager and its Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company, Development Activity or Operating Property Activity. Each Member also understands that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings. The Members hereby agree that the creation of the Company and the assumption by each of the Members of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of the other Member or its Affiliates and of any Manager and its Affiliates. The Members and Managers and their Affiliates may engage in or possess any interest in any other business venture of any nature or description independently or with others including, but not limited to, the ownership, financing, leasing, operation, management or development of real property and investments in real property. Such other ventures and investments may compete with the business and assets of the Company, Venture Five, and Venture Six, including, without limitation, the Assets. Neither the Company nor any Member shall have any right by virtue of this Agreement, the Development Activity Agreement or the Operating Property Activity Agreement in or to any such other venture or investment or the income or profits derived therefrom. Except as otherwise provided in the Contribution Agreement, neither CPI nor Prudential shall have any obligation to offer or contribute any particular business opportunity or investment to the Company, to Venture Five or to Venture Six.
     Section 2.8 No Individual Authority.
     Neither Member shall, without the express, prior written consent of the other Member, take any action for or on behalf of or in the name of the Company or other Member, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the Company except for (a) actions expressly provided for in this Agreement, (b) actions by a Member within the scope of its authority granted in this Agreement, and (c) actions Approved by the Members or Approved by the Management Committee, and any action taken in violation of the foregoing limitation shall be void. Each Member shall indemnify and hold harmless the other Member and the Company and their respective Affiliates from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorneys’ fees and all court costs) arising directly or indirectly, in whole or in part, out of any breach of the foregoing provisions by such Member, unless and to the extent such Member or Affiliate was acting in good faith. This provision shall survive dissolution of the Company.
     Section 2.9 Responsibility of Members.
          (a) The Company and each Member shall not be responsible or liable for any responsibility, indebtedness, or other obligation, including, but not limited to, any tax liability, of any other Member incurred prior to, on the date of or after the execution of this Agreement, except for those which are undertaken or incurred expressly on behalf of the Company under or pursuant to the terms of this Agreement or the Contribution Agreement, or assumed in writing by both Members, and each Member hereby indemnifies and agrees to hold the other Member and the Company harmless from all such obligations and indebtedness except as aforesaid.
          (b) Each Member will notify the other Member as quickly as reasonably possible upon receipt of any notice (i) of the filing of any action in law or in equity naming the Company, Venture Five or Venture Six or any Member as a party relating in any way to the business of the Company, Venture Five or Venture Six; (ii) of any actions to impose liens of any kind whatsoever or of the imposition of any lien whatsoever against the Company, Venture Five, Venture Six, or any assets owned by such entities, (iii) of any casualty, damage or injury to persons or property owned by the Company, Venture Five, or Venture Six; or (iv) of the default by the Company, Venture Five, or Venture Six of any of its respective obligations to creditors or other third parties. Each Member will endeavor to notify the other Member verbally promptly upon learning of any of the foregoing actions, or the threat thereof, which, in such Member’s judgment, is material to the Company or the other Member.
     Section 2.10 Term.
     The term of the Company (the “Term”) shall commence as of the date first above written and continue until the Company is dissolved and terminated as a result of the dissolution and winding up of the Company in accordance with Article 9 hereof.
     Section 2.11 Investment Representations
          (a) Investment Intent. Each Member does hereby represent and warrant to the other and to the Company, and to each of them, that it is acquiring its interests in the Company for investment solely for its own account or, in case of Prudential, solely on behalf of institutional clients for whom Prudential makes discretionary real estate investments that are held in a separate account of Prudential, with the intention of holding such interest for investment purposes only, and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Federal Act”).

          (b) Unregistered Interests. Each Member does hereby acknowledge that it is aware that its interest in the Company has not been registered under the Federal Act or under any state securities laws. Each Member further understands and acknowledges that its representations and warranties contained in this Section 2.11 are being relied upon by the Company and by the other Member as the basis for the exemption of the Members’ interests in the Company from the registration requirements of the Federal Act and under all state securities laws. Each Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of a Member’s interest in the Company to any Person unless and until the provisions of Article 8 hereof have been fully satisfied.
          (c) Each Member represents and warrants that it is an “accredited investor” as that term is defined in Rule 501 under the Federal Act, and that subject to the Express Representations and Warranties of CPI and Prudential, respectively, as set forth in the Contribution Agreement it has had a full and adequate opportunity to review information regarding the Assets, the Development Activity Interest and the Operating Property Activity Interest and, in the case of Prudential, to meet with representatives of CPI and obtain such information regarding the investment as it has required.
          (d) Nature of Investment. Each Member does hereby acknowledge and agree that a legend reflecting the restrictions imposed upon the transfer of its interest in the Company under Article 8 hereof, under the Federal Act and under state securities laws shall be placed on the first page of this Agreement.
          (e) Indemnification. Each Member shall and does hereby agree to indemnify and save harmless the Company and the other Member, from any liability, loss, cost, damage and expense (including, without limitation, the costs of litigation and attorneys’ fees) arising out of, resulting from, or in any way related to the breach of any representation or warranty of such Member set forth in this Section 2.11.
ARTICLE 3
CAPITAL
     Section 3.1 Member Percentage Interests. The Percentage Interests of the Members in the profits of the Company are as follows (subject to adjustment as provided in this Agreement):

Member	Percentage
Prudential	50%

CPI	50%
     Section 3.2 Capital Contributions.

          3.2.1 Initial Capital Contributions.
          (a) As of the Closing Date, Prudential shall contribute to the Company cash in an amount equal to $100 million as its initial capital contribution and first installment of the Prudential Initial Contribution Amount.
          (b) As of the Closing Date, CPI shall convey to Venture Five, or a Subsidiary LLC, (or cause to be conveyed) the Assets as its initial capital contribution to the Company, free and clear of any liens, claims, security interests or encumbrances (other than the Mortgage and any “Permitted Title Exceptions” (as such term is defined in the Contribution Agreement)). At the same time, the Company shall enter into the Development Activity Agreement and the Operating Property Activity Agreement, and, if necessary, the Company will contribute the Assets to Venture Five directly or to the respective Subsidiary LLC’s. Alternatively, at CPI’s election, the Assets may be conveyed directly to Venture Five or the respective Subsidiary LLC’s as of the Effective Date. [NOTE (to be addressed at execution, and removed, with contribution amounts adjusted, if needed): Notwithstanding the foregoing to the contrary, CPI will have the right to retain ownership of Outparcel No. 9 in the Asset known as “Avenue Viera,” in which event the contribution of Prudential will be reduced as provided in Section 3.2.2 below. End NOTE] The Members agree that the initial Gross Asset Value of the Assets is equal to the Agreed Value. CPI makes no representations or warranties to Prudential or the Company of any kind regarding the Operating Property Activity Interest, the Assets or the Development Activity Interest, except as expressly set forth in the Contribution Agreement (or delivered in accordance therewith).
          3.2.2 Balance of Prudential Initial Contribution Amount. Prudential shall contribute to the capital of the Company the balance of the Prudential Initial Contribution Amount remaining after its initial capital contribution described in Section 3.2.1 above, pursuant to three (3) additional equal installments of $___[depends on Mortgage balance] each on the dates specified below. In the event CPI desires for the Company or Venture Six to receive any portion of the Prudential Initial Contribution Amount in advance of the dates set forth below, upon written request to Prudential from CPI specifying the amounts so requested, which request may be made at any time, Prudential shall undertake good faith efforts to secure such amounts from the Pension Investor for contribution on such accelerated schedule proposed by CPI (it being acknowledged by CPI that other obligations of the Pension Investor may render such accelerated schedule proposed by CPI infeasible for Prudential and the Pension Investor), and if Prudential determines that it shall be able to so secure such amounts on such accelerated schedule as aforesaid, then, and only in such event, Prudential and CPI shall enter into an amendment of the schedule of remaining installments of the Prudential Initial Contribution Amount. The remaining installments of the Prudential Initial Contribution Amount in the amounts of $___each shall be due and payable on the dates set forth below (unless amended as aforesaid):
Date
June 30, 2006
September 29, 2006

December 29, 2006
Each installment made by Prudential to the Company of the Prudential Initial Contribution Amount and any Prudential Additional Contribution Amount shall be contributed by the Company to Venture Six no later than the second Business Day following the date of any such contribution.
          3.2.3 Additional Capital Contributions.
               (a) Based upon the leasing status of the Asset known as “Viera MarketCenter” and the AWC Expansion, both of which CPI is currently developing, Prudential shall contribute to the Company (i) up to $13,571,115 of additional cash with respect to such development of Viera MarketCenter and (ii) up to $6,978,811 of additional cash with respect to the AWC Expansion. Such maximum additional contribution in the aggregate amount of $20,549,926 is referred to herein as the “Prudential Additional Contribution Amount.”
               (b) The Prudential Additional Contribution Amount shall be made in up to three (3) installments. Each installment shall have two (2) components, calculated individually for Viera MarketCenter and for the AWC Expansion, as set forth below. The first such installment shall be made on or after December 29, 2006 following the notice provided for in Section 3.2.3 (d) below, and shall be an amount equal to the greater of (i) all tenant improvement costs, leasing commissions, legal fees and other sums then expended by CPI with respect to leases in Viera MarketCenter and the AWC Expansion that are “Qualified Leases” (as defined below) as of December 29, 2006 (and not included within the “Shell Cost” (as defined below) for each such project, if any of the foregoing is included in the Shell Cost), or (ii) the product of the in-place annualized 2007 net operating income (“NOI”) derived from “Qualified Leases” in each of Viera MarketCenter and the AWC Expansion, as of such date, multiplied by the reciprocal of a cap rate of 6.48% for Avenue West Cobb and a cap rate of 6.31% for Viera MarketCenter less the “Shell Cost” for each such project. The “Shell Cost” for the AWC Expansion and for Viera MarketCenter shall be $9,023,639 and $17,075,156, respectively. The second installment of the Prudential Additional Contribution Amount, if any, for each such project would be made on or after June 29, 2007 following the notice provided for in Section 3.2.3(d) below in an amount equal to the greater of (i) all tenant improvement costs, leasing commissions, legal fees and other sums expended by CPI with respect to leases in Viera MarketCenter and the AWC Expansion that are Qualified Leases effective after December 29, 2006 and on or prior to June 29, 2007, or (ii) the product of the in-place annualized 2007 NOI derived from Qualified Leases in such projects multiplied by the reciprocal of the cap rates set forth above (with such cap rates to be increased by 25 basis points for Qualified Leases executed after December 29, 2006 and on or before June 29, 2007) less the sum of the Shell Cost for each such project and the first installment of the Prudential Additional Contribution Amount. The third installment of the Prudential Additional Contribution Amount, if any, for each such project shall be made on or after December 31, 2007 following the notice provided for in Section 3.2.3(d) below in an amount equal to the greater of (i) all tenant improvement costs, leasing commissions, legal fees and other sums expended by CPI with respect to leases in Viera MarketCenter and the AWC Expansion that are Qualified Leases effective after June 29, 2007 and on or prior to December 31, 2007, or (ii) the product of the in-place annualized 2007 NOI derived from Qualified Leases in such projects multiplied by the reciprocal of the cap rates set forth above (with such cap rates to be increased by an additional 25 basis points, for a total increase of 50 basis points, for Qualified Leases executed after June 29, 2007 and on or before December 31, 2007) less the sum of the Shell Costs for each such project and the first and second installments of the Prudential Additional Contribution Amount.
               (c) In order for a lease to be included in the determination of NOI for the AWC Expansion or Viera MarketCenter (a “Qualified Lease”), the lease of space in such expansion must be fully executed and approved by Prudential, which approval shall not be unreasonably withheld, and the tenant must be in occupancy, open for business and rent paying, with such tenant having delivered a “clean” estoppel on occupancy and opening together with any applicable certificate of occupancy or other permit, and all tenant improvement allowances and leasing commissions paid in full. Prudential shall be deemed to have approved any leases which are in accordance with the guidelines set forth on Schedule 3.2.3(c)(1) and incorporated herein by this reference, and Prudential has also approved the identified drafts and terms of certain proposed leases which are set forth or described on Schedule 3.2.3(c)(2), which is attached hereto and incorporated herein by this reference, on the terms and conditions contained therein and under Section 10.3 of the Contribution Agreement with respect thereto. A “Qualified Lease” shall not include a lease to an existing tenant relocating from any portion of Avenue West Cobb or Viera MarketCenter (or Avenue Viera), as applicable, unless there is also at or prior to such acceptance of a Qualified Lease a new lease for the vacated space that meets the standard for a Qualified Lease hereunder and is otherwise acceptance to Prudential. For purposes of calculating NOI, base rent and recovery of expenses shall not include any future escalations or the amortization of any above-standard tenant improvements. No vacancy allowance or credit loss shall be applied in calculating such NOI (as an adjustment for vacancy factors has been applied to the applicable cap rates). A 3% management fee shall be included as a deduction in the determination of NOI. For purposes of calculating NOI for Viera MarketCenter and the AWC Expansion, 2007 common area expenses (including management fees) shall be deemed to be $6.39 per rentable square foot for Viera MarketCenter and $6.95 per rentable square foot for the AWC Expansion. In addition, for purposes of calculating the NOI for Viera MarketCenter, no expense costs shall be deducted from the rent paid under the Kohl’s ground lease (since Kohl’s is responsible for paying its property taxes and maintaining its pro rata portion of common areas). An example of the calculation of such Prudential Additional Contribution Amount based upon existing Qualified Leases is set forth on Schedule 3.2.3(c)(3) and is incorporated herein by this reference.
               (d) CPI shall deliver to Prudential a written request for payment of Prudential Additional Contribution Amount, which request shall include such documentation as Prudential shall reasonably require to determine the calculation of Prudential Additional Contribution Amount in accordance with this Agreement, on or before ten (10) Business Days of any request for contribution of any Prudential Additional Contribution Amount, for review and approval by Prudential in accordance with the terms of this Agreement, and, in the event that the foregoing request is made on or after ten (10) Business Days prior to the installment deadline set forth above, the deadline for payment of such installment shall be extended to ten (10) Business Days after such request.
          3.2.4 Prudential Contribution Amount. Prudential shall be unconditionally and irrevocably obligated to contribute to the capital of the Company the installments of the Prudential Initial Contribution Amount specified in Section 3.2.2 above and shall be irrevocably obligated to contribute, subject to the conditions set forth in Section 3.2.3, the installments of the Prudential Additional Contribution Amount specified in Section 3.2.3 above, on the respective installment dates specified above, timely contribution being of the essence, and irrespective of any claim of breach or default or right of offset by any party arising under the Contribution Agreement or this Agreement or otherwise. All installments of the Prudential Contribution Amount shall be paid by wire transfer of immediately available federal funds to an account of the Company designated by the Administrative Manager. In the event Prudential fails to pay in full any installment of the Prudential Contribution Amount as and when due and payable under Section 3.2.2 or Section 3.2.3, as applicable, which failure remains uncured after giving effect to the grace period set forth in Section 9.1.1(a), CPI shall have all rights and remedies available at law or in equity including, without limitation, the right to pursue a suit for specific performance against Prudential, and the right to enforce on behalf of the Company any and all rights and remedies of the Company against Prudential. Upon the date of each contribution, the Member Property Percentages of Prudential and CPI shall be adjusted as provided in the definition of Member Property Percentage herein. Except at the request of CPI or with the prior written consent of CPI, Prudential shall not be entitled to prepay in advance of the applicable contribution date any installment of the Prudential Contribution Amount without the consent of CPI. The Gross Asset Values of Company assets shall not be adjusted upon the contribution of any part of the Prudential Initial Contribution Amount. The Gross Asset Values of the Assets shall be increased to the extent of the Prudential Additional Contribution Amount actually paid, with such adjustment being allocated solely to the Capital Account of CPI. No breach or failure at any time of “Cousins’ Express Representations and Warranties” or covenants under the Contribution Agreement or any of CPI’s representations or covenants under this Agreement shall excuse Prudential’s performance of its obligations to pay the Prudential Contribution Amount in full. Prudential’s liability to pay the Prudential Contribution Amount in full shall not be subject to any limitation of liability or recourse in the Contribution Agreement or any other agreement or arising under law, nor shall Prudential’s liability be subject to any claim or right of offset against CPI, the Company, Venture Five or Venture Six. The obligation of Prudential to pay the Prudential Contribution Amount is the full faith and credit obligation of Prudential, provided, however, that liability for any failure of Prudential to pay the Prudential Contribution Amount in full when due shall be limited to an amount equal to the net asset value of those assets which are maintained in the PRISA Account of Prudential at the time of any such failure. Prudential represents to CPI that the PRISA Account is an open-end commingled insurance company separate account of Prudential that has a net asset value of not less than $6 billion as of [March 31, 2006]. Prudential covenants and agrees with CPI that it shall at all times hereunder maintain investments (consisting of total investments in real estate assets and cash or cash equivalents) in such PRISA Account having a net asset value (i.e., total value of assets minus liabilities with respect thereto) not less than 200% of the outstanding balance of the Prudential Contribution Amount, and such covenant and agreement in this Section shall constitute the full faith and credit obligation of Prudential. In the event Prudential becomes a Defaulter due to Prudential’s failure to pay the Prudential Contribution Amount in full as and when due, or, unless Prudential shall agree that liability against it shall not be so limited, should at any time the net asset value of the PRISA Account be an amount less than 200% of the outstanding balance of the Prudential Contribution Amount, then CPI shall have the right to acquire (a) the entire interest in the Company held by Prudential (or any Prudential Affiliate) (including its entire Member Development Percentage, Member Property Percentage, and Percentage Interest) and (b) the entire interests in Venture Six and Venture Five (including any Additional Capital Units) held directly by Prudential (or any Prudential Affiliate), if any, for an amount of cash (or wire transfer of immediately available Federal funds) equal to 90% of the Prudential Contribution Amount theretofore contributed, against delivery of transfer instruments with respect to such interests in form acceptable to CPI and otherwise in accordance with Section 8.3.7(b). Such right to purchase shall be exercisable by CPI upon written notice to Prudential and shall be in addition to CPI’s other rights and remedies. The “Closing” of any such acquisition for which such notice is given shall be consummated in accordance with Section 8.3.7, except that the place and date of Closing shall be the place and date specified in any such notice of election from CPI. Until the Prudential Contribution Amount is paid in full, Prudential will provide CPI with quarterly and annual financial statements certifying as to the net asset value of the PRISA Account. Such quarterly financial statements will be provided not more than 45 days after the end of each calendar quarter and such annual financial statement not more than 90 days after the end of each calendar year.
          3.2.5 Certain CPI Obligations.
               (a) CPI shall be solely responsible for funding the shell completion of the improvements in the development of the Asset known as “Viera MarketCenter” and the current expansions of the Assets known as “Avenue West Cobb” and “Avenue Viera.” CPI shall also be solely responsible for funding all tenant improvement costs and leasing commissions for all leases in Viera MarketCenter and the AWC Expansion, including any Qualified Leases or any leases or lease deals that have failed to become Qualified Leases and have terminated on or before the final funding of the Prudential Additional Contribution Amount. Furthermore, CPI shall be solely responsible for the funding of all tenant improvement costs and leasing commissions of all vacant space in Avenue Viera as of the Effective Date which is leased prior to December 31, 2007. Venture Five shall be responsible for funding from cash flow all tenant improvement costs and leasing commissions incurred with respect to any vacant space in Avenue East Cobb, Avenue Peachtree City and the first phase of Avenue West Cobb. Such funding by CPI pursuant to this Section 3.2.5 shall not be treated as increasing CPI’s Capital Account, and CPI shall pay such costs directly as and when such costs come due.
               (b) Cousins Real Estate Corporation, a Georgia corporation and a CPI Affiliate, has entered into that certain Lease with Venture Five of even date herewith with respect to certain vacant suites in Avenue Viera which are identified in such Lease, as a master lease of such suites.

          3.2.6 Depreciable and Non-Depreciable Elements of Contributions. The Company will allocate, upon request of any Member and by separate document Approved by the Members, the Agreed Value of the Assets (as set forth on Exhibit A) as between the various depreciable and non-depreciable elements thereof.
     Section 3.3 Pro Rations Related to Contributed Property. The Members agree that Venture Five shall allocate on a pro rata basis all “Operating Expenses” and “Gross Receipts” (as such terms are defined in the Operating Property Activity Agreement) attributable to the Assets of Venture Five as of the Closing Proration Time. For each such Asset, except as set forth in the Contribution Agreement, Venture Five shall be entitled to all such “Gross Receipts” and responsible for all such “Operating Expenses” of the Assets attributable to the period following the Closing Proration Time, and CPI shall be entitled to all such “Gross Receipts” of and be responsible for all such “Operating Expenses” of the Assets attributable to the period ending at the Closing Proration Time. Percentage rents, if any, collected by Venture Five from any tenant under such tenant’s lease for the percentage rent accounting period after the Closing Proration Time occurs, as, if, and when received by Venture Five, shall be prorated between Venture Five and CPI, such that CPI’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period until (and including the date of) the Closing Proration Time and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s lease that accrue and become due and payable after the Closing Proration Time and in the payment of any other obligations of such tenant to Venture Five then due and payable by such tenant. Similarly, except as set forth in the Contribution Agreement, as of each date of contribution of additional Prudential Contribution Amount, Venture Five shall allocate on a pro rata basis all “Operating Expenses” and “Gross Receipts” attributable to the Assets of Venture Five to the period before and the period after such time, so as to properly determine amounts allocable and distributable to the Members in light of the changing Member Property Percentages.
     Section 3.4 Investment of Development Activity Funds in Venture Six.
          3.4.1 Investment of Funds. The Company shall contribute to Venture Six the installments of the Prudential Contribution Amount as contributed by Prudential under this Agreement. Such contributions to Venture Six shall be made not later than the second Business Day following the date of each contribution by Prudential to the Company, unless otherwise agreed by the Members; provided, however, that with respect to the initial installment of the Prudential Contribution Amount and each subsequent installment thereof under this Agreement, the Company shall retain and invest such amounts in short term investments of the Company pending long term commitment permitted for “venture capital operating companies” under the Plan Asset Regulations until such time as CPI and Prudential agree in writing that Venture Six qualifies, and as to such subsequent installments, continues to qualify, as a “real estate operating company” within the meaning of the Plan Asset Regulations, or in the absence of such written agreement, as determined by special ERISA counsel to the Company Approved by the Members.

At such time as Development Manager believes that Venture Six qualifies as a “real estate operating company” within the meaning of the Plan Asset Regulations, Development Manager shall deliver to the Members a certificate in the form attached hereto as Exhibit C for signature by both Members, together with such supplemental information as the Members may reasonably require in order to establish that Venture Six qualifies, or with respect to any such additional capital contribution, continues to qualify, as a “real estate operating company” within the meaning of the Plan Asset Regulations. In the event of any dispute between CPI and Prudential regarding the qualification of Venture Six as a “real estate operating company” within the meaning of the Plan Assets Regulations and prior to obtaining special ERISA counsel, each of CPI and Prudential shall meet with each other and their respective counsel in order to determine the nature of any issues relating to such dispute and determination, and in order to develop a plan for compliance which shall be mutually agreeable to each Member.
          3.4.2 Special Terms Applicable to Period Prior to Venture Six Real Estate Operations. During the period prior to Venture Six qualification as a “real estate operating company” within the meaning of the Plan Assets Regulations, or thereafter if the Members are unable to agree in writing that Venture Six continues to qualify as a “real estate operating company” within the meaning of the Plan Assets Regulations, in addition to the Company holding funds to be contributed to Venture Six pursuant to Section 3.4.1 above, (i) for all purposes of allocations in this Agreement, income earned by the Company with respect to funds contributable to Venture Six shall be allocated to the Members in the same manner as if such income had been earned by Venture Six, (ii) for all purposes of distributions in this Agreement, amounts which would have been distributable with respect to the funds held for contribution to Venture Six if they had been contributed to Venture Six, shall be distributed to the Members in the same manner as if such funds had been held by Venture Six (including, for example, paying preferred returns with respect to capital invested); and (iii) at such time as Venture Six qualifies as a “real estate operating company” as described above and determined by the Members pursuant to Section 3.4.1, the Company shall contribute all amounts held for contribution to Venture Six to Venture Six. For purposes of monitoring and implementing these provisions, the funds held for contribution to Venture Six may be accounted for as if in a separate “division” of the Company with the accounting reflecting the accounting that would have been applicable if the funds had been held by Venture Six.
     Section 3.5 Additional Capital.
          (a) In the event a Manager determines at any time or from time to time that either the Development Activity or the Operating Property Activity needs funds or capital in addition to the original capital contributed by the Members, the Manager of the activity requiring funds or capital shall have the right, power and authority on behalf of the Company (in the Company’s capacity as the managing member of the applicable venture), to arrange debt financing for the applicable venture from third party lenders and loans from the applicable Manager or its Affiliates and to raise additional equity capital, subject to this Section 3.5. Except as provided in paragraph (d) of this Section 3.5 with respect to the Development Activity, if a Manager of Development Activity or Operating Property Activity in its sole discretion determines to seek funds or capital in addition to third party debt and the original equity capital contributed by the Members, whether as debt from the applicable Manager or from its Affiliates (collectively, “Affiliate Debt”) or as equity capital, such Manager shall send a notice (an “Additional Capital Notice”) to the Members of the Company setting forth (i) the purposes for which the additional funds are needed, (ii) the amount sought for the activity, and (iii) the date when the funds will be required, which date shall be not less than 20 Business Days after the date of the Additional Capital Notice. Any additional equity contribution pursuant to this Section 3.5 shall not have any priority current return and shall be returned without interest under the terms of Section 4.10, unless otherwise proposed in the Additional Capital Notice. Equity contributed by the Company to Venture Six pursuant to the above arrangements shall be in exchange for Additional Capital Units in Venture Six or other interests specified in the Development Activity Agreement. For purposes of this Agreement, such Additional Capital Units, and all the rights attributable thereto, shall be treated as part of the Development Activity. Any Affiliate Debt from either Development Manager or Operating Property Manager, as applicable, or any Affiliate of either Development Manager or Operating Property Manager, as applicable, shall bear interest at an interest rate floating at 3% per annum over the monthly average of the Federal Funds rate (as published from time to time in Federal Reserve Statistical Release H.15), but in no event less than 10% per annum.
          (b) Following delivery of an Additional Capital Notice from a Manager, the Members shall have the right and option to elect to contribute or loan, as the case may be, the amount of capital or debt required from the Company pro rata in accordance with their respective Member Development Percentages or, as applicable, Member Property Percentages. In order to be valid, such election must be exercised by delivery of written notice of election to the applicable Manager not later than the 10th Business Day after the date of the Additional Capital Notice. Failure of a Member to deliver such notice of election on or before the 10th Business Day after the date of the Additional Capital Notice shall be deemed to be an election of such Member not to make such contribution. Any election to make the contribution shall be binding and irrevocable and obligate the Member making such election to contribute its pro rata share of the requested equity or debt amount to the Company in cash or immediately available funds on the date required by the Additional Capital Notice.
          (c) Notwithstanding anything to the contrary in this Section 3.5, if either Member does not elect to contribute its respective pro rata share of the equity or debt required from the Company for the Development Activity or the Operating Property Activity, the other Member shall not make its pro rata share of such additional contribution of equity or debt to the Company and instead shall be entitled (but not required) to make (or cause its Affiliates to make) a capital contribution or loan, as the case may be, directly to Venture Six or Venture Five, as applicable, (i) in the case of equity, in the amount of the capital sought by Venture Six or Venture Five, as applicable, as specified in the Additional Capital Notice, or such other amount as Development Manager or Operating Property Manager, as applicable, may approve, in exchange for, as applicable, Additional Capital Units in Venture Six (subject to the limitation of such paragraph (e) of this Section 3.5) or other interests (if any) specified in the Development Activity Agreement determined in accordance with the formula set forth in the Development Activity Agreement, or such additional interests specified in the Operating Property

Activity Agreement determined in accordance with the formula set forth in the Operating Property Activity Agreement, and (ii) in the case of debt, an appropriate debt instrument. The Members acknowledge and agree that in the event a Member (or an Affiliate thereof) makes any such equity contribution to Venture Six or Venture Five, as applicable, directly, the Development Activity Interest or Operating Property Activity Interest, as applicable, shall be reduced or diluted in accordance with the Development Activity Agreement or Operating Property Activity Agreement, as applicable. The Development Manager or Operating Property Manager, as applicable, shall have the right to admit such Member (or its Affiliate) as a member of Venture Six or Venture Five, as applicable, and the right to amend the Development Activity Agreement or Operating Property Activity Agreement, as applicable, to reflect the admission of such Member (or its Affiliate) to Venture Six or Venture Five, as applicable.
          (d) Notwithstanding anything to the contrary in Sections 3.5(a) or (b), Development Manager or an Affiliate thereof may at any time loan funds as Affiliate Debt to Venture Six without any obligation to deliver an Additional Capital Notice to the Members.
          (e) Notwithstanding anything to the contrary in this Section 3.5, without the Approval of the Members in no event shall more than $50 million of additional equity be raised for Venture Six for which Additional Capital Units in Venture Six are issued.
     Section 3.6 No Interest on Capital.
     Interest earned on Company funds shall inure solely to the benefit of the Company, and except as specifically provided hereinabove, no interest shall be paid upon any contributions or advances to the capital of the Company nor upon any undistributed or reinvested income or profits of the Company.
     Section 3.7 Reduction of Capital Accounts.
     Any distribution to a Member, whether pursuant to Sections 4.9 or 4.10 or any other Section of this Agreement, shall reduce the amount of such Member’s Capital Account in accordance with Section 3.8, but no adjustment in the Percentage Interest, Member Development Percentage or Member Property Percentage of any Member shall be made on account of any such distribution, except as otherwise specifically provided in this Agreement.
     Section 3.8 Capital Accounts.
          (a) “Capital Account” means an account that shall be maintained for each Member and which, as of any given date, shall be an amount equal to the sum of the following:
               (i) The aggregate amount of cash that has been contributed to the capital of the Company as of such date by or on behalf of such Member; plus
               (ii) The agreed upon Gross Asset Value (as of the date of contribution) of any property other than cash that has been contributed to the capital of the Company as of such date by such Member and the amount of liabilities assumed by any such Member under

Regulations Section 1.752 or which is secured by any Company property distributed to such Member; plus
               (iii) The aggregate amount of the Company’s Net Profit, Development Activity Profit, or Operating Property Activity Profit that has been allocated to such Member as of such date pursuant to the provisions of Section 4.1 or any items of income or gain which are specially or curatively allocated to such Member or other positive adjustment required by the Regulations which have not been previously taken into account in determining Capital Accounts; minus
               (iv) The aggregate amount of the Company’s Net Loss, Development Activity Loss or Operating Property Activity Loss that has been allocated to such Member as of such date pursuant to Sections 4.1 and 4.3 and the amount of any item of expense deduction or loss which is specially or curatively allocated to such Member; and minus
               (v) The aggregate amount of cash and the agreed upon Gross Asset Value of all other property (as of the date of distribution) that has been distributed to or on behalf of such Member and the amount of any liabilities of such Member assumed by the Company under Regulations Section 1.752 or which are secured by any property contributed by such Member to the Company.
          (b) Upon the sale, transfer, assignment or other disposition of an interest in the Company after the Effective Date, the Capital Account of the transferor Member that is attributable to the transferred interest will be carried over to the transferee Member.
          (c) The Capital Accounts shall be adjusted as and to the extent required by Regulation Section 1.704-1(b)(2)(iv)(m) in connection with the adjustment to the tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code.
          (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Administrative Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Administrative Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 9.4 hereof upon the dissolution or liquidation of the Company.
          (e) In accordance with Section 5.1, each Member and its authorized representatives shall have the right at all reasonable times to have access to, inspect, audit and copy the books and records of the Company for the purpose of reviewing the allocations to and maintenance of Capital Accounts and ascertaining the correctness thereof and Administrative Manager will cooperate in any such examination. In the event that at any time a Member discovers an error in the allocations to or computation of the Capital Accounts from that intended by the provisions of this Agreement, it shall promptly notify Administrative Manager of such error and the Members shall work together to correct any such error in allocations or computations in a manner having the least adverse effect on the Members. Each Fiscal Year, in conjunction with the preparation of the Company’s annual federal income tax return, the Independent Accountants shall prepare a report detailing all adjustments to and the ending balances of the Capital Accounts of the Members for all Fiscal Years (a “Capital Account Report”). The cost of preparing the Capital Account Report shall be allocated between Venture Five and Venture Six based upon the relative time and effort expended with respect to Capital Account adjustments relating to each of Venture Five and Venture Six. The Independent Accountants will deliver to the Members for their review the Capital Account Report at the same time the Company’s tax or information returns are delivered to the Members pursuant to Section 5.2. Any Member shall raise any objection to the allocations and computations detailed in a Capital Account Report no later than sixty (60) days prior to the expiration of the period for filing an amended federal income tax return or information return with respect to any Fiscal Year for which an error may have occurred.
     Section 3.9 Negative Capital Accounts.
     Any Member having a deficit or negative balance in its Capital Account shall not be required to restore such deficit capital amount or otherwise to contribute capital to the Company to restore its Capital Account.
     Section 3.10 Resignations; Withdrawals of Capital.
     No Member shall have the right to resign or withdraw from the Company or to withdraw any portion of the capital of the Company at any time. Upon termination of the Company, the Members’ capital shall be distributed pursuant to Section 9.4 hereof.
     Section 3.11 Limit on Contributions and Obligations of Members
     Except as expressly provided in this Agreement and the Contribution Agreement, the Members shall have no liability or obligation to the Company or to the other Members to make additional capital contributions to the Company, or to make any loans to the Company.
ARTICLE 4
PROFITS, LOSSES, DISTRIBUTIONS, AND ALLOCATIONS
     Section 4.1 Allocations.
          Section 4.1.1 Development Activity Profit. Except as otherwise provided in this Article 4, all Development Activity Profit remaining after the application of Section 4.5 for each Fiscal Year shall be specially allocated to the Members as follows:

          (a) First, to each Member, pro rata in accordance with its respective Member Development Percentage, until the cumulative Development Activity Profit allocated to each Member pursuant to this clause (a) is equal to the cumulative Development Activity Loss allocated to such Member pursuant to Section 4.1.2 and Section 4.3 (such Development Activity Profit to be allocated first with respect to Development Activity Loss allocated pursuant to Section 4.3 and thereafter in reverse chronological order of the allocation of the Development Activity Loss which has not been previously offset by an allocation under this Section 4.1.1(a));
          (b) Second, (1) except as provided in subclause (2) of this Section 4.1.1(b) with respect to allocations to adjust the Capital Accounts of the Members immediately prior to liquidating distributions pursuant to Section 9.4.4 and allocations upon the receipt and distribution of Capital Proceeds attributable to the liquidation of Venture Six, to CPI to the extent of the sum of (A) the CPI Current Return distributions, the CPI Current Valuation Return distributions, the CPI Development Income Valuation Amount distributions, the CPI Development Valuation Amount distributions and the residual distributions of Cash Flow, if any, that CPI has received pursuant to Sections 4.9.1(c), 4.9.1(d), 4.9.1(e), 4.9.1(f), 4.10.1(d), 4.10.1(e) and 4.10.1(f) from the Effective Date to a date thirty (30) days after the end of such Fiscal Year), and (B) the product of the Member Development Percentage of CPI and the cumulative 2% annual escalated amount on the Unreturned Development Activity Contribution, less the cumulative Development Activity Profit allocated to CPI pursuant to this Section 4.1.1(b)(1) for all prior Fiscal Years; and (2) for purposes of adjusting Capital Accounts of the Members immediately prior to liquidating distributions and in connection with the distribution of Capital Proceeds received upon liquidation of Venture Six, to CPI to the extent of the positive difference, if any, between (A) the sum of all distributions to CPI, including deemed distributions to CPI pursuant to Section 9.4, with respect to its Member Development Percentage and excluding amounts attributable to Additional Capital Units, from the Effective Date and (B) the sum of (x) the product of the Prudential Contribution Amount and the Member Development Percentage of CPI and (y) the aggregate net Development Profit or Loss (excluding amounts attributable to Additional Capital Units), allocated to CPI for all Fiscal Years, including the current Fiscal Year pursuant to Section 4.1.1(a)-(b)(1).
          (c) Thereafter, to the Members in accordance with their then respective Member Development Percentages.
     Section 4.1.2 Development Activity Loss. Except as otherwise provided in this Article 4, all Development Activity Loss for each Fiscal Year shall be specially allocated to the Members in accordance with their then respective Member Development Percentages.
     Section 4.1.3 Operating Property Activity Profit. Except as otherwise provided in this Article 4, all Operating Property Activity Profit for each Fiscal Year shall be specially allocated to the Members as follows:
          (a) First, to each Member, pro rata in accordance with its respective Member Property Percentage, until the cumulative Operating Property Activity Profit allocated to each

Member pursuant to this clause (a) is equal to the cumulative Operating Property Activity Loss allocated to such Member pursuant to Section 4.1.4 and Section 4.3 (such Operating Property Activity Profit to be allocated first with respect to Operating Property Activity Loss allocated pursuant to Section 4.3 and thereafter in reverse chronological order of the allocation of the Operating Property Activity Loss which has not been previously offset by an allocation under this Section 4.1.3(a)); and
          (b) Thereafter, to the Members in accordance with their then respective Member Property Percentages.
     Section 4.1.4 Operating Property Activity Loss. Except as otherwise provided in this Article 4, all Operating Property Activity Loss for each Fiscal Year shall be specially allocated to the Members in accordance with their then respective Member Property Percentages.
     Section 4.1.5 Net Profit. Except as otherwise provided in this Article 4, all Net Profit of the Company for each Fiscal Year shall be allocated to the Members as follows:
          (a) First, to each Member, pro rata in accordance with their respective Percentage Interests, until the cumulative Net Profit allocated to each Member pursuant to this clause (a) is equal to the cumulative Net Loss allocated to such Member pursuant to Section 4.1.6 and Section 4.3 (such Net Profit to be allocated first with respect to Net Loss allocated pursuant to Section 4.3 and thereafter in reverse chronological order of the allocation of the Net Loss which has not been previously offset by an allocation under this Section 4.1.5(a)); and
          (b) Thereafter, to the Members in accordance with their then respective Percentage Interests.
     Section 4.1.6 Net Loss Except as otherwise provided in this Article 4, all Net Loss of the Company for each year shall be allocated to the Members in accordance with their Percentage Interests.
     Section 4.2 [Reserved]
     Section 4.3 Limitation on Loss Allocations. Notwithstanding any provision of this Agreement to the contrary, except as otherwise specifically provided in this Section 4.3, in no event shall Net Loss, Development Activity Loss or Operating Property Activity Loss be allocated to a Member if such allocation would result in such Member’s having a negative Adjusted Capital Account Balance at the end of any year. All Net Loss, Development Activity Loss or Operating Property Activity Loss in excess of the limitation set forth in this Section 4.3 shall be allocated to any remaining Member with a positive Adjusted Capital Account Balance, and if all such Adjusted Capital Account Balances are zero or negative, to the Members pursuant to the applicable provision of Section 4.1 above.
     Section 4.4 Other Items. Except as provided herein, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated in the same manner as are Development

Activity Profit, Operating Property Activity Profit, Net Profit, Development Activity Loss, Operating Property Activity Loss, and Net Loss.
     Section 4.5 Special Allocations.
     The following special allocations shall be made in the following order:
          (a) Minimum Gain Chargeback. To the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Regulations) in a Fiscal Year, then each Member will be allocated items of income and gain that Fiscal Year, before any other allocation of Net Profit or Net Loss, Development Activity Profit or Loss, or Operating Property Activity Profit or Loss, equal to that Member’s share of the net decrease in partnership minimum gain.
          (b) Member Minimum Gain Chargeback. If a Member suffers a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i)(4) of the Regulations) in any Fiscal Year, then that Member will be allocated items of income and gain to the extent required by Section 1.704-2(i)(4) of the Regulations.
          (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the negative Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in this Article have been tentatively made as if this Section 4.5(c) were not in the Agreement.
          (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore (pursuant to the terms of a promissory note to the Company or otherwise), and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1)(ii) and 1.704-2(i)(5) each such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.5(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.5(c) and this Section 4.5(d) were not in the Agreement.
          (e) Nonrecourse Deductions. If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations) in a Fiscal Year, then such deductions shall be specially allocated to the Members as follows:
               (i) To the extent allocated to the Company from, or otherwise attributable to the activities of, Operating Property Activity, pro-rata in proportion to their respective Member Property Percentages;
               (ii) To the extent allocated to the Company from, or otherwise attributable to the activities of, Development Activity, to the Members pro-rata in proportion to their respective Member Development Percentages; and,
               (iii) Any other nonrecourse deductions that shall be specially allocated to the Members pro rata in proportion to their respective Percentage Interests.
          (f) Member Nonrecourse Deductions. If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Regulations) in a Fiscal Year, then such deductions will be allocated to the Member who bears the economic risk of loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Regulations) to which the deductions are attributable.
          (g) Make-Whole Allocations. All or part of the Development Activity Profit or the Operating Property Activity Profit, or items of income and gain thereof, remaining after the application of Sections 4.5(a) — (f) shall be specially allocated to Prudential to the extent of any amount otherwise distributable to CPI that is actually distributed to Prudential pursuant to Section 8.3.4(a)(iii); all or part of the Development Activity Loss or Operating Property Activity Loss, or items of loss or deduction thereof, remaining after the application of Sections 4.5(a)-(f) shall be specially allocated to CPI to the extent of any amount otherwise distributable to CPI that is actually distributed to Prudential pursuant to Section 8.3.4(a)(iii). Items of income, gain, loss or deduction shall be allocated from items of Development Activity Profit or Loss or Operating Property Activity Profit or Loss in the same proportion as the source of the distributions made to Prudential.
          (h) Development Activity Additional Capital Priority Allocations. All or part of the Development Activity Profit or items of gross income and gain thereof remaining after the application of Section 4.5(a) through (g), if any, shall be specially allocated to the Members, pro rata in proportion to their respective Member Development Percentages, in an amount equal to, in total, the aggregate items allocated to the Company pursuant to Section 4.5(g) of the Development Activity Agreement with regard to the Company’s Additional Capital Units and the income or gain realized by the Company upon the sale or other disposition of all or part of its Additional Capital Units.
          (i) Allocations in Year of Liquidation of Company or Venture Six.
               (1) Except as provided in subparagraph (2) of this Section 4.5(i) with respect to allocations to adjust the Capital Accounts of the Members immediately prior to liquidating distributions pursuant to Section 9.4.4 and allocations upon the receipt and distribution of Capital Proceeds attributable to the liquidation of Venture Six, all or part of the Development Activity Profit or items of gross income and gain thereof remaining after the application of Sections 4.5(a)-(h), if any, shall be specially allocated to Prudential to the extent of the sum of the (A) Prudential Current Return distributions, Operating Property Activity Cash Flow distributions (but only to the extent distributable to CPI but actually distributed to Prudential to pay Prudential Current Return), and the residual distributions of Development Activity Cash Flow, if any, that Prudential has received pursuant to Sections 4.9.1(b), 4.9.1(e), 4.9.2 (but only to the extent distributable to CPI but actually distributed to Prudential to pay Prudential Current Return), and 4.10.1(c) hereof from the Effective Date to a date thirty (30) days after the end of such Fiscal Year and (B) the product of the Member Development Percentage of Prudential and the cumulative 2% annual escalated amount on the Unreturned Development Activity Contribution, less the cumulative Development Activity Profit or items of gross income and gain thereof allocated to Prudential pursuant to this subparagraph (i)(1) for all prior Fiscal Years.
               (2) For purposes of adjusting Capital Accounts of the Members immediately prior to liquidating distributions and in connection with the distribution of Capital Proceeds received upon liquidation of Venture Six, all or part of the Development Activity Profit or items of gross income and gain thereof remaining after the application of Sections 4.5(a)-(i)(1) shall be specially allocated to Prudential to the extent of the positive difference, if any, between (A) the sum of all distributions to Prudential, excluding amounts attributable to Additional Capital Units, including deemed distributions to Prudential pursuant to Section 9.4 with respect to its Member Development Percentage (including, without limitation, all Prudential Current Return distributions from whatever source) from the Effective Date, and (B) the sum of (x) the product of the Prudential Contribution Amount and the Member Development Percentage of Prudential and (y) the aggregate net Development Profit or Loss, or items of gross income, gain or loss thereof (excluding amounts attributable to Additional Capital Units), allocated to Prudential for all Fiscal Years, including the current Fiscal Year pursuant to Section 4.5(a)-(i)(1).
          (j) CPI Priority Allocation. All or part of the Development Activity Loss or items of loss or deduction thereof remaining after the applications of Sections 4.5(a) — (i), if any, shall be specially allocated to CPI to the extent of Operating Property Activity Cash Flow that was otherwise distributable to CPI but actually distributed to Prudential to pay Prudential Current Return pursuant to Section 4.9.2 from the Effective Date to a date thirty (30) days after the end of such Fiscal Year less the cumulative Development Activity Loss or items of loss or deduction thereof allocated to such CPI pursuant to this Section 4.5(j) for all prior Fiscal Years.
          (k) Special Allocation of Venture Five Depreciation and Gain Chargeback. All depreciation, amortization and similar items or deductions attributable to Venture Five, or the Company’s allocable share therefrom, if applicable, shall be specially allocated to the Members in accordance with their respective Member Property Percentages. Upon the sale, transfer, or other disposition of any asset of Venture Five, any gain attributable thereto, or the Company’s allocable share thereof, as applicable, shall be specially allocated among the Members to the extent of and in proportion to the excess, if any, of (A) the aggregate amount allocated to each Member pursuant to this Section 4.5(k) hereof for the current and all prior Fiscal Years, over (B) the aggregate gain allocated to such Member pursuant to this Section 4.5(k) for all prior Fiscal Years.

          (l) Excess Proceeds Allocations. All or part of the Operating Property Activity Profit, or items of gross income and gain thereof, remaining after the application of Sections 4.5(a) — (k), if any, shall be specially allocated to the Members to the extent of and in proportion to the Excess Operating Property Activity Cash Flow and Excess Operating Property Activity Capital Proceeds distributed 90% to CPI and 10% to Prudential pursuant to the provisions of Sections 4.9.2, 4.10.2 and 8.3.4 from the Effective Date to a date thirty (30) days after the end of such Fiscal Year, less the cumulative items of income or gain allocated to the Members pursuant to this Section 4.5(l) for all prior Fiscal Years.
     Section 4.6 Curative Allocations.
     The allocations set forth in Sections 4.5(a) through 4.5(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(b). Notwithstanding any other provisions of this Agreement, other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. The Administrative Manager shall have reasonable discretion, with respect to each Fiscal Year, to apply the provisions of this Section 4.6 in whatever manner is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations. With respect to Venture Five, CPI shall have the right to assist the Operating Property Manager in the application of Section 4.6 of the Operating Property Activity Agreement.
     Section 4.7 Other Allocation Rules.
     The following rules shall apply for purposes of making tax allocations:
          (a) “Excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated among the Members in accordance with the manner in which it is reasonably expected that the deductions attributable to those nonrecourse liabilities will be allocated.
          (b) To the extent permitted by Section 1.704-2(h) of the Regulations, the Administrative Manager shall have complete discretion in determining whether a distribution shall be treated as being attributable to a “nonrecourse liability” or a “partner nonrecourse liability” and the increase in the “minimum gain” or “partner nonrecourse debt minimum gain” attributable to such liabilities. The Members recognize that such decision may affect the tax treatment of certain deductions for a Fiscal Year and might offset after-tax returns of the Members.
          (c) For purposes of determining the Net Profit, Net Loss, or any other items allocable to any period, Net Profit, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as selected by the Managing Member using any permissible method under Code Section 706 and the Regulations.
          (d) If an amount paid or deemed paid by the Company to a Member (or any other Person) as interest, a guaranteed payment, or a payment for property or services, is treated for federal income tax purposes as a distribution to such Member in its capacity as a partner for tax purposes and is neither a guaranteed payment under Section 707(c) of the Code nor a payment under Section 707(a) of the Code to a partner not acting in its capacity as a partner, such Member shall be allocated as soon as possible an amount of Company’s gross income or gain (including any such amounts attributable to Development Activity or Operating Property Activity) equal to the amount of such payment.
          (e) The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income and loss for income tax purposes.
     Section 4.8 Section 704(c) Allocation.
     Notwithstanding any other provision of this Agreement to the contrary, any gain or loss and any depreciation and cost recovery deductions recognized by the Company for income tax purposes in any Fiscal Year with respect to all or any part of the Company’s property that is required or permitted to be allocated among the Members in accordance with Section 704(c) of the Code and any Regulations promulgated thereunder so as to take into account the variation, if any, between the adjusted tax basis of such property at the time of its contribution and the initial Gross Asset Value of such property at the time of its contribution, or following the adjustment to the Gross Asset Value of Company property pursuant to this Agreement, shall be allocated to the Members for income tax purposes using the traditional method described in Section 1.704-3 of the Regulations. Any elections or other decisions relating to such allocations shall be made on behalf of the Company and Venture Five by CPI in its sole discretion.
     Section 4.9 Distribution of Cash Flow.
     4.9.1 Development Activity Cash Flow. Except as provided in Section 9.4, Section 8.3.4 or Section 4.11, the Company shall distribute Development Activity Cash Flow to the Members as and when determined by the Development Manager, but not less frequently than quarterly, in the following order of priority:
          (a) First, to the Members, pro rata in proportion to their respective Member Development Percentages, in an amount equal to, in total, the “Cash Flow” as defined in the Development Activity Agreement received from Venture Six with respect to the Company’s Additional Capital Units;
          (b) Second, to Prudential in an amount, together with all amounts previously distributed to Prudential under this Section 4.9.1(b), Section 4.9.2 and Section 4.10.1(c) below, equal to the Prudential Current Return;

          (c) Third, to CPI in an amount, together with all amounts previously distributed to CPI under this Section 4.9.1(c) and Section 4.10.1(d) below, equal to the CPI Current Return;
          (d) Fourth, to CPI in an amount, together with all amounts previously distributed to CPI under this Section 4.9.1(d) and Section 4.10.1(e) below, equal to the CPI Current Valuation Return;
          (e) Fifth, to CPI until the Unreturned CPI Development Income Valuation Amount is reduced to zero; and
          (f) Sixth, to the Members in proportion to their then respective Member Development Percentages.
     4.9.2 Operating Property Activity Cash Flow. Except as provided in Section 4.11, Section 9.4 or Section 8.3.4, the Company shall distribute Operating Property Activity Cash Flow to the Members as and when determined by the Operating Property Manager, but not less frequently than quarterly, to the Members pro rata in accordance otherwise with their then respective Member Property Percentages; provided, however, that amounts distributable to CPI under this Section 4.9.2 shall instead be distributed to Prudential to the extent that the amounts distributed to Prudential under Section 4.9.1(b) and 4.10.1(c) are less than the Prudential Current Return, until an amount equal to such Prudential Current Return has been distributed to Prudential under Sections 4.9.1(b), 4.10.1(c) and from amounts otherwise distributable to CPI under this Section 4.9.2.
     4.9.3 Cash Flow. Except as provided in Section 3.4.2, Section 4.11 and Section 9.4, the Company shall distribute Cash Flow of the Company that is not Development Activity Cash Flow or Operating Property Activity Cash Flow to the Members as and when determined by the Administrative Manager, but not less frequently than quarterly, to the Members in accordance with their Percentage Interests.
     Section 4.10 Distribution of Capital Proceeds.
     4.10.1 Development Activity Capital Proceeds. Except as provided in Section 9.4 and Section 4.11, the Company shall distribute to the Members Development Activity Capital Proceeds received by the Company within thirty (30) calendar days after receipt in the following order of priority:
          (a) First, to the Members, pro rata in proportion to their respective Member Development Percentages, in an amount equal to the sum of (i) an amount equal to, in total, the “Capital Proceeds” (as defined in the Development Activity Agreement) received by the Company with respect to the Company’s Additional Capital Units, and (ii) an amount equal to Capital Proceeds arising from any sale or other disposition of the Company’s Additional Capital Units;

          (b) Second, to the Members, pro rata in accordance with their then respective Member Development Percentages, in an amount which equals the Unreturned Development Activity Contribution;
          (c) Third, to Prudential in an amount which, together with all amounts previously distributed to Prudential under this Section 4.10.1(c), Section 4.9.1(b) and Section 4.9.2, is equal to the Prudential Current Return;
          (d) Fourth, to CPI in an amount which, together with all amounts previously distributed to CPI under this Section 4.10.1(d) and Section 4.9.1(c), is equal to the CPI Current Return;
          (e) Fifth, to CPI in an amount which, together with all amounts previously distributed to CPI under this Section 4.10.1(e) and Section 4.9.1(d), is equal to the CPI Current Valuation Return;
          (f) Sixth, to CPI until the Unreturned CPI Development Valuation Amount is reduced to zero; and
          (g) Seventh, the balance, if any, of Development Activity Capital Proceeds shall be distributed to the Members pro rata in proportion to their then respective Member Development Percentages.
     Provided, however, that notwithstanding the foregoing, if any Development Activity Capital Proceeds are received upon liquidation of Venture Six then such liquidation proceeds shall be distributed pursuant to this Section 4.10.1 as if modified by the provisions of Section 9.4.6.
     4.10.2 Operating Property Activity Capital Proceeds. Except as provided in Section 4.11, Section 9.4 or Section 8.3.4, the Company shall distribute Operating Property Activity Capital Proceeds received by the Company within thirty (30) calendar days after receipt to the Members pro rata in proportion to their then respective Member Property Percentages.
     4.10.3 Other Capital Proceeds. Except as provided in Section 4.11 and Section 9.4, in the event the Company has any Capital Proceeds to distribute which are not Development Activity Capital Proceeds or Operating Property Activity Capital Proceeds, such Capital Proceeds shall be distributed to the Members in accordance with their Percentage Interests.
     4.10.4 Insufficient Balance. If Development Activity Capital Proceeds or Operating Property Activity Capital Proceeds are insufficient to pay the total amount payable under any priority level in this Section, Development Activity Capital Proceeds or Operating Property Activity Capital Proceeds shall be distributed within such priority level to the Members in proportion to their claims under such priority level.

     Section 4.11 Loss on CPI Note and Venture Six Guaranty.
     In the event (i) any asset (including cash) of Venture Six is transferred or paid to a creditor of CPI or any CPI Affiliate as a result of any guaranty, pledge, mortgage, deed of trust, deed to secure debt, assignment or other instrument given by Venture Six to secure an obligation of CPI or a CPI Affiliate to the extent that the proceeds of such obligation (1) were not incurred to pay, finance or re-finance an obligation, “Operating Expense” or “Total Project Cost” of Venture Six (as those terms are defined in the Development Activity Operating Agreement) or other asset of Venture Six, or (2) were not distributed by Venture Six to its members, or (ii) any note from CPI to the Company that is pledged as collateral for any obligation of CPI or any CPI Affiliate is transferred to the pledgee; then such transfer or payment shall be treated as if such asset or note, as the case may be, had been sold by Venture Six at its fair market value (but in the case of a Project or other asset, in no event less than the cost of such Project or asset (as reflected by the “Total Project Costs” incurred in connection therewith), and in the case of any note from CPI or an Affiliate of CPI, in no event less than the outstanding amount of such note) and the proceeds of sale (net of liabilities encumbering such asset) distributed pursuant to the Development Activity Agreement and Section 4.10.1 herein; provided, however, to the extent such amounts, had they actually been received by Venture Six as aforesaid, should have been distributed to Prudential under this Agreement (and for the purpose of this Section 4.11 it shall be deemed that such entire amount determined above should have been distributed without any deduction, retention, reserve or set-aside to other purposes which would have been permitted in the event of a voluntary disposition of such asset), Prudential shall be entitled to a distribution of all future amounts otherwise distributable to CPI under this Agreement and under the Development Activity Agreement and the Operating Property Activity Agreement, until Prudential has received the amounts that should have been distributed to it from the sale of such asset or note out of such amounts otherwise distributable to CPI had such sale occurred as aforesaid. For purposes of this Section 4.11, fair market value shall be Agreed by the Members and if they are unable to agree such value shall be determined pursuant to the procedure of Section 10.2 herein.
     Section 4.12 Allocation Example
     The Members agree that the allocation and distribution provisions of this Agreement contained in this Article 4 and in Section 9.4, and the allocation and distribution provisions of the Development Activity Agreement and the Operating Property Activity Agreement, are intended to set forth the economic understanding and agreement of the Members with respect to their investments in the Company, Venture Five and Venture Six, but that such provisions are complex and could be erroneously applied. Accordingly, attached hereto as Exhibit D is an example of the allocation and distribution provisions of this Agreement based upon certain hypothetical results from operation of the Company. Exhibit D is intended for illustration only and does not represent any representation of one Member to the other of anticipated actual results.

ARTICLE 5
COMPANY BOOKS; ACCOUNTING/FINANCIAL STATEMENTS
     Section 5.1 Books and Records.
     The Administrative Manager shall keep books and records at the Company’s principal place of business which are usually maintained by Persons engaged in similar businesses setting forth a true, accurate and complete account of the Company’s business and affairs including a fair presentation of all income, expenditures, assets and liabilities thereof. [The Administrative Manager shall also keep such books and records at the Company’s principal place of business for Venture Five and Venture Six.] Such books and records shall be maintained, and its income, gain, losses and deductions shall be determined and accounted for on the accrual basis in accordance with generally accepted accounting principles consistently applied. Separate financial statements shall be maintained for Venture Five, Venture Six and the activity of the Company not reflected in such financial statements. Each Member and its authorized representatives shall have the right at all reasonable times to have access to, inspect, audit and copy the Company’s books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents (the “Documents”). Each Member and its authorized representatives shall also have the right, in connection with an examination and audit of the Documents, to question, upon at least 3 days’ notice, the employees, if any, of the Company and to question during normal business hours, any other Person and the employees of such other Person having custody or control of any Documents, or responsibility for preparing the same. Each Member shall be entitled to any additional information necessary for the Member to adjust its financial basis statement to a tax basis as the Member’s individual needs may dictate.
     Section 5.2 Tax Returns.
     (a) The Independent Accountants shall either prepare or review and sign, as requested by the Members, the initial federal, state and local income tax returns of the Company, and thereafter the Administrative Manager may prepare such tax returns or cause the Independent Accountants to prepare such returns, unless a Member requests that the Independent Accountants prepare such returns. The Administrative Manager shall cause such tax and information returns that the Company may be required to file to be filed on a timely basis at Company expense with the appropriate governmental authorities. No tax or information return shall be filed unless Approved by the Members. The Company’s accountants are (i) to deliver all tax and information returns to the Members for their review, comment and reasonable approval at least thirty (30) days in advance of the required filing date therefor taking into account any extensions thereof, and (ii) furnish Members who so request with a projection of the Company’s taxable income or loss for each Fiscal Year of the Company by December 1 of each such year to assist in year-end tax planning, all at Company expense.
     (b) The Independent Accountants shall either prepare or review and sign, as determined by the Operating Property Manager or the Development Manager, as applicable, the initial federal,

state and local income tax returns of Venture Five and Venture Six, if any are required. Thereafter the Operating Property Manager or the Development Manager, as applicable, may prepare any such tax returns or cause the Independent Accountants to prepare any such returns unless the Members request on behalf of Venture Five, or Prudential requests on behalf of Venture Six, that the Independent Accountants prepare any such returns. No tax or information return of Venture Five or Venture Six shall be filed unless Approved by the Members (which approval shall not be unreasonably withheld).
          Section 5.3 Reports.
          (a) Development Manager shall prepare and send to each Member the following unaudited statements and reports with respect to Venture Six, and the Operating Property Manager shall prepare and send to each Member the following unaudited statements and reports with respect to Venture Five:
               (i) within thirty (30) calendar days after the last day of each calendar month during the Term, a statement of income and expense (x) showing the actual results of the operations of Venture Six or Venture Five, as the case may be, for the calendar month then ended and cumulatively to date for the then elapsed portion of the current Fiscal Year and (y) comparing on an itemized basis, all costs and expenses incurred during such month and for such Fiscal Year with the Development Operating Budget (as defined in the Development Activity Agreement) or the Property Operating Budget (as defined in the Operating Property Activity Agreement) for such month and such Fiscal Year, with a narrative explanation of any variations which are material to such budgets;
               (ii) within thirty (30) calendar days after the last day of each calendar month during the Term, a balance sheet showing the financial position of Venture Five or Venture Six as of such last day;
               (iii) within forty-five (45) calendar days after the last day of each calendar quarter, a report on the development activities of Venture Six in narrative form for such quarter period, including, but not limited to, information on the status of acquisitions, zoning and permitting, construction and development, leasing, financing and sales, and together with any new (or modified) Development Budgets prepared in accordance with Section 6.7 of the Development Activity Agreement; and
               (iv) no later than ninety (90) days prior to the commencement of each Fiscal Year, (i) a Project Operating Budget for each Project and a Company Operating Budget (as such terms are defined in the Development Activity Agreement) for the succeeding Fiscal Year in accordance with Section 6.7 of the Development Activity Agreement, and (ii) an Asset Operating Budget for each Asset and a Company Operating Budget (as such terms are defined in the Operating Property Activity Agreement) for each succeeding Fiscal Year in accordance with Section 6.7 of the Operating Property Activity Agreement.

          (b) Administrative Manager shall also prepare and send to each Member unaudited statements and reports of the kind described in Section 5.3(a) with respect to all income and expense and results of operation of the Company, other than with respect to Venture Five and Venture Six, within thirty (30) calendar days after the last day of each calendar month during the Term.
          (c) Each monthly report furnished to the Members by the Development Manager, the Operating Property Manager or the Administrative Manager, as the case may be, shall also state, to the best knowledge of the Development Manager, the Operating Property Manager or the Administrative Manager, as the case may be, whether any default exists with respect to any material obligation of the Company and whether any litigation is pending against Venture Five, Venture Six or the Company.
     Section 5.4 Audits.
     After the end of each Fiscal Year the Administrative Manager shall cause an audit to be made by the Independent Accountants covering the assets, liabilities and net worth of Venture Five and its operations during such Fiscal Year, and all other matters customarily included in such audits. At the request of either Prudential or CPI, the Company and/or Venture Six shall also be subject to such annual audits and separate audit reports shall be provided for the Company and/or Venture Six. The Members shall cooperate in good faith with each other and the Independent Accountants in the preparation of such audits. By April 30 of the subsequent Fiscal Year, the Administrative Manager shall direct the Independent Accountants to deliver the following financial statements with respect to each required audit: a balance sheet and statement of income and expense, statement of cash flows, and the capital position as of the end of and for such Fiscal Year, together with the report of the Independent Accountants covering the results of such audit and certifying such financial statements as having been prepared in accordance with generally accepted accounting principles consistently applied. A copy of such financial statements shall be provided to each Member.
     Section 5.5 Bank Accounts.
     All funds of the Company shall be deposited in its name in an account or accounts maintained with the Bank or other financial institution Approved by the Members. Funds of the Company shall not be commingled with funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by respective duly authorized representatives of the Members.
     Section 5.6 Tax Elections and Decisions.
     Any and all federal, state and local tax elections and decisions for the Company and Venture Six shall be made by CPI in its sole discretion, and such elections and decisions for Venture Five shall be made jointly by the Members except for those matters set forth on Schedule 5.6 hereto, which shall be made as indicated on Schedule 5.6. In making such elections, however, the appropriate Manager or Member shall take into account tax matters with respect to the Company,

Venture Five or Venture Six that would adversely affect a Member and shall use its good faith efforts to consult with such member and to make elections that have the least adverse effect on all of the Members. The Company shall not elect to be treated as other than, and shall qualify as, a partnership for federal income tax purposes. Except as specifically provided in Section 6.1.2(d), Venture Five (and the Subsidiary LLC’s) and Venture Six shall initially be disregarded entities for federal income tax purposes and in any event shall not elect to be treated as other than a disregarded entity or as a partnership, as applicable, for such purposes.
     Section 5.7 Tax Matters Member.
     If required under any provision of the Code, the Administrative Manager shall designate CPI as the Company’s “Tax Matters Partner” as and when so required. If and when so appointed, the “Tax Matters Partner” shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code. Each Member shall give prompt notice to each other Member of any and all notices it receives from the Internal Revenue Service concerning the Company, including any notice of audit, any notice of action with respect to a revenue agent’s report, any notice of a 30-day appeal letter and any notice of a deficiency in tax concerning the Company’s federal income tax return. To the extent Holdings is the “Tax Matters Partner” of either Venture Five or Venture Six, CPI shall act on behalf of Holdings in such capacity.
ARTICLE 6
MANAGEMENT
     Section 6.1 Management of the Company.
     6.1.1 General. The overall management and control of the business and affairs of the Company shall be vested in the Members. Pursuant to the delegation set forth in Sections 6.1.2, 6.1.3 and 6.1.4 hereinbelow, except for those matters specifically required to be Approved by the “Management Committee” or the Members, (i) the Development Manager shall have the authority to manage and administer the affairs, rights and responsibilities of the Company with respect to Development Activity , (ii) the Operating Property Manager shall have the authority to manage and administer the affairs, rights and responsibilities of the Company with respect to Operating Property Activity, and (iii) the Administrative Manager shall have the authority to manage and administer record keeping, financial statement preparation and related administrative affairs of the Company as well as implement the provisions of Section 6.11 below and any other matters that are approved by the Management Committee to be managed by the Administrative Manager, subject in each case to the restrictions contained in Section 6.7 and Section 8.3 hereinbelow. Subject to the foregoing, all decisions with respect to the management of the Company that are approved by the Development Manager pursuant to the authority granted under this Section 6.1.1 and Section 6.1.2 or by the Operating Property Manager pursuant to be authority granted under this Section 6.1.1 and Section 6.1.3, shall be binding on the Company and the Members. All decisions with respect to the management of the Company that are Approved by the Management Committee pursuant to the applicable provision of Section 6.7 shall be binding on the Company, each of the Members, and the Managers. Each Member in its capacity as Development Manager or Operating Property Manager or as a member will comply with the terms of the Development Activity Agreement or the Operating Property Activity Agreement, as the case may be.
     6.1.2 Development Manager.
          (a) Subject to the provisions of Sections 6.7 and 8.3, all decisions to be made by the Company with respect to its interest in Venture Six, whether as the manager of Venture Six or otherwise shall be made in the sole discretion of the Development Manager appointed by the Members under this Section 6.1.2. For purposes hereof, the Members hereby appoint CPI as the Development Manager. As such, CPI shall be a “manager” under the Act and, subject to the provisions of Sections 6.7 and 8.3, shall have authority to act on behalf of the Company with regard to any decision of the Company as the managing member of Venture Six and to execute on behalf of the Company, as a member of Venture Six, any document or agreement binding on Venture Six as it deems necessary or advisable; provided, however, the Development Manager shall not, without the Approval of the Management Committee or all Members, have the authority or right (1) to sell, transfer or otherwise dispose of the Development Activity Interest or part thereof other than as provided in Section 8.3 or Section 8.4, or (2) to cause the Company to execute or deliver any guarantee or indemnity from the Company in favor of any Person on behalf of Venture Six or any other Person. All guarantees and indemnities in favor of mortgage lenders or others with respect to liabilities or obligations of Venture Six shall be provided solely by Venture Six, or by CPI or its Affiliates directly, and not by the Company.
          (b) The Members acknowledge and agree that the primary business of Venture Six will be real estate development, value-added real estate acquisitions and real estate acquisitions which are associated with a development opportunity, as well as the ownership and operation of developed and acquired properties. CPI, as Development Manager having authority under this Section 6.1.2, will determine in its sole discretion which opportunities are to be pursued by Venture Six. Prudential acknowledges and agrees that CPI and it Affiliates are independently in the business of real estate development and ownership and that CPI may be involved in activities that are competitive with Venture Six. In that regard, neither CPI nor any of its Affiliates shall have any duty or obligation (including but not limited to, any fiduciary duty) to offer or contribute any particular business opportunity to Venture Six. The Members acknowledge and agree that Venture Six may incur unrecovered pre-development and pre-acquisition costs or losses in connection with transactions that are not consummated.
          (c) The Members acknowledge and agree that in its capacity as Development Manager, CPI may cause Venture Six to guarantee, or be a co-borrower under, CPI’s line(s) of credit financing and that CPI or a CPI Affiliate may temporarily borrow amounts from the Company or Venture Six on an arms’ length basis to the extent such a loan is not inconsistent with the capital needs of Venture Six. For this purpose, the interest rate charged on CPI’s line(s) of credit from time to time shall be deemed to be arms’ length. Any note evidencing such a loan may be pledged by the Development Manager, on behalf of the Company or Venture Six as collateral for any purpose, including, without limitation, CPI’s line(s) of credit. Any such transactions are expressly authorized hereby and shall not be a violation of any duty or obligation to the Company (including, but not limited to, any fiduciary duty).
          (d) The Members acknowledge and agree that Development Manager shall have the right from time to time to select or change the form of entity for Venture Six (e.g. partnership, corporation or trust, including a real estate investment trust as defined in the Code) for tax and legal purposes, provided no change shall be made to the form of entity without the consent of Prudential if such change would have a material adverse economic impact on Prudential as reasonably determined by Prudential. In the event of any dispute between CPI and Prudential regarding whether such change would have a material adverse economic impact on Prudential, each of CPI and Prudential shall meet with each other and their respective counsel in order to determine the nature of any issues relating to such dispute and determination, and in order to develop a plan for avoidance of such material adverse economic impact which shall be mutually agreeable to each Member. CPI shall upon demand reimburse Prudential for all of Prudential’s costs reasonably incurred (including, but not limited to, the actual and reasonable costs of Prudential’s attorneys and accountants, including in-house attorneys and accountants provided that the costs of such in-house attorneys and accountants is not in excess of $[5,000.00] in the aggregate based on actual time and cost) in connection with any proposal of Development Manager under this Section 6.1.2(d).
     6.1.3 Operating Property Manager.
          (a) Subject to the provisions of Sections 5.6, 6.7 and 8.3, all decisions to be made by the Company with respect to its interest in Venture Five and its indirect interest in the Subsidiary LLC’s, whether as the manager of Venture Five or otherwise, shall be made in the sole discretion of the Operating Property Manager appointed by the Members under this Section 6.1.3. For purposes hereof, the Members hereby appoint Prudential as the Operating Property Manager. As such, Prudential shall be a “manager” under the Act and, subject to the provisions of Sections 5.6, 6.7 and 8.3, shall have authority to act on behalf of the Company with regard to any decision of the Company as the managing member of Venture Five and to execute on behalf of the Company as a member of Venture Five any document or agreement binding on Venture Five as it deems necessary or advisable, and on behalf of Venture Five any document or agreement binding on any Subsidiary LLC as it deems necessary or advisable; provided, however, the Operating Property Manager shall not without the Approval of the Management Committee or Members, have the authority or right (1) to sell, transfer or otherwise dispose of the Operating Property Activity Interest or part thereof other than as provided in Section 8.3 or 8.4, or (2) to cause the Company to execute or deliver any guarantee or indemnity in favor of any Person on behalf of Venture Five or any Subsidiary LLC or any other Person. All guarantees and indemnities in favor of mortgage lenders or others with respect to liabilities or obligations of Venture Five or any Subsidiary LLC shall be provided solely by Venture Five or any Subsidiary LLC, or by Prudential or its Affiliates directly, and not by the Company.
          (b) The Members acknowledge and agree that the business of Venture Five will be the ownership and operation of developed and acquired properties. Prudential, as

Operating Property Manager having authority under this Section 6.1.3, will determine in its discretion which opportunities are to be pursued by Venture Five. CPI acknowledges and agrees that Prudential and it Affiliates are independently in the business of real estate operation and ownership and that Prudential may be involved in activities that are competitive with Venture Five. In that regard, neither Prudential nor any of its Affiliates shall have any duty or obligation (including, but not limited to, any fiduciary duty) to offer or contribute any particular business opportunity to Venture Five.
          (c) Notwithstanding the foregoing provisions of this Section 6.1.3 or 6.1.1 above, the Members agree that in the event CPI shall exercise the “Make-Whole Option” described in Section 8.3.4 below with respect to an Asset (a “Make-Whole Asset”), Prudential agrees that CPI shall be and become a manager of Venture Five and CPI (and not Operating Property Manager) shall have the right to take and exercise all actions, approvals, agreements and decisions on behalf of Venture Five with respect to such Asset, so long as CPI is not a Defaulter hereunder with respect to any Make-Whole Amount for such Asset. From and after such date, the Operating Property Manager, as such term is used herein and in the Operating Property Activity Agreement, shall be deemed to be Prudential as to all of the Assets except the Make-Whole Assets, so long as CPI is not a Defaulter hereunder with respect to any Make-Whole Amount for such Make-Whole Asset, and CPI as to the Make-Whole Assets, so long as CPI is not a Defaulter hereunder with respect to any Make-Whole Amount for such Make-Whole Asset. All such actions of CPI shall be subject to any and all terms, conditions and provisions hereof and in the Operating Property Activity Agreement with respect to the responsibilities, obligations and rights of the “Operating Property Manager” as such term is used herein with respect to such Assets. Without limiting the generality of the foregoing, in such case, CPI shall have the right to segregate cash receipts and operating expenses attributable to the applicable Make-Whole Asset and maintain a segregated bank account therefore with such financial institution as CPI may select in its sole discretion. Without limiting the generality of the foregoing, in the event CPI shall become an Operating Property Manager with respect to a Make-Whole Asset as aforesaid, CPI shall prepare separate financial statements and reports for such Make-Whole Asset in accordance with Section 5.3, and CPI shall determine amounts of “cash flow” and “capital proceeds” (both computed in a manner consistent with the definition of “Cash Flow” and “Capital Proceeds” as defined in the Operating Property Activity Agreement) to be distributed with respect to such Make-Whole Asset. In such event the authority of Prudential as Operating Property Manager hereunder shall be limited to exclude the right to take any actions or exclude any approvals or decisions on behalf of Venture Five with respect to such Make-Whole Asset.
     6.1.4 Administrative Manager. The Members hereby appoint CPI as the “Administrative Manager.” As such the Administrative Manager shall be a “Manager” under the Act and have the authority to act on behalf of the Company with respect to administrative and related matters of the Company, as set forth herein.
     6.1.5 Management Committee. The “Management Committee” of the Company shall be comprised of one representative from each Member (subject to the requirements of Section 8.2.3(a)), and each Member shall designate in writing from time to time its representative on the

Management Committee plus an alternate. Each representative shall be fully authorized to provide, on behalf of the Member which he or she represents, any consent or approval which may be required hereunder of the Management Committee, and any action or decision so taken by a representative shall be binding upon the Member which he or she represents. The initial authorized representative of CPI shall be Craig B. Jones, and in the event of the unavailability of Craig B. Jones, Robert M. Jackson shall be the alternate authorized representative of CPI. The initial authorized representative of Prudential shall be Dale H. Taysom, and in the event of the unavailability of Dale H. Taysom, Kevin R. Smith shall be the alternate authorized representative of Prudential. Each Member may change its authorized representative or alternate at any time by written notice to the other Member.
     6.1.6 Actions By Management Committee.
          (a) Either Member may initiate a request that the Management Committee approve any matter or take any other action respecting the business and affairs of the Company which is required for Approval by the Management Committee pursuant to this Agreement. Any such request may be made at a regularly scheduled meeting of the Management Committee or in writing. Any written request must be labeled “REQUEST FOR ACTION BY MANAGEMENT COMMITTEE” and must include a narrative explanation of the approval or action which is being requested. If pursuant to such a request the Member desires to schedule a special meeting of the Management Committee, such request must be received by the other Member at least ten (10) calendar days prior to the proposed date for such special meeting. Conversely, a Member receiving a request for approval or action by the Management Committee which does not request that a special meeting be held may then request a special meeting by written notice to the other Member which must be received at least five (5) calendar days before the date proposed for such special meeting. Each Member shall use its best efforts to comply with a request by the other Member that a special meeting of the Management Committee be held.
          (b) If there is a need for any approval or action by the Management Committee and no special meeting therefor is requested by either Member, the representatives of the Members on the Management Committee shall use their best efforts to respond within ten (10) days after the date the representatives are notified of the need for such approval or other action either in writing or at a regularly scheduled meeting of the Management Committee. If a representative has not responded within said ten (10) day period or if a special meeting has been properly requested with respect to such proposed approval or other action but has not been held within ten (10) days after the date requested for such special meeting, then the Member requesting such approval or other action may at any time thereafter notify the other Member that failure of such other Member’s representative to respond within fourteen (14) calendar days after such notice shall be deemed to be approval by such other Member of the matter or action requested. Such notice must be labeled “FAILURE TO ACT BY MANAGEMENT COMMITTEE REPRESENTATIVE” and must include a narrative explanation of the approval or action which is being requested. If the other Member’s representatives fail to respond within said 14-day period, such matter or action requested shall be Approved.
     Section 6.2 Meetings.

     Regular meetings of the Management Committee shall be held at the Company’s principal place of business or at such other place as shall be Approved by the Members and at intervals as may be Approved by the Members. Dates, times and places of such regular meetings shall be Approved by the Members. No meeting of the Management Committee shall be held unless each Member is represented. Both regular and special meetings may be held by means of a conference telephone or similar equipment if all persons participating in the meeting can hear each other at the same time. At such meetings the Development Manager shall provide an operations report on Venture Six and such other information related to Venture Six as any Member of the Management Committee may reasonably request, and Operating Property Manager shall provide an operations report on Venture Five and such other information related to Venture Five as any Member of the Management Committee may reasonably request. At such meeting the Management Committee Members shall have the opportunity to provide advice to and consult with the Development Manager and Operating Property Manager regarding the activities of Venture Five and Venture Six, respectively.
     Section 6.3 Administrative Manager’s Rights and Powers; Execution of Documents.
          (a) Subject to the provisions of Sections 5.2, 6.1, 6.5 and 6.7 of this Agreement, the Administrative Manager shall have the following rights and powers, which it may exercise at the cost, expense and risk of the Company:
               (i) To protect and preserve the assets of the Company;
               (ii) To pay costs and expenses of Company operations;
               (iii) To prepare (or have prepared) and file all tax returns for and on behalf of the Company (but not the tax returns or other reports of the Members);
               (iv) To acquire such tangible personal property and intangible personal property as may be necessary or desirable to carry on the business of the Company and sell, exchange or otherwise dispose of such personal properties in the ordinary course of business;
               (v) To keep all books of account and other records of the Company;
               (vi) To pay all debts and other obligations of the Company;
               (vii) To distribute in accordance with this Agreement all sums distributed to the Company from Venture Six and Venture Five and otherwise enforce the rights of the Company under the Development Activity Agreement and the Operating Property Activity Agreement;
               (viii) To pay all taxes, levies, assessments, rents and other impositions applicable to the Company, using its good faith efforts to pay same before delinquency and prior to the addition thereto of interest or penalties and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions; and
               (ix) To deposit all monies received for or on behalf of the Company in the Bank or such financial institutions as may be Approved by the Members, to invest any excess funds and to disburse and pay all funds on deposit on behalf of and in the name of the Company in such amounts and at such times as the same are required in connection with the business of the Company.
          (b) Documents to which the Company is a party shall be executed and performed on behalf of the Company by Development Manager with respect to Venture Six, by Operating Property Manager with respect to Venture Five (and any Subsidiary LLC) and otherwise by the Administrative Manager. No person, firm, partnership, corporation or other entity shall be required to inquire into said authority of the Managers to execute and perform any document on behalf of the Company.
          (c) Each of the Managers shall devote itself to the business and purposes of the Company, as set forth in Section 2.4 above, to the extent reasonably necessary for the efficient carrying on thereof, without compensation except as otherwise provided herein. Whenever requested by a Member, the applicable Manager shall render a just and faithful account of all dealings and transactions relating to the business of the Company. The acts of the Managers shall bind the Members and the Company when within the scope of the Manager’s authority expressly granted hereunder.
     Section 6.4 Duties of Managers.
          (a) The Managers, at the expense of and on behalf of the Company, shall implement or cause to be implemented all decisions Approved by the Management Committee and delegated to the Managers in writing by the Management Committee, and shall conduct or cause to be conducted the management of the business and affairs of the Company in accordance with and as limited by this Agreement.
          (b) Subject to Sections 6.3, 6.5 and 6.7 hereof, a Manager may delegate all or any of its duties hereunder to such other Person as it deems necessary or desirable for the transaction of the business of the Company, and, in furtherance of any such delegation, a Manager shall have the right on behalf of the Company, to appoint, employ, or contract with any such Person, but in such an event the Manager will not be released from its responsibilities hereunder and the expense of such Person shall be borne by Venture Six, where such Person is appointed by Development Manager, by Venture Five, where such Person is appointed by Operating Property Manager, and by the Company, where such Person is appointed by the Administrative Manager. Such Persons may administer or assist in the administration of the routine day-to-day management of the Company and its business and affairs; may serve as a Manager’s advisors and consultants in connection with decisions made by the Manager; may act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity; and may perform such other acts or services for the Company as such Manager may reasonably and prudently approve.
     Section 6.5 Authorization for Expenditures.
     The Administrative Manager shall not make any expenditure or incur any obligation on behalf of the Company unless such amount is included in an Operating Budget previously Approved by the Management Committee or unless such amount has been otherwise previously Approved by the Management Committee or unless such amount is for non-discretionary expenditures such as government charges and fees or bank charges or any other item so long as the total of such other items for any calendar year does not exceed $5,000.00. The Administrative Manager will be reimbursed for out of pocket expenses incurred on behalf of the Company by the Members pro rata in accordance with their Percentage Interests. The Administrative Manager may from time to time seek broader fiscal authority from the Management Committee when in its reasonable opinion it is appropriate to do so in connection with the performance of its duties hereunder. In any event, the Administrative Manager shall not expend more than the amount in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Company.
     Section 6.6 Rights Not Assignable.
     Except as provided in Section 8.2, the rights and obligations of the Managers under this Agreement shall not be assignable voluntarily or by operation of law by any Manager without the express prior written Approval of the Management Committee, and any attempted assignment without such Approval shall be void.
     Section 6.7 Major Decisions.
     All Major Decisions, as such term is defined in Exhibit E hereto, with respect to the Company’s business and operations shall require the Approval of the Members or Approval of the Management Committee. Accordingly, no Member or Manager shall have the right or the power to make any commitment or engage in any undertaking on behalf of the Company with respect to a Major Decision unless and until the same has been authorized by Approval of the Members or through Approval of the Management Committee.
     Section 6.8 Emergency Authority.
     Notwithstanding the provisions of Sections 6.5 or 6.7 hereof, the Administrative Manager shall have the right to take such actions and make such emergency expenditures as it, in its reasonable judgment, deems necessary for the protection of life or health or the preservation of Company assets if, under the circumstances, in the good faith estimation of the Administrative Manager, there is insufficient time to allow the Administrative Manager to obtain the Approval of the Members or Approval of the Management Committee of such action and any delay would materially increase the risk to life or health or materially increase the magnitude or likelihood of property damage or other potential loss involved; provided, however, that the Administrative Manager shall notify the Members of such action contemporaneously therewith or as soon as reasonably practicable thereafter.
     Section 6.9 Operating Budget And Expenses.
          6.9.1 Company Expenses. The Operating Expenses of the Company shall be apportioned to and be paid by or reimbursed by the Members pro rata in accordance with their Percentage Interests.
          6.9.2 Operating Budget.
          (a) The Members hereby approve the Operating Budget for the first Fiscal Year of the Company attached hereto as Exhibit F.
          (b) No later than thirty (30) days prior to the commencement of each Fiscal Year, the Administrative Manager shall prepare a proposed Operating Budget for such Fiscal Year for the Company.
          (c) Within thirty (30) calendar days after the proposed Operating Budget is submitted to the Management Committee, if the Members shall not approve such proposed Operating Budget, any Member may notify the Administrative Manager of any proposed revisions therein that it deems necessary. If any Member fails to approve or to reject the proposed Operating Budget or to make proposed revisions thereto within thirty (30) calendar days after it is submitted to the Management Committee, such proposed Operating Budget shall be deemed approved and shall thereafter constitute the Operating Budget for the Fiscal Year in question for all purposes hereof. Any objections to the proposed Operating Budget must be made on a line item basis, and any line items not objected to shall be deemed approved.
          (d) If the Management Committee approves a proposed Operating Budget, or a Member makes proposed revisions thereto and the Administrative Manager does not make reasonable objections to such proposed revisions within ten (10) calendar days after it receives them, such proposed Operating Budget, and revisions if any, shall be deemed approved and shall be deemed thereafter to constitute the Operating Budget for the Fiscal Year in question for all purposes hereof.
          (e) If the Administrative Manager makes any reasonable objection to any proposed revisions to any proposed Operating Budget, the Members shall cooperate with each other to resolve any questions with respect to such proposed revisions and shall use their best efforts to agree upon such Operating Budget for the Fiscal Year in question prior to the beginning of the Fiscal Year to which such Operating Budget relates. If the Members fail to agree upon an Operating Budget for any Fiscal Year prior to the commencement thereof, then, pending final resolution of any dispute in the manner provided herein, the Administrative Manager shall continue to manage, maintain, supervise, direct, and operate the activities for which such Operating Budget was proposed in accordance with the approved Operating Budget for such activities or asset(s), if any, for the previous Fiscal Year until a new Operating Budget is approved; except that the Administrative Manager shall be authorized during any interim period to reasonably exceed the prior year’s budgeted amounts for taxes, utility charges, insurance and other items not within the reasonable control of the Company as well as for increases in contract services and personnel costs to the extent required to maintain the same level of service provided during the previous Fiscal Year.
          (f) The Administrative Manager may from time to time during each Fiscal Year submit to the Management Committee revisions to an approved Operating Budget for its approval. The Management Committee shall endeavor promptly to reject or approve the same or to make such changes to the proposal as it may deem reasonably necessary and proper. The proposal, as approved or changed by the Management Committee, shall be incorporated into and become part of such Operating Budget for the remaining period of the Fiscal Year in question.
     Section 6.10 Removal of Managers.
          (a) The Management Committee shall have the right, to be exercised by written notice to a Manager, to remove such Manager and to appoint a new Manager in the event the Manager commits fraud in the performance of its duties or suffers an Act of Insolvency.
          (b) CPI shall have the right, to be exercised by written notice to Prudential, to remove Prudential as Operating Property Manager and to appoint a new Operating Property Manager (which may be CPI or a CPI Affiliate) in the event Prudential becomes a Defaulter due to an Event of Default described Section 9.1.1(a) with respect to any failure to pay any portion of the Prudential Contribution Amount (after giving effect to the applicable five day grace period therein) and CPI provides Prudential with a second notice marked “Failure to Cure May Result in Removal of Prudential as Operating Property Manager” and Prudential fails to cure such default within five (5) days after receipt of such second notice.
     Section 6.11 Actions to Maintain REIT Status. Notwithstanding any other provisions of this Agreement or the Act, during the period commencing on the Effective Date and ending on the seventh anniversary of the Effective Date, no Manager or Member shall take any action on behalf of the Company, Venture Five (or any Subsidiary LLC) or Venture Six if such action could reasonably be expected to jeopardize CPI’s status as a real estate investment trust (“REIT”) under the Code. CPI is hereby authorized on behalf of the Company, Venture Five (and any Subsidiary LLC) and Venture Six to take any action in good faith that it believes is necessary or advisable in order to protect the ability of CPI to continue to qualify as a “REIT,” or to avoid CPI incurring any taxes under Section 857 or Section 4981 of the Code. For example, no Manager or Member may cause the Company, Venture Five (or any Subsidiary LLC) or Venture Six, without the express written consent of CPI, to (i) enter into any lease that provides for rental payments based upon the net profits of the tenant, (ii) purchase stock of another corporation, (iii) enter into a loan that provides for a participating interest in the net profits of the borrower, (iv) provide any services to tenants other than “customary services” as defined by the Code, or (v) become a dealer in property. CPI agrees to discuss with Prudential any decision regarding CPI’s “REIT” status and, with respect to any decision affecting Venture Five (or any

Subsidiary LLC) or its Assets, upon the request of Prudential will provide it with an opinion of counsel reasonably satisfactory to Prudential that failure to take such actions reasonably could be expected to jeopardize CPI’s status as a REIT prior to taking any such action. In the event such an opinion is provided, CPI shall take any such action, while using is good faith efforts to avoid taking any action that is adverse to Prudential. In the event of any dispute between CPI and Prudential regarding any decision regarding CPI’s “REIT” status as referenced in this Section 6.11 which involves action which affects the status of the Company as a “venture capital operating company” or the status of Venture Six and Venture Five (or any Subsidiary LLC) as “real estate operating companies” under the Plan Asset Regulations or compliance with ERISA as set forth in Section 6.12, each of CPI and Prudential shall meet with each other and their respective counsel in order to determine the nature of any issues relating to such dispute and determination, and in order to develop a plan for compliance which shall be mutually agreeable to each Member.
     Section 6.12 Action to Maintain VCOC and REOC Status. Notwithstanding any other provisions of this Agreement or the Act, no Manager or Member shall take any action on behalf of the Company, Venture Five (or any Subsidiary LLC) or Venture Six if (a) such action would reasonably be expected to jeopardize the status of the Company as a “venture capital operating company,” and the status of Venture Six and Venture Five (or any Subsidiary LLC if not to be considered consolidated with Venture Five for that purpose) as “real estate operating companies,” under the Plan Asset Regulations, or (b) such action would constitute a Plan Violation under ERISA. In addition, the Members and Managers shall take any action (and refrain from taking any action) reasonably requested by any Member that such Member in good faith believes is necessary or advisable in order to protect the status of the Company as a “venture capital operating company,” and the status of Venture Six and Venture Five (and the Subsidiary LLC’s if not to be considered consolidated with Venture Five for that purpose) as “real estate operating companies,” under the Plan Asset Regulations, or if such Member in good faith believes is necessary or advisable in order to avoid a Plan Violation under ERISA. Without limiting the foregoing, on or before thirty (30) days prior to the end of the “annual valuation period” of Venture Six as defined in the Plan Asset Regulations (such date is referred to as the “Compliance Deadline”) of each year during the term of this Agreement in order to demonstrate compliance with the Plan Asset Regulations, CPI shall deliver to the Members a certificate in the form attached as Exhibit C to the Development Activity Agreement, for signature by both Members, together with such supplemental information as the Members may reasonably require, in order to confirm that Venture Six continues to qualify as a “real estate operating company” within the meaning of the Plan Asset Regulations, and together with, subject to the Approval of the Members, such supplemental covenants and guidelines (with respect to pending transactions and/or any guidelines for the release of funds then held by the Company to Venture Six) as the Member may reasonably require in order to confirm that Venture Six continues to qualify as a “real estate operating company” within the meaning of the Plan Asset Regulations. Each Member agrees to discuss with the other Member any decision regarding such status prior to taking or requesting any such action. The Members agree to discuss with each other any proposed decision regarding such status and upon the request of a Member the Company shall obtain an opinion of counsel reasonably satisfactory to the Members that failure to take such actions reasonably could be expected to adversely affect such status prior to taking or requesting such action. In the event such an opinion is provided, the applicable Manager shall take any appropriate action, while using its good faith efforts to avoid taking any action that is adverse to any Member. In the event of any dispute between CPI and Prudential regarding any decision regarding the status of the Company as a venture capital operating company or the status of Venture Six and Venture Five (and any Subsidiary LLC if not to be considered consolidated with Venture Five for that purpose) as “real estate operating companies” under the Plan Asset Regulations or compliance with ERISA as set forth in this Section 6.12 which involves action which affects CPI’s “REIT” status as referenced in Section 6.11, each of CPI and Prudential shall meet with each other and their respective counsel in order to determine the nature of any issues relating to such dispute and determination, and in order to develop a plan for compliance which shall be mutually agreeable to each Member. In addition, each of Prudential and CPI makes the following representations and warranties, and shall reaffirm the following representations and warranties at the time of any additional capital contribution by Prudential: (i) as to Prudential, Prudential has heretofore provided to CPI a list of the employee benefit plans whose assets are 10% or more of the total assets in the pooled separate account which will be invested in the Assets and the plan sponsors of such employee benefit plans; Prudential represents and warrants that such schedule is true, correct and complete as of the date hereof; and (ii) as to CPI, CPI represents and warrants to Prudential that CPI is not a party in interest (as defined in Section 3(14) of ERISA) to any of the 10% plans disclosed by Prudential on such list.
     Section 6.13 Management And Leasing Agreements. The Members hereby consent and agree that CPI (or its Affiliate) shall enter into management and leasing agreements with Venture Five (and the Subsidiary LLC’s) and with Venture Six on terms consistent with those described in the Development Activity Agreement and the Property Activity Agreement. CPI shall have the right from time to time during the term of such agreement to designate the manager and leasing agent from among the group of CPI and its Affiliates (provided that such representation and warranty is given to CPI’s best knowledge with respect to the plan of Prudential disclosed on such list).
     Section 6.14 Development Agreement. The Members hereby agree that CPI (or its Affiliate) shall enter into a development agreement(s) with Venture Six on terms consistent with those described in the Development Activity Agreement. CPI shall have the right from time to time during the term of such agreements to designate the developer from among the group of CPI and its Affiliates.
     Section 6.15 Operating Agreements.
     6.15.1 Development Activity Agreement. The Members hereby approve the Development Activity Agreement adopted as of even date herewith.
     6.15.2 Operating Property Activity Agreement. The Members hereby approve the Operating Property Activity Agreement adopted as of even date herewith.
     Section 6.16 Liability for Conduct.

     No Member or Manager (nor any director, shareholder, officer or employee of such Member or Manager) shall be personally liable or personally accountable to the Company or to any of the Members, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing in connection with the business and affairs of the Company, except for claims and damages resulting from fraud, willful misconduct, bad faith, gross negligence or material breach of this Agreement.
     Section 6.17 Indemnity.
     The Company (to the extent of its assets) does hereby agree to indemnify and to hold each Member and Manager harmless from and against any loss, claim, liability, expense, or damage (including reasonable attorneys’ fees and court costs) suffered by such Member or Manager by reason of anything the Company may do or refrain from doing or such Member or Manager may do or refrain from doing for and on behalf of the Company and in furtherance of its interests or by reason of such Member’s or Manager’s status as a Member or Manager of the Company; provided, however, that the Company shall not indemnify such Member or Manager for any loss, claim, liability, expense, or damage which such Member or Manager may suffer as a result of any act or omission of such Member or Manager for which such Member or Manager would be liable under Section 6.16 above.
     Section 6.18 Operation of Avenue Projects. The Members hereby agree that the operation of the Assets under the “Avenue” and “MarketCenter” brands and trademarks will be subject to a revocable license pursuant to that certain License Agreement entered into by Venture Five (and any Subsidiary LLC’s) and CPI of even date herewith.
ARTICLE 7
COMPENSATION; REIMBURSEMENTS; CONTRACTS WITH AFFILIATES
     Section 7.1 Compensation, Reimbursements.
          7.1.1 Compensation. Except as may be expressly provided for in this Agreement, including Sections 6.13, 6.14 and 7.2, or in another written agreement Approved by the Members or Approved by the Management Committee, no payment will be made by the Company, Venture Five (or the Subsidiary LLC’s) or Venture Six to any Member or Manager for the services of such Member or Manager or any member, shareholder, director, employee, or Affiliate of such Member.
          7.1.2 Reimbursements. Subject to the provisions of this Agreement, each of the Members and Managers shall be reimbursed promptly by the Company, Venture Five (or the Subsidiary LLC’s) or Venture Six for all reasonable out-of-pocket costs and expenses incurred by each in connection with the performance of its respective duties to the Company, Venture Five (or the Subsidiary LLC’s) or Venture Six during the Term and for reasonable overhead costs related to the administration of the Company, Venture Five (and any Subsidiary LLC) and

Venture Six, provided that such amounts are contained in an Approved Operating Budget or are otherwise Approved by the Management Committee.
     Section 7.2 No Contracts with Affiliates.
     No Member or Manager shall enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with any Person who is an Affiliate of such Member or Manager unless such agreement or arrangement has been approved by the Management Committee after the nature of the relationship or affiliation has been disclosed. If an Affiliate of a Member or Manager is in the business of providing services of a kind needed by the Member or Manager, such Affiliate will have the right to provide those services to the Company at market terms and conditions approved the Management Committee. Notwithstanding the foregoing, this provision and Section 7.1.1 above shall not prevent or limit the right of Venture Five or Venture Six to engage CPI or any CPI Affiliate, or Prudential or any Prudential Affiliate, to provide other development, property management, leasing or administrative services to Venture Five or Venture Six or to any Asset or property of Venture Five or Venture Six, and to be compensated for such other services at reasonable market rates. Further, Venture Six may at any time enter into a partnership, limited liability company, or other venture with CPI or any CPI Affiliate; provided that the relative interests of Venture Six and CPI (and/or the CPI Affiliate) in such venture are based upon the relative Fair Market Values of their respective capital contributions to such entity or venture.
ARTICLE 8
TRANSFER RESTRICTIONS AND REORGANIZATION RIGHTS
     Section 8.1 General.
          8.1.1 Required Consents. Except as expressly permitted in this Agreement including without limitation Section 8.2, 8.3.4(c) and Section 8.5, neither Member shall sell, assign, transfer, mortgage, convey, charge or otherwise encumber or contract to do or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a “Transfer”), or suffer any Affiliate or other third party to Transfer, any part or all of its Member Interest or its share of capital, profits, losses, allocations or distributions under this Agreement without the express prior written consent of the other Member, which consent may be withheld for any or no reason whatsoever. Any attempt to Transfer in violation of this Article 8 shall be null and void. The giving of consent in any one or more instances of Transfer shall not limit or waive the need for such consent in any other or subsequent instances.
          8.1.2 Indirect Transfers. In order to effectuate the purpose of this Section 8.1, each Member agrees that to the extent it desires that its Member Interest in the Company be at any time held by any other Person, such Member will Transfer its Member Interest, or part thereof, to such Person only through a direct Transfer in the manner contemplated in this Article 8, and that, except as expressly authorized in Section 8.2, Section 8.3.4(c) or Section 8.5, no Transfer or other disposition of any stock, partnership or other beneficial interest in any Member or other such Person which holds any part of a Member Interest will be effected, directly or indirectly, unless Approved by the Members, provided that (i) an initial issuance of shares in an underwritten public offering, (ii) transactions involving contributions of cash into, and withdrawals from, a Pension Investor, (iii) transactions involving transfers of beneficial interest in a Pension Investor or Prudential, and (iv) transactions in or transfers of shares of any Member whose shares are publicly traded shall be permitted and will be deemed not to violate the provisions of this Article 8. The Members acknowledge that neither of their Member Interests is now held by any other Person and agree that any subsequent Transfer of its Member Interest, or part thereof, to a Person which it desires to make shall, except as expressly authorized in this Section 8.1.2, Section 8.2, Section 8.3.4(c) or Section 8.5, require the express, prior written consent of the other Member.
     Section 8.2 Permitted Transfers by the Members.
          8.2.1 Transfers By Prudential. Without the consent of CPI, Prudential may from time to time Transfer its Member Interest, in whole or in part, (a) to a Prudential Affiliate or (b) from a Prudential Affiliate to another Prudential Affiliate. Any such Transfer to a Prudential Affiliate shall not relieve Prudential of its obligations under this Agreement.
          8.2.2 Transfers By CPI. Without the consent of Prudential, CPI may from time to time Transfer its Member Interest, in whole or in part, (a) to a CPI Affiliate, or (b) from a CPI Affiliate to another CPI Affiliate. Any Transfer pursuant to this Section 8.2.2 shall not relieve CPI of its obligations under this Agreement.
          8.2.3 Agreements with Transferees.
          (a) If pursuant to the provisions of this Section 8.2, any Member (the “Transferor”) shall purport to make a Transfer of any part of its Member Interest to any Person (“Transferee”), no such Transfer shall entitle the Transferee to any benefits or rights hereunder until:
               (i) the Transferee agrees in writing to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement; and
               (ii) the Transferor and Transferee enter into a written agreement with the other Member and the Company which provides (x) that the Transferor is irrevocably designated the proxy of the Transferee to exercise all voting and other approval rights appurtenant to the Member Interest acquired by the Transferee, (y) that the Transferor shall remain liable for all obligations arising under this Agreement prior to and after such Transfer in respect of the Member Interest so transferred; and (z) that the Transferee shall indemnify the Members from and against all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) which may arise as a result of any breach by the Transferee of its obligations hereunder.

               (iii) the Transferee of such transfer complies with ERISA to the satisfaction of the Members.
          (b) No Transferee of any Member Interest shall make any further disposition except in accordance with the terms and conditions hereof.
          (c) All costs and expenses incurred by the Company, or the non-transferring Member, in connection with any Transfer of a Member Interest, including any filing or recording costs and the fees and disbursements of counsel, shall be paid by the Transferor.
     Section 8.3 Asset Restrictions.
          8.3.1 Assets Lock-Out Period.
          (a) During the applicable “Lock-Out Period” (as defined below) with respect to an Asset, the Company and Operating Property Manager shall not authorize a sale, exchange or other disposition of such Asset (or the member interests (“interests”)) in the Subsidiary LLC holding such Asset), and Venture Five (and the Subsidiary LLC’s) shall not sell, exchange or otherwise dispose of such Asset (or Subsidiary LLC interests), except in a tax-free transaction that does not trigger any taxable gain for federal income tax purposes (directly or indirectly) to CPI. Prior to entering into, or permitting Venture Five (or any Subsidiary LLC) to enter into, any contract or commitment with respect to any sale, exchange or other disposition of an Asset (or Subsidiary LLC interest) during the applicable Lock-Out Period, Operating Property Manager shall first provide written notice of such proposed transaction to CPI in order for CPI to determine whether the transaction, if consummated, would trigger taxable gain to CPI. If CPI shall notify Operating Property Manager within a period of thirty (30) days after receipt of such notice that the proposed transaction would trigger taxable gain to CPI for federal income tax purposes, such transaction shall not be allowed without the Approval of the Members. If CPI shall fail to provide such notice to Operating Property Manager within said period of thirty (30) days after receipt of such notice, and Prudential provides CPI with a second notice marked “Inaction May Result In Asset Sale” and CPI fails to object to such proposed transaction within 10 days after receipt of such second notice, such transaction shall be allowed without the Approval of the Members. CPI shall upon request explain to Operating Property Manager any such determination by CPI under this Section 8.3.1(a), and upon the request of Prudential will provide Prudential with an opinion of counsel or an accountant reasonably satisfactory to Prudential to the effect that the proposed transaction would trigger taxable gain to CPI for federal income tax purposes.
          (b) The Lock-Out Period shall mean with respect to the Assets (and the interests in each Subsidiary LLC), the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date; provided, however, upon any Transfer of the Member Interest of Prudential pursuant to the provisions of Section 8.5, the applicable Lock-Out Period shall be extended or, if expired, re-invoked anew, for a period of two years following the date of the Transfer, but in no event shall any applicable Lock-Out Period end earlier than the expiration date of the original Lock-Out Period as set forth in this subsection (b) or continue beyond the seventh anniversary of the Effective Date.
          8.3.2 Interests Lock-Out Period. The Company will not sell, exchange or otherwise dispose of all or any part of the Operating Property Activity Interest or the Development Activity Interest during the Term except as may be Approved by the Members or pursuant to the provisions of Sections 8.3.5, 8.3.6 or 8.4 of this Agreement.
          8.3.3 Restrictions Relating to Mortgage.
          (a) The Members agree that until the earlier to occur of (i) the seventh anniversary of the Effective Date, and (ii) with respect to a Mortgage secured by Avenue East Cobb, the date that a taxable sale, exchange or other disposition of such Asset (or Subsidiary LLC interests) is permitted under Section 8.3.4(a)(vii) hereof, (1) the level of indebtedness existing on the Effective Date with respect to Avenue East Cobb shall be maintained, except that regularly scheduled amortization payments required under the terms of the Mortgage may be paid when due and any “bullet” maturity amount may be paid down from proceeds of third party debt or equity raised by Venture Five (or any Subsidiary LLC) or equity or Affiliate Debt from Prudential or any Prudential Affiliate, with such equity or Affiliate Debt from Prudential or a Prudential Affiliate being provided pursuant to Section 3.5 after CPI has been provided the right to contribute its pro rata share of any such additional equity contribution or Affiliate Debt under Section 3.5, and (2) neither Prudential nor any Prudential Affiliate shall acquire the Mortgage without the prior written consent of CPI. CPI (or any CPI Affiliate) may guarantee or otherwise endorse any debt or other obligation of the Company or Venture Five (or any Subsidiary LLC). Notwithstanding the foregoing, upon maturity of the Mortgage loan during the seven-year period following the Effective Date, the Operating Property Manager, at CPI’s request, will cause Venture Five (or applicable Subsidiary LLC) to refinance such Mortgage loan with a loan of a substantially similar duration and amortization schedule with a third party lender for an amount at least equal to the then principal balance of the Mortgage loan.
          (b) Following the seventh anniversary of the Effective Date, the then outstanding principal balance of the Mortgage may be reduced or prepaid in amounts other than (or in addition to) such principal reductions as would result from the payment of scheduled debt service payments under the terms of such Mortgage that exist on the Effective Date; provided, however, that prior to any such reduction or prepayment CPI shall first be afforded the opportunity (as hereinafter described) to exercise the CPI Reorganization Rights provided in Section 8.3.5 hereof. Operating Property Manager shall give CPI at least thirty (30) days prior written notice (each such notice being herein called a “Prepayment Notice”) of the proposed reduction or prepayment of any Mortgage, and CPI shall have a period of thirty (30) days following receipt of such Prepayment Notice to elect any of the CPI Reorganization Rights set forth in Section 8.3.5 below by giving written notice of election to Prudential. If CPI elects to exercise any CPI Reorganization Rights, the reduction or prepayment of the Mortgage specified in the Prepayment Notice shall not be permitted until 10 Business Days after the “Closing” (in accordance with Section 8.3.7) of the transaction elected by CPI in the exercise of the CPI Reorganization Rights. If CPI fails to exercise such CPI Reorganization Rights prior to the end of the 30-day period, Operating Property Manager shall be permitted to proceed with the prepayment or principal reduction proposed in the Prepayment Notice. The procedures set forth in this Section 8.3.3(b) shall continue to apply to the Mortgage after any partial prepayment or principal reduction is implemented.
          8.3.4 Sale of Assets After Lock-Out Period. Following the Lock-Out Period, the Operating Property Manager, pursuant to the authority granted to it under Section 6.1.3, may cause Venture Five (or any Subsidiary LLC) to sell or dispose of such Asset (or Subsidiary LLC interests) or a material portion thereof, subject to the following conditions precedent:
          (a) If the proposed sale or disposition is to occur prior to or on the seventh anniversary of the Effective Date:
               (i) Prudential will provide CPI with written notice of the proposed Asset (or Subsidiary LLC interests) sale or disposition (any such notice being herein called a “Sale Notice”).
               (ii) For a period of 90 days following delivery of the Sale Notice the Members will attempt to identify replacement property which could be acquired by Venture Five (or applicable Subsidiary LLC) through a tax-free, like-kind exchange that would not trigger recognition of any taxable gain for federal income tax purposes (directly or indirectly) to CPI and which replacement property is consistent with Prudential’s then current investment acquisition plans for its PRISA fund portfolio. If the Members agree upon and identify acceptable replacement property within 90 days of the Sale Notice to CPI, the Operating Property Manager may cause Venture Five (or applicable Subsidiary LLC) to effectuate the exchange of the properties, either directly or through a qualified intermediary. The replacement property in any such exchange shall be and become an “Asset” for purposes of this Agreement and the Operating Property Activity Agreement.
               (iii) If the Members do not agree upon and identify acceptable replacement property for a tax-fee exchange of such Asset within 90 days of the Sale Notice, Prudential will provide a further notice to CPI (any such further notice being herein called an “Offer Price Notice”) in which Prudential shall identify the offer price for the Asset (“Offer Price”) that Prudential would have Venture Five (or applicable Subsidiary LLC) accept in a sale or other disposition of the Asset (or Subsidiary LLC interests). CPI shall have a period of 30 Business Days following receipt of the Offer Price Notice to elect by giving written notice to Prudential to exercise an option (herein called the “Make-Whole Option”) with respect to such Asset. If CPI exercises the Make-Whole Option, (x) the Asset (including the applicable Subsidiary LLC interests) shall be retained by Venture Five as a Make-Whole Asset and shall not be sold or otherwise disposed of by Venture Five unless and until CPI shall elect to sell or dispose of such Make-Whole Asset in its sole discretion (and CPI shall have sole authority to make such sale decision); (y) CPI shall be deemed appointed by the Company as a manager of Venture Five (and the applicable Subsidiary LLC, if necessary) within the meaning of Section 18-101(10) of the Act for the purpose of having full authority over all operational and sale (or exchange or other disposition) decisions with respect to such Make-Whole Asset (or Subsidiary LLC interests), subject to the terms of Section 6.1.3(c) hereof; and (z) Operating Property Manager’s authority with respect to such matters (as Operating

Property Manager or within the definition of Operating Property Manager) shall cease and be of no further force or effect with respect to such Make-Whole Asset (or Subsidiary LLC interests). Upon exercising the Make-Whole Option with respect to such Make-Whole Asset and until such Make-Whole Asset (or Subsidiary LLC interests) are disposed of by Venture Five or Venture Five is liquidated or dissolved, (1) the Company shall distribute to Prudential on a monthly basis from amounts otherwise distributable to CPI under this Agreement, under the Development Activity Agreement and under the Operating Property Activity Agreement an amount equal to the positive difference, if any, between (A) an amount equal to 6.5% per annum (for such month) of the share of the Offer Price, net of any applicable mortgage debt or other encumbrances, that would have been distributable to Prudential under this Agreement based on its Member Property Percentage had the Make-Whole Asset been sold by Venture Five at the Offer Price (and any related mortgage debt or other encumbrance repaid) on the first day of the next calendar month commencing after the date of the exercise of the Make-Whole Option, less (B) the amount of Operating Property Activity Cash Flow actually distributed, and of “Cash Flow Deemed Distributed” (as hereinafter defined), to Prudential under this Agreement for such month based on its Member Property Percentage attributable to the Make-Whole Asset for the period commencing with the first calendar month after the date of exercise of the Make-Whole Option (it being agreed that the amount of any “cash flow” [i.e., the excess of gross revenues minus operating expenses for a period] attributable to such Make-Whole Asset that is applied to an obligation or expense of Venture Five that is not an obligation or expense incurred for any Make-Whole Asset, and thus not distributed, shall be deemed distributed (“Cash Flow Deemed Distributed”) to Prudential to the extent of the amount thereof multiplied by the Member Property Percentage of Prudential), and (2) the Company shall distribute to Prudential from amounts otherwise distributable to CPI under this Agreement, under the Development Activity Agreement and under the Operating Property Activity Agreement upon sale or other disposition of the Make-Whole Asset (or Subsidiary LLC interests) by Venture Five an amount equal to the positive difference, if any, between (A) the amount that would have been distributable to Prudential under this Agreement based on its Member Property Percentage of Operating Property Activity Capital Proceeds attributable to a sale or other disposition of the Make-Whole Asset at the Offer Price after payment of any applicable mortgage debt or other encumbrance less (B) the amount actually distributed, and of “Capital Proceeds Deemed Distributed” (as hereinafter defined), to Prudential under this Agreement based on its Member Property Percentage of Operating Property Activity Capital Proceeds attributable to the sale or other disposition of the Make-Whole Asset after payment of any applicable mortgage debt attributable to such Make-Whole Asset or other encumbrance (it being agreed that the amount of any such Operating Property Capital Proceeds that is applied to meet an obligation or expense of Venture Five that is not an obligation or expense incurred for any Make-Whole Asset, and thus not distributed, shall be deemed distributed (“Capital Proceeds Deemed Distributed”) to Prudential to the extent of the amount thereof multiplied by the Member Property Percentage of Prudential). Any such amounts (“Make-Whole Amounts”) paid to Prudential pursuant to this Section 8.3.4(a)(iii) shall be in addition to the other distributions to Prudential under this Agreement.
               (iv)(1) If CPI shall exercise the Make-Whole Option, upon sale or other disposition of the Make-Whole Asset (or interests in the Subsidiary LLC holding such Make-Whole Asset), CPI shall receive a distribution of Operating Property Activity Capital Proceeds equal to 90% of the excess, if any, of (A) the amount that would be distributable to Prudential under this Agreement (but for the operation of this subsection (iv)(1)) based on its Member Property Percentage, from Operating Property Activity Capital Proceeds attributable to the sale or other disposition of the Make-Whole Asset (or interest in the Subsidiary LLC holding such Make-Whole Asset) after payment of any applicable mortgage debt or other encumbrance, over (B) the amount that would have been distributable to Prudential under this Agreement based on its Member Property Percentage of Operating Property Activity Capital Proceeds attributable to a sale or other disposition of the Make-Whole Asset (or interest in the Subsidiary LLC holding such Make-Whole Asset) at the Offer Price after payment of any applicable mortgage debt or other encumbrance (such excess being herein called “Excess Operating Property Activity Capital Proceeds”). Prudential shall receive a distribution of Operating Property Activity Capital Proceeds equal to 10% of such excess.
               (2) If CPI exercises the Make-Whole Option, CPI shall also receive on a monthly basis for the period commencing with the first calendar month after the date of exercise of the Make-Whole Option and ending on sale or disposition of the Make-Whole Asset (or interests in the Subsidiary LLC holding such Make-Whole Asset), a distribution of Operating Property Activity Cash Flow equal to 90% of the excess, if any, of (A) the amount of Operating Property Activity Cash Flow that would be distributable to Prudential (based on its Member Property Percentage) under this Agreement for such month (but for the operation of this sub-section (iv)(2)) attributable to the Make-Whole Asset, over (B) an amount equal to 6.5% per annum (for such month) of the share of the Offer Price that would have been distributed to Prudential under this Agreement based on its Member Property Percentage had the Make-Whole Asset (or interests in the Subsidiary LLC holding such Make-Whole Asset) been sold by Venture Five at the Offer Price (and any related mortgage debt or other encumbrance repaid) (such excess being herein called “Excess Operating Property Activity Cash Flow”). Prudential shall receive a distribution of Operating Property Activity Cash Flow equal to 10% of such excess.
               (v) The provision of Section 4.9.2 and 4.10.2 shall be applied to effectuate subsection (iv) above.
               (vi) If Prudential initiates the sale or disposition (commencing with the Sale Notice) process for any Make-Whole Asset and CPI exercises the Make-Whole Option, CPI shall be permitted to invoke the CPI Reorganization Rights set forth in Section 8.3.5 below at any time after the seventh anniversary of the Effective Date.

(vii) If CPI does not elect to exercise the Make-Whole Option within the 30 Business Days as set forth in subsection (iii) above, the Operating Property Manager, acting under the authority granted in Section 6.1.3, may cause Venture Five to sell or dispose of the Make-Whole Asset (or interests in the Subsidiary LLC holding such Make-Whole Asset) at any time during a period of 365 days after the date of the Sale Notice at a price equal to 97% of the Offer Price, and CPI shall be permitted to invoke the CPI Reorganization Rights set forth in Section 8.3.5 below at any time after the seventh anniversary of the Effective Date. If Operating Property Manager is unable to sell or dispose of the Make-Whole Asset at any time during a period of 365 days after the date of the Sale Notice at a price equal to 97% of the Offer Price, and Operating Property Manager still desires to cause Venture Five to sell or dispose of such Make-Whole Asset (or interests in the Subsidiary LLC holding such Make-Whole Asset) or a material portion thereof, and if the proposed sale or disposition is to occur prior to or on the seventh anniversary of the Effective Date, then such sale shall be subject to renewed compliance with the foregoing conditions precedent set forth in this Section 8.3.4(a).
          (b) If the proposed sale or disposition is to occur after the seventh anniversary of the Effective Date, the provisions of Section 8.3.5 below shall apply and the provisions of Section 8.3.4(a) shall not apply.
          (c) Notwithstanding the provisions of Section 8.1 and 8.5, without the consent of CPI, Prudential shall be entitled to assign as security, pledge or grant a security interest in its right to receive distributions with respect to any Make-Whole Asset as well as Prudential’s right to receive Make-Whole distributions under this Section 8.3.4.
          8.3.5 CPI Reorganization Rights.
          (a) In the event that at any time after the seventh anniversary of the Effective Date, Operating Property Manager, pursuant to its authority under Section 6.1.3, desires to have Venture Five sell or dispose of any Asset (or an interest in the Subsidiary LLC holding such Asset) or material portion of any Asset (including, for purposes of this Section 8.3.5, any replacement Asset obtained in a like-kind exchange), or reduce or prepay any Mortgage (other than any payment that would not have an adverse tax impact on CPI or its shareholders (as determined by the tax advisors to CPI)), it shall first provide CPI with a Sale Notice or Prepayment Notice regarding the proposed sale or other disposition and the Offer Price at which the Asset (or an interest in the Subsidiary LLC holding such Asset) would be sold, or the proposed reduction or prepayment, as the case may be.
          (b) For a period of thirty (30) days following receipt of a Sale Notice or Prepayment Notice given pursuant to Section 8.3.5(a) or Section 8.3.3(b), or at any time following the seventh anniversary of the Effective Date in the event CPI has exercised a Make-Whole Option, an Asset (or interest in the Subsidiary LLC holding such Asset) has been sold or otherwise disposed of, or Operating Property Manager has at any time issued a notice to CPI that it intends to issue equity on a non-pro rata basis in Venture Five pursuant to Section 3.5(c) above, CPI shall have the right exercisable by written notice to Prudential (any such notice being herein called a “CPI Reorganization Notice”), to object to the proposed sale or other disposition described in the Sale Notice, or prepayment or reduction described in the Prepayment Notice, and to exercise the rights set forth in the following paragraph (herein called the “CPI Reorganization Rights”).
          CPI shall have the right to cause the Company to distribute to Prudential all of the Company’s interest in Venture Five and, as of the date of such distribution (the “Reorganization Date”), Prudential’s and CPI’s Member Development Percentages shall thereafter be 1% for Prudential, and 99% for CPI. In addition, the Company shall make an additional cash distribution to Prudential to the extent necessary to make Prudential whole if, as of the Reorganization Date, the sum of the then Fair Market Value of the Assets of Venture Five (held directly or through the Subsidiary LLC’s) plus the then Fair Market Value of the continuing 1% Member Development Percentage is less than the then Fair Market Value of Prudential’s Member Property Percentage and Member Development Percentage interests in the Company (as if all assets of the Company, in Venture Six and Venture Five (held directly or through the Subsidiary LLC’s), were sold on the Reorganization Date for cash and the proceeds distributed to the Members in accordance with this Agreement) immediately prior to the distribution. Conversely, Prudential shall make an additional cash contribution to the Company to the extent that, as of the Reorganization Date, the sum of the then Fair Market Value of the Assets of Venture Five (held directly or through the Subsidiary LLC’s) plus the 1% continuing Member Development Percentage in the Company exceeds the then Fair Market Value of Prudential’s Member Property Percentage and Member Development Percentage interests in the Company (as if all assets of the Company, in Venture Six and Venture Five (held directly or through the Subsidiary LLC’s), were sold on the Reorganization Date for cash and the proceeds distributed to the Members in accordance with this Agreement) immediately prior to the distribution, and Prudential shall not receive any additional interest (or Capital Account credit) in the Company for such contribution. Any such payment from the Company or Prudential shall be made promptly following the determination of the Fair Market Value under this Section 8.3.5(b). The transactions described in this paragraph are sometimes collectively referred to as a “Reorganization.”
          (c) In the event CPI provides a CPI Reorganization Notice to Prudential within the 30 day period set forth in Section 8.3.5(b), the proposed sale or other disposition of the Asset (or an interest in the Subsidiary LLC holding such Asset) described in the Sale Notice, or the reduction or prepayment of the Mortgage described in the Prepayment Notice, shall be prohibited until ten (10) Business Days after consummation of the transactions for which notice of exercise to Prudential has been given in the CPI Reorganization Notice or the failure of such consummation of the transactions (other than due to action or inaction of Prudential) within the time period required by Section 8.3.7.
          (d) In the event CPI has not given a CPI Reorganization Notice to Prudential prior to the expiration of the 30 day period described in sub-section (b), Operating Property Manager shall be authorized to cause Venture Five to sell or otherwise dispose of the Asset (or an interest in the Subsidiary LLC holding such Asset) at any time during the period ending 365 days after the date of the Sale Notice, at a price equal to or greater than 95% of the Offer Price contained in the Sale Notice.

          (e) In the event (i) CPI has exercised a Make-Whole Option with respect to an Asset (or an interest in the Subsidiary LLC holding such Asset), (ii) an Asset (or an interest in the Subsidiary LLC holding such Asset) has been sold or otherwise disposed of pursuant to Section 8.3.4, (iii) Venture Five has at any time issued equity on a non-pro rata basis pursuant to Section 3.5.2 and the Operating Property Activity Agreement, or (iv) the outstanding principal balance of the Mortgage has been paid down with Affiliate Debt from Prudential (or a Prudential Affiliate) prior to the seventh anniversary of the Effective Date, CPI shall be entitled to exercise the CPI Reorganization Rights at any time after the seventh anniversary of the Exercise Date by giving a CPI Reorganization Notice to Prudential. Following delivery of any such CPI Reorganization Notice, Venture Five shall be prohibited from consummation of the transaction of selling or otherwise disposing of any other Asset (or Subsidiary LLC interest) (and Operating Property Manager shall have no authority to sell or otherwise dispose of any Asset (or Subsidiary LLC interest)) until ten (10) Business Days after consummation of the transactions for which notice of exercise to Prudential has been given in such CPI Reorganization Notice, but Venture Five (directly or through any Subsidiary LLC) shall be permitted to market, list for sale, negotiate and enter into any purchase contract or loan commitment and take other actions preliminary to the consummation of such transactions.
          (f) In the event CPI does not exercise the CPI Reorganization Rights following receipt of a Sale Notice or Prepayment Notice, the provisions of this Section 8.3.5 shall continue to apply to the other Assets of Venture Five (including the applicable Subsidiary LLC’s) which were not the subject of such Sale Notice or Prepayment Notice.
          (g) If after seven years from the Effective Date, Prudential desires to take any action related to CPI’s REIT status that would have been prohibited under Section 6.11 during such seven-year period, Prudential shall first provide CPI Notice of the action that Prudential desires to take, and CPI shall have a period of sixty (60) days after the receipt of such Notice to elect (by means of giving a CPI Reorganization Notice to Prudential) to exercise the CPI Reorganization Rights. In the event CPI elects to exercise the CPI Reorganization Rights, such actions of Prudential shall not be taken until ten (10) Business Days after the “Closing” (in accordance with Section 8.3.7 of the Reorganization.
          8.3.6 Prudential Reorganization Rights.
          (a) In the event that at any time after the Effective Date, Development Manager, pursuant to its authority under Section 6.1.2, desires to have Venture Six sell or dispose of any property of Venture Six, it may do so.
          (b) (i) At any time after the eighth (8th) anniversary of the Effective Date (subject to an extension of not more than eighteen (18) months as requested by CPI and approved by Prudential (such approval not to be unreasonably withheld)), (ii) at any time after the seventh (7th) anniversary of such date if CPI notifies Prudential that it desires to cause Venture Six to dispose of one or more of its assets, or (iii) at any time after CPI has exercised its distribution rights under Section 8.8 of this Agreement with respect to all of the Assets (or the Subsidiary LLC’s), Prudential

shall have the right exercisable by written notice to CPI (any such notice being herein called a “Prudential Reorganization Notice”), to implement the Reorganization set forth in the second paragraph of Section 8.3.5(b) (herein called the “Prudential Reorganization Rights”):
          8.3.7 Closing.
          (a) The consummation of the transactions contemplated by a CPI Reorganization Notice or Prudential Reorganization Notice (herein called the “Closing”) shall be held at the office where the principal place of business of the Company is located in the metropolitan Atlanta, Georgia area, at 10:00 a.m. on the 30th day (i) after the election by CPI to exercise the CPI Reorganization Rights or (ii) after the election by Prudential to exercise the Prudential Reorganization Rights (or, if such 30th day is not a Business Day, on the next succeeding Business Day), subject to extension until three (3) Business Days after resolution of the “Fair Market Value” pursuant to any arbitration proceeding held to determine such Fair Market Value. On the Business Day immediately prior to Closing, there shall be a preliminary closing at which CPI and Prudential shall act diligently and in good faith to agree upon the form and substance of all documents necessary to effectuate the Closing.
          (b) At the Closing, the Company, CPI and Prudential (and their respective Affiliates, as the case may be) shall deliver assignments and bills of sale (both with covenants against grantor’s acts) to the acquiror or its designee, of the interests to be conveyed, together with such other instruments and documents as may be reasonably necessary to effectuate the Reorganization and legally sufficient to convey all of the subject interests to the acquirer (or its designee), free and clear of all liens, claims, security interests and encumbrances, other than encumbrances, if any, which may have been created with the consent of all Members. The cash purchase price for interests acquired shall be paid at the Closing by cash or federal wire transfer of immediately available funds to an account designated in writing by the transferor. In the event there are conveyance, transfer or similar taxes payable as an incidence to the conveyances at the Closing, such taxes shall be expenses of the Member which had given notice of exercise of the reorganization rights.
          (c) The Company, CPI and Prudential shall each have the right, within its sole and absolute discretion, to cause its nominee(s) or designee(s) to acquire all or part of the subject interests at the Closing, but nothing contained herein shall relieve a party of its obligations hereunder.
          (d) The parties acknowledge and agree that their respective obligations to consummate the Reorganization following proper exercise of the CPI Reorganization Rights or Prudential Reorganization Rights shall be absolute and irrevocable and shall not be conditioned in any way on the condition of any Asset or property of Venture Five or Venture Six. The CPI Reorganization Rights or Prudential Reorganization Rights shall be exercisable under this Agreement regardless of the occurrence of any Event of Default under this Agreement.
          (e) Each party will bear its own attorney fees and related costs in connection with consummating any Reorganization hereunder.

          8.3.8 Distribution Redemption. At any time following the seventh anniversary of the Effective Date, either Member may propose to redeem all or part of its Member Development Percentage or Member Property Percentage in the Company for distributions of a portion of the Development Activity Interest or the Operating Property Activity Interest of the Company as may be Approved by the Members. Nothing in this Section 8.3.8 shall obligate any Member to approve any such proposed redemption.
          8.3.9. Limitation on Manager’s Authority. The Operating Property Manager and Development Manager shall not have any right, power or authority to take any action on behalf of the Company, Venture Five (or any Subsidiary LLC) or Venture Six in contravention of the restrictions and provisions set forth in this Section 8.3.
     Section 8.4 Put/Call.
          8.4.1 Prudential Put. At any time following the first anniversary of the Reorganization Date, Prudential shall have the right to give written notice (such notice being herein called a “Put Notice”) to CPI that within thirty (30) days following delivery of such Put Notice to CPI, Prudential will require CPI to purchase, or to cause the Company to redeem, Prudential’s (and any Prudential Affiliates’) remaining 1% interest in the Company for cash in an amount equal to the Fair Market Value of such interest.
          8.4.2 CPI Call. At any time following the fourth anniversary of the Reorganization Date, CPI shall have the right to give written notice (such notice being herein called a “Call Notice”) to Prudential that within thirty (30) days following delivery of such Call Notice to Prudential, CPI will require Prudential to sell to CPI (or its designee) or to the Company, Prudential’s (and any Prudential Affiliates’) remaining 1% interest in the Company for cash in an amount equal to the Fair Market Value of such interest.
          8.4.3 Closing. The provisions of Section 8.3.7 shall apply to the consummation of the transaction contemplated by the Put or Call as if the Put or Call, as applicable, were exercised under said Section 8.3.7 in lieu of Reorganization Rights. CPI may cause a nominee to acquire Prudential’s 1% interest in the Company.
          8.4.4 Binding Agreement. Any exercise of the Put or Call shall result in and constitute a binding and enforceable contract between Prudential and CPI for the purchase and sale of the remaining interest of Prudential (and its Affiliates) in the Company.
     Section 8.5 First Offer Procedure.
     8.5.1 First Offer Notice. At any time after the Effective Date, except as provided in Sections 8.1.2, 8.2.1, 8.2.2 and 8.3.4(c), if either CPI or Prudential desires to sell or transfer, directly or indirectly, all, and not less than all, of its Member Interest in the Company (including, without limitation, all of its Member Development Percentage and Member Property Percentage it being agreed that partial transactions are not permitted except as provided in this

Section 8.5.1) and any direct interest in Venture Five (and the Subsidiary LLC’s) or Venture Six (it being agreed that all of the foregoing interests in the Company, and, if applicable, Venture Five and Venture Six, must be transferred together), it shall give written notice (the “First Offer Notice”) of such intention to the other Member (the Member issuing the First Offer notice is hereinafter called the “Offeror” and the Member receiving the First Offer Notice is hereinafter called the “Offeree”). The First Offer Notice must set forth the price (the “Offering Price”) and terms pursuant to which the Offeror is willing to sell such Member Interest and any direct interests in Venture Five or Venture Six (the Member Interest in the Company and any direct interest in Venture Five or Venture Six which are subject to the First Offer Notice is hereinafter called the “Subject Interest”), and the Offering Price set forth therein must be payable with cash consideration only, although, at the Offeror’s election, payment of portions of such cash consideration may be deferred and paid, with interest, in one or more installments after closing. Moreover, in furtherance of Section 8.7 below, notwithstanding the prohibition on partial transfers, so as to avoid a termination of the Company as a partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code, the First Offer Notice must propose a structure for the sale of the Subject Interest so that the sale when combined with previous sales will not cause there to be a sale or exchange of more than a forty-nine percent (49%) interest in the net profits or capital of the Company in any 12-month period. Any First Offer Notice providing for non-cash consideration, in whole or in part (except as permitted in this Section 8.5.1) or a sale that would cause a combined sale or exchange of more than a forty-nine percent (49%) interest in any 12-month period shall not be effective to institute the First Offer procedures. If the First Offer Notice provides that payment of a portion of the Offering Price is to be deferred, then the required collateral for such deferred payment shall be, at the option of the Offeree, the Subject Interest to be purchased and/or a certificate of deposit, irrevocable stand-by letter of credit, or other type of collateral which is generally available, liquid, and not unique. Such First Offer Notice shall constitute an offer by the Offeror to sell to the Offeree the Subject Interest specified in the First Offer Notice for such price and terms, exclusive of any brokerage or similar commission provided for therein.
     8.5.2 Election by Offeree. For a period of one hundred twenty (120) days following the date of the First Offer Notice (the “First Offer Period”), the Offeree shall have the option to purchase all, but not less than all, of the Subject Interest specified in the First Offer Notice for the price and on the terms stated in the First Offer Notice. If the Offeree elects to purchase the Subject Interest it must so notify the Offeror in writing (the “First Offer Exercise Notice”) within said First Offer Period, which notice must be accompanied by a First Offer Deposit (defined below). If the Offeree fails to send a First Offer Exercise Notice or to deliver a First Offer Deposit within said First Offer Period it shall be deemed to have elected not to purchase.
     8.5.3 Closing.
          (a) If the Offeree elects to so purchase the Subject Interest, the transfer of the Subject Interest specified in the First Offer Notice from the Offeror to the Offeree shall be closed and consummated in the principal office of the Company at 11:00 a.m., local time, on the sixtieth (60th) day following the date of the First Offer Exercise Notice (or if such date is not a Business Day, the Business Day next following such day), or on such earlier day as may be selected by the

Offeree. At the closing, the Offeree shall deliver to the Offeror (i) all or such portion of the Offering Price which is payable at closing in accordance with the terms of the First Offer Notice in cash (U.S. dollars) by wire transfer representing immediately available Federal Reserve System funds and (ii) the promissory note and the applicable security instruments, if any, required by the First Offer Notice. Simultaneously with the receipt of such payment, the Offeror shall deliver the Subject Interest to the Offeree free and clear of all liens, security interests and competing claims and shall deliver to the Offeree such instruments of transfer and such evidence of due authorization, execution and delivery and of the absence of any such liens, security interests or competing claims as the Offeree shall reasonably request.
          (b) If, by virtue of the election of the Offeree to purchase any Subject Interest in accordance with the provisions of this Section 8.5, the holder of any loan to the Company, Venture Five or Venture Six under which the Offeror has personal liability has the right to, and notifies the Company of its intent to accelerate the loan, it shall be a condition to the closing that the Offeree obtain the release of such personal liability of Offeror, if necessary through repayment of such loan (plus any deferred and accrued and unpaid interest thereon and any required prepayment premium and/or yield maintenance fees) at the closing of the sale of such Subject Interest.
     8.5.4 Sale to Third Parties.
          (a) If the Offeree fails to exercise its right to purchase the Subject Interest, or if the Offeree exercises its right to purchase but through no fault of the Offeror subsequently fails to purchase the Subject Interest within the time specified, then the Offeror shall have the right, for one (1) year after the expiration of the First Offer Period, to obtain a bona fide, binding contract for the sale of such Subject Interest to any third party which is not an Affiliate of the Offeror (a “Purchaser”) for a price and on terms and conditions which are no less favorable to the Offeror than those stated in the First Offer Notice, except that any such contract must provide for a closing of the purchase and sale of such Subject Interest within one hundred twenty (120) days after the date of such contract; provided, that if the Offeree fails to purchase the Offeror’s Subject Interest in breach of a commitment by Offeree to do so the Offeror shall have all of its rights or remedies at law or in equity, and in addition thereto the above one-year limitation on the Offeror’s rights to obtain a binding contract with a third party shall not apply for a period of two (2) years from the expiration of the First Offer Period.
          (b) At any time during the First Offer Period or during the period that the Offeror has the right to offer the Subject Interest to a purchaser pursuant to Section 8.5.4(a) above, the Offeror may provide the Offeree from time to time with a list of prospects to whom the Offeror proposes to offer the Subject Interest. The Offeree shall have fifteen (15) Business Days in which to respond to any prospect list which it receives from the Offeror by approving or disapproving any or all of the listed prospects, and any failure by the Offeree to respond with respect to one or more listed prospects within said 15-day period shall be deemed to be an approval by the Offeree of such prospects for purposes of this Section 8.5.4(b). If the Offeror obtains a binding commitment from a Purchaser who is not pre-approved by the Offeree, the Offeror shall so advise the Offeree who shall then have fifteen (15) Business Days in which to approve or disapprove of such Purchaser. If such Purchaser is disapproved, no sale shall be made to such Purchaser. The Offeree may only withhold approval of a listed prospect if such prospect (A) has a net worth or market capitalization (if publicly traded) of less than $50 million, (B) is known to have committed a felony or act of moral turpitude, or (C) is engaged (or its Affiliate is engaged) in litigation with the Company or the Offeree or any Affiliate of the Offeree. Provided, however, notwithstanding the foregoing, in the event the proposed Purchaser is (i) Simon Property Group, Inc. or any Affiliate thereof (“SPG”), or (ii) General Growth Properties, Inc. or any Affiliate thereof (“GGP”), and SPG or GGP otherwise qualifies for approval under this Section 8.5.4(b), the Offeror shall grant the Offeree the opportunity to acquire the Subject Interest at the proposed price and on the terms and conditions by which the Subject Interest is proposed to be sold to SPG or GGP, as the case may be, pursuant to a written notice given to the Offeree entitled “Right to Match Notice.” The Offeree shall have a period of forty-five (45) days from receipt of such Right to Match Notice to agree in writing to acquire the Subject Interest from the Offeror at the price and on the terms and conditions of the proposed sale to SPG or GGP, as the case may be. If the Offeree declines the offer contained in the Right to Match Notice or does not respond within the forty-five (45) day period, the Offeror shall be free to sell the Subject Interest to SPG or GGP, as the case may be, at the price and on the terms and conditions set forth in the Right to Match Notice, provided such transaction is consummated within 120 days after the expiration of the 45-day period. If the Offeree accepts the offer within the forty-five (45) day period, the Offeror and the Offeree shall consummate the closing of the purchase and sale of the Subject Interest on the tenth (10th) Business Day following expiration of the forty-five (45) day period at the office of the Company, or at such other time and place as the Offeror and the Offeree may agree.
          (c) If by virtue of the Offeror electing to sell the Subject Interest to a third party pursuant to this Section 8.5.4, the holder of any loan to the Company, Venture Five or Venture Six has the right to, and notifies the Company of its intent to accelerate such loan, it shall be a condition to closing that the Offeror or the Purchaser repay such loan (including any required prepayment premium and/or yield maintenance fee) through new financing replacing such loan on equivalent terms and in equivalent amounts at the closing of the sale of such Subject Interest.
          (d) In the event the Offeror proposes to consummate a sale of the Subject Interest to a Purchaser within the time specified and in a manner otherwise consistent with the requirements of Sections 8.5.4(a) and (b) above, the Purchaser shall not be entitled to any benefits or rights under this Agreement or the Operating Property Activity Agreement or the Development Activity Agreement unless and until:
               (i) The Offeree shall reasonably approve the form and content of the instruments of transfer for legal adequacy thereof within thirty (30) days after the delivery to the Offeree of such forms of instruments of transfer (and shall provide detailed objections with respect thereto if Offeree finds such forms inadequate);
               (ii) The Purchaser in writing accepts and adopts all of the terms and conditions of this Agreement and, if applicable, the Operating Property Activity Agreement and the Development Activity Agreement, as the same may have been amended, including, without limitation, the restrictions on transfer set forth in Section 8.1 hereof, and acknowledges that the Offeror’s rights under this Section 8.5 are transferable, but shall not be available for a period of one (1) year, to such Purchaser;
               (iii) The Offeror or the Purchaser, as the case may be, pays all debts of the Offeror then due and payable to the Company, Venture Five, Venture Six or to the Offeree (including interest accrued thereon) and all capital contributions then due and payable by the Offeror to the Company, Venture Five and Venture Six;
               (iv) The Offeror or the Purchaser pays all reasonable expenses incurred by the Offeree from the date the Offeree last declines to purchase the Subject Interest through the date on which the Subject Interest is transferred to the Purchaser, including, without limitation, legal and accounting fees, and pays all costs incurred by the Company, Venture Five and Venture Six, as the result of such transfer, including, without limitation, the cost of preparing and filing any and all tax returns which are required to be filed as a result of such sale;
               (v) If required by the Offeree, the Purchaser delivers an opinion of counsel to the Company, which counsel and opinion are satisfactory to the Offeree, that an exemption from registration or qualification under the Securities Act of 1933, as amended, and under all applicable statutes, rules or laws of any state which may be applicable thereto is available; and
               (vi) The Offeree takes any action required to comply with ERISA.
          (e) In the event the Offeror proposes to consummate a sale of the Subject Interest to a Purchaser within the time specified and in a manner otherwise consistent with the requirements of Section 8.5.4(a) and (b) above, the Offeree shall deliver to the Offeror and Purchaser an estoppel certificate which shall certify (i) a true, correct and complete copy of this Agreement, the Development Activity Agreement and the Operating Property Activity Agreement, together with any and all amendments thereto; and (ii) whether to its knowledge any event of default exists under this Agreement, the Development Activity Agreement and the Operating Property Activity Agreement. Offeree may request that Offeror provide to Offeree a counterpart of such estoppel certificate executed by Offeror as a condition to its delivery thereof.
     8.5.5. Reinstatement of First Offer Procedure. In the event the Offeror fails within the time specified in Section 8.5.4 to consummate such proposed sale, the Offeror shall nonetheless reimburse the Offeree for its above-described costs and shall, prior to any subsequent proposed sale of the Subject Interest be required to extend to the Offeree, and the Offeree shall have, the rights of first offer set forth in this Section 8.5. Except as otherwise permitted by this Agreement, any sale, assignment or other transfer by either Member of its Member Interest or any portion thereof in violation of the restrictions and procedures set forth in this Section 8.5 shall be void.

     8.5.6. No Release of Liability. No Transfer by Prudential of its Member Interest shall relieve Prudential of its unconditional obligation to contribute the Prudential Contribution Amount in full, and Prudential shall remain unconditionally and primarily liable for the obligation to contribute the entire Prudential Contribution Amount to the Company in accordance with the terms of this Agreement as if such Transfer had never occurred.
     Section 8.6 Restraining Order.
     If either Member shall at any time Transfer or attempt to Transfer its Member Interest or part thereof in violation of the provisions of this Agreement and any rights hereby granted, then the other Member shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Transfer set forth in this Agreement.
     Section 8.7 No Termination.
     Neither Member shall Transfer all or any part of its Member Interest to any Person other than the other Member, whether or not the Transfer would otherwise be permitted hereunder, if the Transfer would result in a termination of the Company under Section 708(b)(1)(B) of the Code. At the request of the other Member and as a condition of the consummation of any Transfer of all or any part of a Member Interest to any Person other than the other Member, the Member proposing to Transfer all or any part of its Member Interest shall at its cost provide an unqualified opinion of counsel, which must be reasonably satisfactory to the other Member, that the Transfer would not result in such a termination and, in addition to the other Member’s rights under Section 8.6, the Member proposing to Transfer all or any part of its Member Interest to any party other than the other Member shall indemnify and hold harmless the other Member from and against any and all loss, cost, liability or expense (including, but not limited to, reasonable attorneys’ fees and court costs) which such other Member may suffer if the Transfer would, either by itself or together with any other prior Transfer of a Member Interest in the Company of which the transferring Member has knowledge at the time of the Transfer, cause such a termination.
     Section 8.8 Distribution Rights. At any time after December 31, 2007, CPI shall have the right, in its sole discretion, to periodically request that an Asset owned by Venture Five (or Subsidiary LLC holding such Asset) be distributed in-kind to Prudential. In such event, no interest in such Asset (or Subsidiary LLC) shall be distributed to CPI. In connection with such a distribution, the Fair Market Value of the applicable Asset shall be determined in accordance with Sections 10.1 and 10.2 of this Agreement. The Fair Market Value of such Asset shall be treated as if received as sale proceeds by Venture Five, and Prudential shall pay to CPI an amount equal to such sale proceeds that would have been distributed to CPI pursuant to Section 4.10.2 above (without regard to any retainage for reserves). Notwithstanding the foregoing to the contrary, in the event that CPI so requests the in-kind distribution to Prudential of an Asset

(or the interests in the Subsidiary LLC holding such Asset), Prudential shall have the right, in lieu of such distribution, to cause Venture Five to market such Asset (or the interests in the Subsidiary LLC holding such Asset) for sale to an unrelated third party, and in such event, the net sales proceeds of such transaction shall be distributed to Prudential and CPI in accordance with Section 4.10.2 above. In the event Prudential is unable to close the sale of the Asset (or the interests in the Subsidiary LLC holding such Asset) within three hundred sixty-five (365) days of the notice from Prudential of its election to sell such Asset (or the interests in the Subsidiary LLC holding such Asset), then the Company shall cause the distribution of the Asset (or interests in the Subsidiary LLC holding such Asset) to Prudential as provided in this Section 8.8. If in connection with such in-kind distribution to Prudential of an Asset that at the time of the distribution is branded as an “Avenue” (or a distribution of the interests in the Subsidiary LLC holding such Asset), CPI ceases to manage and lease such Asset within six (6) months after the in-kind distribution, CPI shall be entitled to require that such Asset no longer use the name “Avenue,” and if such Asset is no longer branded as an “Avenue,” then CPI shall pay Prudential for the cost of renaming such Asset, including new signage and marketing materials, in the amount of $150,000 for each such Asset.
     Section 8.9 Right of First Offer on Assets. Prudential, the Company and Venture Five (and the respective Subsidiary LLC’s) have granted to CPI a right of first offer with respect to any proposed sale or disposition of any of the Assets by Venture Five (or interests in the Subsidiary LLC holding any such Asset) or Prudential (if Prudential becomes the sole owner of an Asset (or interests in the Subsidiary LLC holding any such Asset) in a disposition or distribution) pursuant to that certain Right of First Offer Agreement of even date herewith (the “Right of First Offer Agreement”), the terms of which are incorporated herein by this reference. If CPI exercises such right of first offer, then CPI shall either purchase such Asset (or the interests in the Subsidiary LLC holding such Asset) pursuant to the Right of First Offer Agreement or cause a distribution to it of such Asset (or the interests in the Subsidiary LLC holding such Asset). In the event such Asset (or the interests in the Subsidiary LLC holding such Asset) are distributed to CPI, CPI shall pay to Prudential, or cause the Company to distribute to Prudential (out of funds that would otherwise have been distributed to CPI), an amount of cash equal to the amount of sale proceeds that would have been distributed to Prudential had the Asset (or interests in the Subsidiary LLC holding such Asset) been sold for the offer price and the proceeds distributed in accordance with Section 4.10.2 of this Agreement (without regard to any retainage for reserves).
ARTICLE 9
DEFAULT AND DISSOLUTION
     Section 9.1 Events of Default.
          9.1.1 Definitions and Cure Periods. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder on the part of the Member with respect to whom such event occurs (“Defaulter”) if within thirty (30) calendar days following notice of any non-monetary default and if within five (5) calendar days following notice of the non-payment of monies, the Defaulter fails to pay such monies or in the case of non-monetary defaults which can be cured, fails to commence substantial efforts to cure such default or, having commenced to cure, thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided, however, that the occurrence of any of the events described in subparagraphs (c)-(j) and (l) below shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such subparagraph:
          (a) the failure by a Member to make any capital contribution as required pursuant to the provisions of Article 3, except that any Prudential .Additional Contribution Amount shall be subject to the foregoing notice and cure period of five (5) calendar days following notice of the non-payment of monies.
          (b) the violation by a Member of any of the restrictions set forth in Article 8 of this Agreement upon the right of a Member to Transfer its Member Interest;
          (c) institution by a Member of proceedings of any nature under any Laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Member is seeking relief as a debtor;
          (d) a general assignment by a Member for the benefit of creditors;
          (e) the institution by a Member of a case or other proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective;
          (f) the institution against a Member of a case or other proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) calendar days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;
          (g) a proposed plan of arrangement or other action by a Member’s creditors taken as a result of a general meeting of the creditors of such Member;
          (h) the appointment of a receiver, custodian, trustee or like officer, to take possession of assets having a value in excess of $100,000 of a Member if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Member of its obligations under this Agreement, which receivership remains undischarged for a period of ninety (90) calendar days from the date of its imposition;
          (i) admission by a Member in writing of its inability to pay its debts as they mature;

          (j) attachment, execution or other judicial seizure of all or any substantial part of a Member’s assets or of a Member’s Member Interest, or any part thereof, such attachment, execution or seizure being with respect to an amount not less than $100,000 and remaining undismissed or undischarged for a period of fifteen (15) calendar days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by said Member of its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if said Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within fifteen (15) calendar days after the levy thereof and the Member’s assets are thereby released from the lien of such attachment;
          (k) material default in the performance of or failure to comply with any other material agreements, obligations or undertakings of a Member herein contained;
          (l) fraud committed by a Member; and
          (m) material breach of fiduciary duty or material misrepresentation by a Member (other than any misrepresentation which would constitute a breach under the Contribution Agreement) by a Member.
     In determining what is “material” under this Agreement the standard of materiality and “Materiality Thresholds” under the Contribution Agreement shall not be of any relevance. In addition, notwithstanding the exception in subsection (m) of any misrepresentation which would constitute a breach under the Contribution Agreement, CPI and Prudential confirm that as to any such misrepresentation which would constitute a breach under the Contribution Agreement, each Member shall have their respective rights and remedies as therein set forth, subject to the limitations therein set forth.
          9.1.2 Act of Insolvency. The occurrence of any events described in subparagraphs (c)-(j) of Section 9.1.1 shall also constitute an “Act of Insolvency,” as said term is used in this Agreement.
     Section 9.2 Causes of Dissolution and Termination.
     Notwithstanding any contrary provision of the Act, except as set forth in this Article 9 and Article 8, neither Member shall have the right and each Member hereby agrees not to withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Company, except as provided in this Agreement, and neither Member at any time shall have the right to petition or to take any action to subject the Company’s assets or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. The Company shall be dissolved and terminated only upon the earlier occurrence of any of the following events:
          (a) a dissolution of the Company is Approved by the Members;

          (b) the sale or other disposition by the Company of all its interest in both Venture Five and Venture Six.
     Section 9.3 Election of Non-Defaulting Member.
          Upon the occurrence of an Event of Default, the non-defaulting Member (a “Non-Defaulter”) shall be entitled to exercise all rights and remedies against the Defaulter available at law and equity. In addition, the Non-Defaulter at any time following an Event of Default described in subparagraphs (b)-(j) or (l) of Section 9.1.1, and at any time after the seventh anniversary of the Effective Date following any Event of Default, may exercise such Non-Defaulter’s Reorganization Rights under Section 8.3.5 or 8.3.6, as the case may be, regardless of whether a Sale Notice has been given under Section 8.3.5 (in the event Prudential is the Defaulter) or Section 8.3.6 (in the event CPI is the Defaulter); provided, however, that in the event of any Event of Default at any time prior to the seventh anniversary of the Effective Date, the Non-Defaulter may exercise such Non-Defaulter’s Reorganization Rights under Section 8.3.5 or 8.3.6, as the case may be, only:
          (a) if the Non-Defaulter is CPI or a CPI Affiliate or Prudential or a Prudential Affiliate (it being agreed that no Transferee other than such an Affiliate shall be entitled to exercise such right);
          (b) after providing the Defaulter (after expiration of any applicable grace or cure periods provided in Section 9.1.1) with a written notice (the “Reorganization Warning Notice”) marked “Failure to Cure May Result In Exercise of Reorganization Rights” in which the Non-Defaulter specifies the amount of damages it has suffered from the Event of Default and the basis therefore; and
          (c) if the Defaulter fails to either:
               (i) provide an adequate remedy to such default within thirty (30) days after receipt of the Reorganization Warning Notice to the reasonable satisfaction of the Non-Defaulter, or
               (ii) tender to the Non-Defaulter a proposal to remedy such default by the payment of money to the Defaulter to cover damages actually suffered as a result of such Event of Default or such other tender as shall constitute a reasonably adequate remedy for such Event of Default (a “Remedy Proposal”); and thereafter, if a Remedy Proposal is tendered but the Non-Defaulter reasonably determines in good faith that the Remedy Proposal is insufficient, and the Defaulter and Non-Defaulter are not able to agree on an appropriate remedy within 30 days after such determination, the Non-Defaulter shall only have the right to exercise such Non-Defaulter’s Reorganization Rights under Section 8.3.5 or 8.3.6 if (x) the Non-Defaulter first brings an action at law and/or in equity against the Defaulter for such default and the Non-Defaulter receives final judgment (from which no further appeal may be taken) against the Defaulter for an amount of compensatory damages or, as applicable, other remedy, at least 10% in excess of the Remedy Proposal, and (y) the Defaulter fails to pay a penalty to the

Non-Defaulter of 50% of the amount of such judgment, together with the judgment itself within ten (10) days after the date the Non-Defaulter receives final judgment (from which no further appeal may be taken). If pursuant to the foregoing the Non-Defaulter is not entitled to exercise such Non-Defaulter’s Reorganization Rights under Section 8.3.5 or 8.3.6, such determination shall not alter or impair the Non-Defaulter’s other rights and remedies hereunder. In the event there is a litigation that results in the payment when due of such penalty and judgment by the Defaulter, and subsequent thereto there is another litigation against the same Defaulter over a Remedy Proposal arising out of a subsequent Event of Default by the Defaulter and a final judgment (from which no further appeal may be taken) is entered against the Defaulter that is at least 10% in excess of such subsequent Remedy Proposal, the Non-Defaulter shall have the option to reject the penalty payment described hereinabove and to elect to exercise its Reorganization Rights. The right of the Non-Defaulter to institute the Reorganization Rights shall be exercisable by the giving of a Reorganization notice in accordance with Section 8.3.5 or 8.3.6, as the case may be. The “Closing” of any transactions for which such notice is given shall be consummated in accordance with Section 8.3.7. Further, the Non-Defaulter shall be entitled to recover on its own behalf and on behalf of the Company in enforcing the rights and remedies against the Defaulter reasonable attorneys fees and costs; provided, that in any litigation under this paragraph, the prevailing party shall be entitled to recover its reasonable attorney fees.
          Section 9.4 Procedure in Dissolution and Liquidation.
          9.4.1 Winding Up. Upon dissolution of the Company pursuant to Section 9.2 hereof, the Company shall immediately commence to wind up its affairs and the Members shall proceed with reasonable promptness to liquidate the business of the Company and (at least to the extent necessary to pay any debts and liabilities of the Company) to convert the Company’s assets into cash. A reasonable time shall be allowed for the orderly liquidation of the business and assets of the Company in order to reduce any risk of loss that might otherwise be attendant upon such a liquidation.
          9.4.2 Management Rights During Winding Up. During the period of the winding up of the affairs of the Company, the Members shall jointly manage the Company and shall make with due diligence and in good faith all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company assets. Each Member hereby waives any claims it may have against the other that may arise out of the management of the Company by the other, pursuant to this Section 9.4.2, so long as such other Member and its representatives act in good faith.
          9.4.3 [Intentionally Omitted].
          9.4.4 Distributions in Liquidation. The assets of Company shall be applied or distributed in liquidation in the following manner and in the following order of priority:
          (a) First, in payment of debts and obligations of the Company owed to third parties, which shall include either Member as the holder of any secured loan, and to the expenses of liquidation in the order of priority as provided by law; then

          (b) Second, to the setting up of any reserves for a period of up to twelve (12) months which the Management Committee may deem necessary for any contingent or unforeseen liabilities or obligations of the Company; then
          (c) Third, in payment of any unsecured debts or obligations of the Company to either Member;
          (d) Fourth, to the Members pro rata in proportion to the positive balances in their respective Capital Accounts (after such Capital Accounts have been adjusted to reflect any Net Profit, Development Activity Profit, Operating Property Activity Profit, Net Loss, Development Activity Loss or Operating Property Activity Loss, or items of income, gain or loss of the forgoing, to be allocated to the Members in connection with the dissolution and liquidation of the Company pursuant to Article 4 hereof, applied as if all the assets of the Company were sold at Fair Market Value and the proceeds thereof were distributed in accordance with Section 4.10, as modified by Section 9.4.6).
     Losses attributable to the expenditure of funds held under the reserve in Section 9.4.4(b) shall be allocated to each Member to the extent such expenditure will reduce the amount of cash eventually distributed to each Member.
          9.4.5 Non-Cash Assets. Subject to the Approval of the Members, every reasonable effort shall be made to dispose of the assets of the Company, Venture Five (and the Subsidiary LLC’s) and Venture Six so that the distribution may be made to the Members in cash. If at the time of the termination of the Company, the Company, Venture Five or Venture Six owns any assets in the form of work in progress, notes, mortgages, deeds of trust, deeds to secure debt or other non-cash assets, such assets, if any, shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the Fair Market Value of the assets so distributed, which Fair Market Value shall be determined by the applicable Manager, as Approved by the Members (and if not so Approved, by appraisal in the manner described in Section 10.3). In the alternative, the Members may cause the Company to distribute some or all of its non-cash assets to the Members as tenants-in-common, or in such other entity as the Member may agree, subject to such terms, covenants and conditions as the Members may adopt. Each Member’s Capital Account shall be charged or credited, as the case may be, as if each non-cash asset of the Company had been sold for cash at its Fair Market Value (as determined above) and the net gain or loss recognized thereby had been allocated to and among the Members in accordance with Article 4 hereof (as if the proceeds had been distributed in accordance with Section 4.10 as modified by Section 9.4.6).
     9.4.6. Allocation Upon Liquidation. For purposes of the hypothetical sale of assets and distribution of proceeds described in Section 9.4.5 and for the purposes of Section 9.4.4(d), Section 4.10.1 shall be deemed to be modified to delete subsections (b), (c) and (d) thereof and to insert in lieu thereof the following:

          “(b) Second, to Prudential, in an amount which would result in Prudential (and any successors and assigns to whom any portion of Prudential’s Member Development Percentage has been assigned pursuant to Section 8.2.1 and Section 8.5) having received an Internal Rate of Return of 8.5% on its investment in the Member Development Percentage of Prudential (exclusive of the portion of its interests related to Additional Capital Units) (w) using as its initial investment an amount equal to the product of its Member Development Percentage and the Prudential Contribution Amount, (x) with the amounts contributed under the immediately foregoing item “(w)” being treated as contributed at the times such amounts are in fact contributed by Prudential, (y) taking into account all cash distributions and receipts received by Prudential (or any Transferee thereof) in connection with such interest, including, without limitation, any amounts received prior to liquidating distributions under Section 4.9.1(b), 4.9.1(f), 4.10.1(b), 4.10.1(c) and 4.10.1(g), as well as Operating Property Activity Cash Flow otherwise distributable to CPI but actually distributed to Prudential (or any Transferee thereof) under 4.9.2 and (z) disregarding any changes in ownership of the interest, treating the investment as having commenced on the date of the first contribution by Prudential and ending on the date of the last distribution from the Company;
          (c) Third, to CPI, in an amount which would result in CPI (and any successors and assigns to whom any portion of CPI’s Member Development Percentage has been assigned pursuant to Sections 8.2.2 and Section 8.5) having received an Internal Rate of Return of 8.5% on its investment in the Member Development Percentage (exclusive of the portion of its interests related to Additional Capital Units), (x) using as its initial investment an amount equal to the product of its Member Development Percentage and the Prudential Contribution Amount, (y) taking into account all cash distributions and receipts received by CPI (or any Transferees thereof) in connection with such interest, including without limitation, any amounts received prior to liquidating distributions under Section 4.9.1(c), Section 4.9.1(e), Section 4.9.1(f), Section 4.10.1(b), Section 4.10.1(d) and Section 4.10.1(g) (but not any amounts received under Section 4.9.1(d), Section 4.10.1(e) or Section 4.10.1(f)), and (z) disregarding any changes in ownership of the interest, treating the investment as having commenced on the Effective Date and ending on the date of the last distribution from the Company.
          (d) [Intentionally Omitted]”
     Section 9.5 Disposition of Documents and Records.
     All Documents of the Company shall be retained by a party mutually acceptable to the Members upon termination of the Company for a period of not less than three (3) years after filing of the Company’s final income tax return with the Internal Revenue Service. The costs and expenses of personnel and storage costs associated therewith shall be shared by the Members equally. The Documents shall be available during normal business hours to all Members for inspection and copying at such Member’s cost and expense. If either Member for any reason ceases as provided herein to be a Member at any time prior to termination of the Company (“Non-Surviving Member”), and the Company is continued without the Non-Surviving Member, the other Member (“Surviving Member”) agrees that the Documents of the Company up to the date of the termination of the Non-Surviving Member’s interest shall be maintained by the

Surviving Member, its successors and assigns, for a period of not less than three (3) years after the filing of the annual income tax return with the Internal Revenue Service for the last period that allocations of Company Net Profit or Loss, Development Activity Profit or Loss or Property Activity Profit or Loss are made to such Member; provided, however, that if there is an Internal Revenue Service examination or audit or any audit or examination under ERISA or under the New Jersey Commissioner of Insurance or other applicable governmental authority, or notice thereof, which requires access to the Documents, the Documents shall be retained until the examination or audit is completed and any tax liability finally determined, and provided further, the Non-Surviving Member shall reimburse the Surviving Member for one-half of personnel and storage costs associated herewith. The Documents shall be available for inspection, examination and copying by the Non-Surviving Member or its representatives upon reasonable notice in the same manner as herein provided during said three (3) year period.
     Section 9.6 Date of Termination.
     The Company shall be terminated when its cash and other assets have been applied and distributed in accordance with the provisions of Section 9.4.4. The establishment of any reserves in accordance with the provisions of Section 9.4.4 shall not have the effect of extending the Term of the Company, but any unexpended reserve amount shall be distributed in the order and priority provided in such Section upon expiration of the period of such reserves.
ARTICLE 10
APPRAISAL
     Section 10.1 General.
     Whenever this Agreement provides either (i) for the valuation of a Member’s interest in the Company, Venture Five or Venture Six to be purchased or sold or (ii) for the Company’s assets or those of Venture Five (including the Subsidiary LLC’s) or Venture Six to be valued at fair market value, the value of such interest or assets shall be determined as follows. The parties shall first attempt to agree upon such Fair Market Value, and if the Fair Market Value is not Approved by the Members within thirty (30) days, then either Member may require by written notice to the other Member that each Member obtain and deliver to the other Member an appraisal of the Fair Market Value of such Asset, Project or other asset prepared by an MAI appraiser, investment banker, or other Person who shall have substantial experience in valuing commercial real estate and interests therein within thirty (30) days after such written request. Thereafter, if within thirty (30) days after the receipt of each Member’s appraisal of such Asset, Project or other asset the Fair Market Value has not been Approved by the Members, the Fair Market Value shall be determined as set forth in Section 10.2. The “Fair Market Value” of the Company or all its assets shall mean the cash price which a purchaser would pay on the effective date of the appraisal for all assets of the Company in excess of the debts and liabilities of the Company, such valuation to be made on the assumption that such assets are subject to any applicable agreements relating to the assets, including leases and development, management and service agreements then in effect. The “Fair Market Value” of Venture Five or Venture Six or all of their respective assets shall mean the cash price which a purchaser would pay on the effective date of the appraisal for all assets of the particular entity in excess of the debts and liabilities of such entity, such valuation to be made on the assumption that such assets are subject to any applicable agreements relating to the assets, including leases and development, management and service agreements, then in effect. In any such process to determine “fair market value” or “Fair Market Value” by the Members, each Member shall provide to the other Member upon request, copies of or access to (including the right to make copies of), all such information in the possession or control of such Member or the Company, with respect to such matters as the other Member may reasonably request. The “Fair Market Value” of an interest in the Company, including any Developer Units, Additional Capital Units and any interest in Venture Five or Venture Six, shall mean the amount which would be distributed by the Company and/or Venture Five or Venture Six, as applicable, to the Member holding such interest pursuant to Section 9.4.4 of this Agreement, and/or Section 9.4.4 of the Operating Property Activity Agreement or Development Activity Agreement, as applicable, were the Company and/or Venture Five (including the Subsidiary LLC’s) or Venture Six, as applicable, dissolved, liquidated and terminated as of the effective date of the determination based upon the Fair Market Value of the Company and/or Venture Five (including the Subsidiary LLC’s) or Venture Six, as applicable, using such appraised Fair Market Value of the Company, and of the Assets or Projects of Venture Five or Venture Six, as applicable, as the amount available for distribution pursuant to said Section 9.4.4 of the applicable agreement. For purposes of implementing the provisions of Sections 8.3.5, 8.3.6 or 8.4, the Fair Market Value of an interest directly held in Venture Five (and the Subsidiary LLC’s) or Venture Six shall be determined using the same methodology. In making the determination of Fair Market Value, there shall be no discount for lack of marketability of an interest in the Company or Venture Five or Venture Six (but such determination shall take into account marketability issues with respect to the condition of the underlying Assets or properties) or for a minority interest or for any premium due to a majority interest.
     Section 10.2 Appraisal Procedure.
     If the Members are unable to mutually agree upon Fair Market Value within thirty (30) calendar days after the expiration of the time periods set forth in Section 10.1, such value shall be settled by arbitration in Atlanta, Georgia in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a single arbitrator who shall be mutually selected by CPI and Prudential and who shall be an MAI appraiser, investment banker, or other Person who shall have substantial experience in valuing commercial real estate and interests therein. Each Member shall be required as part of the arbitration of Fair Market Value to present its proposed Fair Market Value to the arbitrator, who, in making his decision, shall be required to select that proposal which is the closest to the arbitrator’s view of Fair Market Value. If the Members are unable to agree upon an arbitrator within 30 days of notice by either party to the other, then at the written request of either party, the Members shall each select one arbitrator within 30 days of receipt of such request, and the two arbitrators so selected shall appoint the arbitrator to make the determination under this Section 10.2 within thirty (30) calendar days after so being appointed. In the event a party fails to appoint its arbitrator in accordance with the preceding sentence, the arbitrator appointed by the other party shall be the arbitrator for purposes of settling the dispute which is the subject of such arbitration. The determination by the arbitrator shall be final and binding on the Members and may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrators and all other expenses of the arbitration shall be paid by the party whose proposed Fair Market Value was not selected in such arbitration.
     Section 10.3 Appraisal of Non-Cash Assets.
     The procedures set forth in Sections 10.1 and 10.2 for determining the Fair Market Value of the Company shall also be followed in determining the Fair Market Value of non-cash assets of the Company as described in Section 9.4.5; provided, however, that all references in Sections 10.1 and 10.2 to the Fair Market Value of the Company shall, for purposes of this Section 10.3, be deemed to be references to the Fair Market Value of such non-cash assets.
ARTICLE 11
GENERAL PROVISIONS
     Section 11.1 Notices.
     Any notice, consent, approval, or other communication which is provided for or required by this Agreement must be in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), or (d) by telecopying to the telecopy number listed below or by emailing to the email addresses listed below (provided that a copy of such notice is also delivered within 24 hours to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender. Any such notice or other written communications shall be deemed received by the party to whom it is sent (i) in the case of personal delivery, on the date of delivery to the party to whom such notice is addressed as evidenced by a written receipt signed on behalf of such party, (ii) in the case of courier delivery, the date receipt is acknowledged by the party to whom such notice is addressed as evidenced by a written receipt signed on behalf of such party, (iii) in the case of mailing upon the earlier of actual receipt or three days after mailing, and (iv) in the case of delivery by telecopy or email, upon receipt of confirmation of delivery. For purposes of notices, the addresses of the parties hereto shall be as follows, which addresses may be changed at any time by written notice given in accordance with this provision:

If to Prudential:	The Prudential Insurance Company of America
Two Ravinia Drive, Suite 400
Atlanta, Georgia 30346-2110
Attention: Managing Director, Transactions (Dale H.
Taysom), and Mark W. Seedorff and Whitney W. Lewallen
Telephone No.: (770) 395-8654 (Seedorf: 8615, Lewallen:
8616)
Telecopy No.: (770) 399-5363
Email Address: dale.taysom@prudential.com
(mark.seedorff@prudential.com;
whitney.lewallen@prudential.com)

With a copy to:	The Prudential Insurance Company of America
Two Prudential Plaza, Suite 3275
Chicago, Illinois 60601
Attention: Vice President, Asset Management (Lawrence Frank)
Telephone No.: (312) 861-4811
Telecopy No.: (312) 861-4957
Email: lawrence.frank@prudential.com

With a copy to:	The Prudential Insurance Company of America
PREI Law Department
8 Campus Drive, 4th Floor, Arbor Circle South
Parsippany, New Jersey 07054-4493
Attention: James N. Marinello, Esq.
Telephone No.: (973) 683-1718
Telecopy No.: (973) 683-1788
Email: james.marinello@prudential.com

With a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Albert E. Bender, Jr.
Telephone No.: (404) 881-7385
Telecopy No.: (404) 253-8484
Email: bbender@alston.com

If to CPI:	Cousins Properties Incorporated
2500 Windy Ridge Parkway, Suite 1600
Atlanta, Georgia 30339-5683
Attention: Corporate Secretary
Telephone No.: (770) 955-2200
Telecopy No.: (770) 857-2360
Email: robertjackson@cousinsproperties.com ;
craigjones@cousinsproperties.com; and
corporatesecretary@cousinsproperties.com

With a copy to:	Troutman Sanders LLP
Bank of America Plaza
600 Peachtree Street N.E.
Suite 5200
Atlanta, Georgia 30308-2216
Attention: Richard H. Brody
Telephone No.: (404) 885.3109
Telecopy No.: (404) 962-6514
Email: richard.brody@troutmansanders.com
Failure of, or delay in delivery of any copy of a notice or other written communication shall not impair the effectiveness of such notice or written communication given to any party to this Agreement as specified herein.
               Section 11.2 Entire Agreement.
     This Agreement (including all Exhibits referred to herein and attached hereto, which Exhibits are part of this Agreement for all purposes), the Development Activity Agreement, the Operating Property Activity Agreement, the Contribution Agreement and related written agreements contemporaneously entered into by the Members, the Company, Venture Five and Venture Six, contains the entire understanding between the Members and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the Members relating to the subject of this Agreement which are not fully expressed herein or in such agreements.
     Section 11.3 Severability.
     This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable Laws of the State of Delaware. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law; provided, however, that the above-described invalidity or unenforceability does not diminish in any material respect the ability of the Members to achieve the purposes for which this Company was formed.
     Section 11.4 Successors and Assigns.
     Subject to the restrictions on Transfer set forth in Article 8, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.
     Section 11.5 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
     Section 11.6 Additional Documents and Acts.
     In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions.
     Section 11.7 Interpretation.
     This Agreement and the rights and obligations of the respective parties hereunder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware.
     Section 11.8 Terms.
     Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or Laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.
     Section 11.9 Amendment.
     This Agreement may not be amended, altered or modified except by instrument in writing and signed by all of the Members.
     Section 11.10 References to this Agreement.
     Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and Exhibits thereto unless the context shall clearly indicate or require otherwise.

     Section 11.11 Headings.
     All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.
     Section 11.12 No Third Party Beneficiary.
     This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other Person whatsoever shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     Section 11.13 No Waiver.
     No consent or waiver, either expressed or implied, by any Member to or of any breach or default by any other Member in the performance by such other Member of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member under this Agreement. Failure on the part of any Member to complain of any act or failure to act of any other Member, failure on the part of any complaining Member to continue to complain or to pursue complaints with respect to any act or failure to act of any other Member, or failure on the part of any Member to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of the rights and remedies thereof under this Agreement or otherwise at law or in equity.
     Section 11.14 Expenses; No Brokers.
          (a) Each Member shall pay for its own professional fees and due diligence expenditures in connection with this Agreement and the transactions contemplated hereby, including attorneys, accountants, advisors, surveyors and engineers. Closing and related costs shall be borne by the Members pursuant to the terms of the Contribution Agreement.
          (b) Each of the Members hereto represents and warrants to each other Member that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on such Member’s behalf upon entering into this Agreement or any transaction contemplated hereby. Each Member hereby indemnifies the other from and against any and all loss, cost, cost and expense (including reasonable attorneys’ fees) arising from or related to claims for brokerage or similar fees by any Person claiming to have dealt with the indemnifying Member.
     Section 11.15 Time of Essence. Time is of the essence of this Agreement.

     Section 11.16 Confidentiality and Public Announcements. No public announcements regarding the subject matter of this Agreement shall be made by a Member without the prior, written consent of the other Member (except and to the extent any such disclosure may be required by applicable law or regulation). Any press release and other public notice to be released by a Member hereto disclosing the consummation of the transactions contemplated hereby shall first be submitted to the other Member for review and comment to the extent reasonably practicable, and the Members shall reasonably cooperate in addressing the concerns of the other Member with respect to the nature and content of such disclosure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized corporate offices, each on the day and year first above written.

PRUDENTIAL:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By:

Title:

[CORPORATE SEAL]

CPI:

COUSINS PROPERTIES INCORPORATED

By:

Title:

[CORPORATE SEAL]

EXHIBIT E
MAJOR DECISIONS
No act shall be taken, sum expended, decision made or obligation incurred by the Company or a Member with respect to a matter within the scope of any of the Major Decisions enumerated below (the “Major Decisions”), unless each Major Decision has been Approved by the Members or Approved by the Management Committee. Failure of the Members or Management Committee to approve a Major Decision shall result in no action taken on behalf of the Company with respect to such matter. Except as expressly provided below, the Major Decisions do not include actions by Venture Five or Venture Six.
With respect to the Major Decisions,
     (a) either Member, or the Member having the right of approval, as the case may be, may withhold its approval for any reason, or for no reason, in its sole and complete discretion, without regard to whether the withholding of such approval is unreasonable or arbitrary; and
     (b) notwithstanding any provision of the Agreement, a Member, with respect to which an Event of Default exists (i.e., a Defaulter), will continue having the right of approval notwithstanding the uncured Event of Default.
The Major Decisions are:
     (1) admission of any new Member(s) to the Company or to Venture Five (or to any Subsidiary LLC) or Venture Six, except in accordance with Section 3.5 or Article 8 of the Agreement.
     (2) changing the name of the Company.
     (3) acquiring property, real or personal, or any interest therein, on behalf of the Company, other than the Development Activity Interest and the Operating Property Activity Interest.
     (4) authorizing or permitting Venture Five (or any Subsidiary LLC) to acquire or invest in, directly or indirectly, any real estate project or venture other than the Assets or any asset acquired pursuant to a like-kind exchange of an Asset permitted under Article 8 of the Agreement.
     (5) the Transfer by either Member of its Member Interest or other rights or interests which are derived by it under the Agreement, or any rights or interests in Venture Five (or any Subsidiary LLC) or Venture Six, or any part thereof or any interest therein, except as expressly permitted by Article 8 of the Agreement, or by the provisions of the Development Activity Agreement or the Operating Property Activity Agreement.
     (6) except as expressly permitted by the Agreement, including, without limitation, Section 3.5 and Section 6.1.2 of the Agreement:
     (i) borrowing, or committing to borrow, money, whether on a secured or unsecured basis;
     (ii) executing any promissory note or other evidence of indebtedness, any security interest or other encumbrance on either the Development Activity Interest or Operating Property Activity Interest, which secures debt (or any part thereof or any interest therein), or any guarantee or the like;
     (iii) modifying, amending, prepaying, increasing, renewing, extending or consolidating any borrowing (or loan document evidencing or securing the borrowing) which, when obtained, was either approved or required to be approved under this paragraph (6); or
     (iv) refinancing or otherwise replacing any borrowing which, when obtained, was either approved or required to be approved under this paragraph (6).
     (7) except pursuant to Article 8 of the Agreement, selling, exchanging or otherwise transferring or disposing of the Development Activity Interest or the Operating Property Activity Interest, or any part thereof or any interest therein, to any other Person.
     (8) diluting the Member Development Percentage, the Member Property Percentage or Percentage Interest of either Member, or except as permitted by Section 3.5.
     (9) authorizing or permitting the Company to enter into any joint venture, partnership, limited liability company, corporation or other entity with any other Person.
     (10) except for purposes of implementing Section 6.1.2(d) as determined by Development Manager in its sole discretion, entering into, or authorizing Venture Five (or any Subsidiary LLC) or Venture Six to enter into, any merger agreement with respect to the Company, Venture Five (or Subsidiary LLC) or Venture Six with any other limited liability company, partnership, corporation or other entity.
     (11) except as expressly permitted by Section 8.3.1, approving, or authorizing the Company or Venture Five (or Subsidiary LLC) to approve, any sale or other disposition of any Asset prior to the end of the applicable Lock-Out Period for such Asset.

     (12) except as provided in Section 6.10(b), removal of the Development Manager, Operating Property Manager or Administrative Manager.
     (13) amending the Operating Property Activity Agreement or the Development Activity Agreement, except to the extent that express authority to amend is granted pursuant to Section 3.5 or Section 6.1.2(d) of the Agreement.
     (14) dissolving and winding up Venture Five (or any Subsidiary LLC, unless such dissolution effects a transfer to Venture Five of title to any assets held by such Subsidiary LLC) or Venture Six, except that the written direction or consent of CPI shall not be required with respect to Venture Five (or any Subsidiary LLC) if CPI is a Defaulter under any of Subparagraphs 9.1.1(c)-(j) or (l) of this Agreement at such time and such dissolution is conducted in accordance with Article 9 of the Operating Property Activity Agreement, and except that the written direction or consent of Prudential shall not be required with respect to Venture Six if Prudential is a Defaulter under any of Subparagraphs 9.1.1(c)-(j) or (l) of this Agreement at such time and such dissolution is conducted in accordance with Article 9 of the Development Activity Agreement.
     (15) instituting proceedings to adjudicate Venture Five (or any Subsidiary LLC) or Venture Six a bankrupt, or consenting to the filing of a bankruptcy proceeding against Venture Five (or any Subsidiary LLC) or Venture Six, or filing a petition or answer or consent seeking reorganization of Venture Five (or any Subsidiary LLC) or Venture Six under the Bankruptcy Code or any other similar applicable federal, state or foreign law, or consenting to the filing of any such petition against Venture Five (or any Subsidiary LLC) or Venture Six, or consenting to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Venture Five (or any Subsidiary LLC) or Venture Six or of their property, or making an assignment for the benefit of creditors of Venture Five (or any Subsidiary LLC) or Venture Six, or admitting in writing Venture Five’s (or any Subsidiary LLC’s) or Venture Six’s inability to pay their debts generally as they become due.
     (16) changing the nature of the business of Venture Five (or any Subsidiary LLC) or Venture Six from a business consistent with a “real estate operating company” within the meaning of the Plan Asset Regulations.
     (17) making any income tax election or choice of method for tax purposes or taking such other action as may affect or alter the federal income tax treatment of Venture Five (or any Subsidiary LLC).
     (18) terminating any Management and Leasing Agreement prior to the fourth (4th) anniversary of the Effective Date except (A) in accordance with the terms thereof, or (B) in respect of any Asset (or Subsidiary LLC that holds such Asset) that is sold by Venture Five or distributed in-kind (or the interest in the Subsidiary LLC that owns such Asset is distributed) to Prudential by the Company; provided, however, that in the case of clause (B) hereof, the Management and Leasing Agreements shall remain in full force and effect with respect to the other Assets.